As filed with the Securities and Exchange Commission on September 11, 2006

Registration Number 333-133877

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO 5. TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

El Pollo Loco Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	13-4092106 (I.R.S. Employer Identification Number)

3333 Michelson Drive, Suite 550
Irvine, California 92612
(949) 399-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Pamela R. Milner, Esq.
Senior Vice President, General Counsel and Secretary
El Pollo Loco Holdings, Inc.
3333 Michelson Drive, Suite 550
Irvine, California 92612
(949) 399-2000
(949) 251-1703 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000 (212) 735-2000 (facsimile)	Michael J. Schiavone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000 (212) 848-7179 (facsimile)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Preliminary Prospectus dated September 11, 2006

PROSPECTUS

           Shares

El Pollo Loco Holdings, Inc.

Common Stock

      El Pollo Loco Holdings, Inc. is offering          shares of our common stock in an underwritten offering. This is our initial public offering and no public market currently exists for our common stock. We anticipate the public offering price will be between $     and $     per share. After this offering, the market price for our common stock may be outside this range.

      We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol “LOCO.”

      Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to us	$	$

      We have granted the underwriters the right to purchase up to             additional shares of common stock at the initial public offering price less the underwriting discount to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares of common stock will be ready for delivery on or about             , 2006.

Banc of America Securities LLC	Merrill Lynch & Co.

Goldman, Sachs & Co.

Piper Jaffray	RBC Capital Markets

The date of this prospectus is             , 2006.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

NON-GAAP FINANCIAL MEASURES

      Restaurant-level cash flow and restaurant-level cash flow margins, as presented in this prospectus in respect of company-operated restaurants, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States, or GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

      Restaurant-level cash flow for company-operated restaurants represents restaurant-level revenue less product cost, payroll and benefits and restaurant other operating expense. We present restaurant-level cash flow margin, which is calculated as a percentage of restaurant revenue, as a further supplemental measure of the performance of our company-operated restaurants. We measure each of our company-operated restaurants relative to other company-operated restaurants, in part on the basis of restaurant-level cash flow. We believe that analysts and investors consider similar measures of performance in evaluating other restaurant companies.

      In addition, because we do not include general and administrative expense in our computation, restaurant-level cash flow and restaurant-level cash flow margin does not reflect all the costs of operating the restaurants as if they were each a stand-alone business unit. General and

i

administrative expense includes significant expenses necessary to manage a multiple-restaurant operation, certain of which, such as financing, payroll administration, accounting and bookkeeping, legal and tax expenses, would also be required of a typical stand-alone restaurant operation. For a reconciliation of restaurant-level cash flow to net income (loss), see “Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

      In this prospectus, unless the context otherwise requires:

•	“we,” “us,” “our” or “Holdings” refers collectively to El Pollo Loco Holdings, Inc. (formerly known as EPL Holdings, Inc.), the issuer of the common stock in this offering, and its subsidiaries;

•	“Intermediate” refers to our direct, wholly owned subsidiary, EPL Intermediate, Inc.;

•	“EPL” or “El Pollo Loco” refers to El Pollo Loco, Inc., which does not have any subsidiaries and is Intermediate’s sole subsidiary;

•	“Trimaran” refers to Trimaran Capital Partners;

•	“LLC” refers to Trimaran Pollo Partners, L.L.C., an affiliate of Trimaran and the majority stockholder of CAC;

•	“Trimaran Fund Management” refers to Trimaran Fund Management, L.L.C., an affiliate of Trimaran;

•	“CAC” refers to Chicken Acquisition Corp., which prior to the completion of the mergers described under “The Transactions” is our ultimate parent company and is controlled by LLC;

•	“CSC” refers to Chicken Subsidiary Corp., which prior to the completion of the mergers described under “The Transactions” is a wholly owned subsidiary of CAC and is our immediate parent company;

•	“our restaurant system” refers to both company-operated and franchised restaurants, and the number of restaurants presented in our restaurant system, unless otherwise indicated, is as of June 28, 2006;

•	“our restaurants” or results or statistics attributable to one or more restaurants without expressly identifying them as company-operated, franchised or the entire restaurant system refers to our company-operated restaurants only;

•	“system-wide sales” refers to restaurant-level sales for company-operated restaurants plus sales reported to us by our franchisees; and

•	“pollo” is Spanish for chicken.

      We use a 52- or 53-week fiscal year ending on the last Wednesday of each calendar year. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Approximately every six or seven years a 53-week fiscal year occurs. Fiscal 2003, which ended December 31, 2003, was a 53-week fiscal year. Fiscal 2001, 2002, 2004 and 2005 were 52-week fiscal years.

ii

SUMMARY

      This summary highlights information contained in other parts of this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision.

Our Company

      El Pollo Loco, Spanish for “The Crazy Chicken” and pronounced “L-Po-yo Lo-co,” is the nation's leading restaurant concept specializing in flame-grilled chicken. We strive to be the consumer's top choice for flavor by serving high-quality meals, featuring our authentic, marinated, flame-grilled chicken. Our distinct menu, inspired by the kitchens of Mexico, along with our service format and price points, serves to differentiate our unique brand concept. We are strategically positioned to straddle the quick service restaurant, or QSR, and fast casual segments of the restaurant industry. We offer high-quality, freshly-prepared food commonly found in fast casual restaurants while at the same time providing the value and convenience typically available at traditional QSR chains. This positioning allows us to appeal to a broad range of consumers and to achieve a balanced mix between lunch and dinner sales. As a result, our company-operated restaurants generated an average unit volume, or AUV, of $1.6 million and an average check of $8.90 in fiscal 2005. When compared with QSR chains, our system-wide AUV ranked fourth nationwide in 2005 according to Nation's Restaurant News, an industry publication, and we believe that our average check is higher than that of the typical QSR chain. We have also achieved strong same-store sales growth, with our restaurants system-wide demonstrating annual average same-store sales growth of 5.4% since 2000 and system-wide same-store sales growth of 8.2% for fiscal 2005.

      Our menu features our authentic flame-grilled chicken and includes approximately 50 items ranging in price from $1.00 to $22.49, most of which we prepare from scratch using fresh, high-quality ingredients. We serve a variety of individual and family-size chicken meals, which include flour or corn tortillas, freshly-prepared salsas and a variety of side orders. In addition, we offer a wide variety of contemporary, Mexican-inspired entrees, featuring our signature marinated, flame-grilled chicken as the central ingredient, including our specialty Pollo Bowl®, Pollo Salads, signature burritos, chicken quesadillas, chicken tortilla soup and chicken tacos. Our individual and family-size meals appeal to customers for restaurant dining or take-out during dinner time, while our more portable entrees appeal to customers at lunch time or on the go. Our high-quality, flavorful food has broad appeal, and as a result, the customer base of each of our restaurants typically reflects the demographics of its surrounding area.

      As of June 28, 2006, our restaurant system consisted of 146 company-operated and 195 franchised restaurants located primarily in California, with additional restaurants in Arizona, Nevada, Texas and Illinois. On November 18, 2005, we were acquired by CAC, a company controlled by Trimaran. Prior to CAC's acquisition of us, from December 30, 2004 to November 17, 2005 we had total revenue of $210.9 million, operating income of $19.9 million and net loss of $11.2 million. Subsequent to CAC's acquisition of us, from November 18, 2005 to December 28, 2005 we had total revenue of $26.3 million, operating income of $2.4 million and net loss of $588,000. After giving effect to CAC's acquisition of us and the financing transactions related to that acquisition and this offering and the transactions related to this offering as if all of these transactions occurred on December 30, 2004, for fiscal 2005 we would have had total revenue of $          million, operating income of $          million and net income (loss) of $          million. See “Unaudited Pro Forma Financial Information.”

Business Strengths

      Our Passion for Perfect Pollo. Our signature flame-grilled chicken is the cornerstone of our menu and our brand. We marinate fresh chicken in an authentic blend of citrus juice and spices in a specialized tumbler to ensure consistency and to maximize flavor. Our trained grill masters flame-grill the marinated chicken, giving it a crisp skin and golden-brown color, right in front of our customers. We believe our singular focus on delivering perfect chicken, from senior management down, creates loyalty and enthusiasm for our product and our brand among our customers and employees.

      Unique Brand Concept with Broad Appeal. We have strategically positioned our brand between the QSR and fast casual segments of the restaurant industry. We believe our flame-grilled cooking method and high-quality food made fresh-to-order set us apart from our QSR competition, while our convenience and value proposition differentiate us from our fast casual competition. As a result, we believe that our brand concept appeals to a wide variety of consumers across different ethnic, age and income demographics, giving us access to an extensive number of markets and increasing the number of locations within each market in which our restaurants can successfully operate.

      Strong Restaurant-Level Profitability. Since opening our first restaurant over 25 years ago, we have grown to be the leader in the chicken QSR market for the greater Los Angeles area, where our restaurants achieved an estimated 43% market share in 2005, according to Restaurant Trends, a restaurant industry trade publication. Our company-operated restaurants generated an AUV of $1.6 million in 2005. Our balanced mix of business between lunch and dinner is an important driver of our strong restaurant-level profitability, with company-operated restaurants averaging restaurant-level cash flow margins of 22% and 23% for fiscal 2004 and fiscal 2005, respectively. In addition, our high AUV and restaurant-level profitability facilitate a strong return on invested capital for new company-operated and new franchised restaurants.

      Favorable Position with Respect to Industry and Demographic Trends. We believe we are well-positioned to benefit from several fundamental trends within the restaurant industry and the U.S. population, including:

•	increased expenditure on food consumed away from home and increased consumption of freshly-prepared food brought home;

•	rapid growth of ethnic food sales;

•	ongoing increase in chicken consumption as consumers continue to place a high priority on the importance of eating a healthy, lower-fat diet; and

•	continued rapid growth of the Hispanic population, which is our largest customer segment.

      Strong and Growing Franchise Base. As of June 28, 2006, approximately 57% of our restaurants were franchised and our existing franchise base consisted of many successful, long-standing, multi-unit restaurant operators with 76% of our franchised restaurants owned and operated by franchisees who have been with us for more than 10 years. Since we initiated our franchise growth strategy in June 2003, we have targeted certain areas outside our Southern California market as dedicated franchise development areas and have signed agreements with a number of experienced, multi-unit restaurant operators to open franchise units in California, Colorado, Washington, Arizona, Texas, Missouri, Illinois, Georgia, Virginia and the six New England states. To date, we have received commitments to open 106 restaurants, 10 of which have already opened.

      Scalable Infrastructure and Enhanced Brand Image. Since Stephen E. Carley, our President and Chief Executive Officer, joined us in 2001, our management team has focused on driving operational improvements and upgrading our brand image to improve our competitiveness and position us for future growth. Since the beginning of 2001, we have taken the following steps:

•	invested approximately $19.0 million in capital to remodel substantially all of our company-operated restaurants, upgrade our technology platform and install new kitchen equipment, primarily to correct historical under-investment by our former parent company;

•	enhanced our logo, menu format, product offering and restaurant design;

•	strengthened our infrastructure through investments to improve customer service, enhance the restaurant oversight process and upgrade our training programs; and

•	enhanced the overall quality of our franchise base by focusing on experienced, well-capitalized operators interested in developing multiple restaurants.

      Experienced Management Team. Our executive management team has extensive restaurant industry experience in addition to a significant multi-industry foundation in consumer marketing, operations and finance, having held key positions at leading food service businesses including PepsiCo Inc., Taco Bell Corp., Applebee's International, Inc., McDonald's Corporation and CKE Restaurants, Inc. Members of our management team were instrumental in the growth of several publicly-traded restaurant concepts prior to their tenure with us.

Growth Strategy

      Increase Same-Store Sales. We have a strong track record of growing our same-store sales through a balanced mix of increasing customer traffic and average check. We will continue to drive same-store sales growth by:

•	Increasing Traffic. We intend to continue to increase traffic and transaction volume by introducing new items that complement our product base and by promoting menu items designed to deliver value in a highly competitive marketplace.

•	Increasing Average Check. We plan to increase the average customer check by selling add-on menu items, introducing new products with higher price points, selectively increasing prices on existing menu items and adjusting our menu board to encourage customers to select higher-priced menu items.

•	Executing Our Targeted Marketing Plan. Our empirical, data driven approach to marketing helps us to determine optimal pricing strategies, introduce products that reflect customer taste preferences and target advertising based on demographic profiles.

•	Enhancing Speed of Service. We currently have several initiatives to improve the speed of service for our customers, including the implementation of an improved labor scheduling system, a drive-thru timing reporting system, an additional register at each drive-thru location and a speed of service guarantee.

•	Developing Our Catering Business. We recently have begun to offer enhanced catering services at select locations and intend to introduce these services throughout our system, at both company-operated and franchised restaurants.

      Increase Penetration of Existing Markets. We will continue to open new company-operated and franchise restaurants in our existing markets, including California, Nevada, Arizona and Texas. We have a significant presence in the greater Los Angeles area, and we continue to believe that a significant opportunity for new store growth remains in all of our markets. Our strategy is to develop new company-operated restaurants in the greater Los Angeles area, Las Vegas and Fresno, California, and to partner with experienced, multi-unit restaurant operators in all other regions. Our extensive operational and site selection expertise in the greater Los Angeles area, Las Vegas and Fresno, create a strong platform on which to profitably grow our company-operated restaurant base. By partnering with experienced operators outside these areas, we expect to be able to leverage local operational and real estate expertise to generate high margin royalty revenue with limited capital investment on our part. To date, we have signed franchise development agreements with 14 franchisees to open an additional 52 restaurants in our existing markets, the majority of which we expect will open by 2009.

      Develop New Markets with Experienced Local Operators. We believe that our distinct product offering and unique concept will appeal to consumers in numerous expansion markets throughout the United States. We are currently legally authorized to market franchises in all 50 states and are pursuing opportunities in those states. Our approach to developing new markets involves the identification of an experienced, local multi-unit operator, followed by a rigorous analysis of market potential before we enter into a development agreement. To date, we have signed development agreements with 9 franchisees to open an additional 61 restaurants in Illinois, the six New England states, Missouri, Georgia, Virginia, Colorado and Washington, the majority of which we expect will open by 2009.

      Increase Our Profitability. Over the past several years we significantly improved our operations and implemented cost controls that led to increased restaurant-level profitability. We have identified several opportunities to continue to increase our operational efficiency and reduce our costs, including:

•	Improve Restaurant Operations. We intend to continue to improve restaurant operations through the use of our rigorous scorecard system and by implementing new information technology initiatives.

•	Leverage Our Existing Infrastructure. Our infrastructure is sufficient to support substantial growth without further additional expense, and as a result, we anticipate driving increasing operating leverage over time as we expect our sales to grow faster than our general and administrative expenses.

•	Grow High Margin Franchise Revenue. Our growth strategy, which emphasizes franchise development, is expected to increase the percentage of our total revenue generated from high margin franchise royalties and is expected to increase our profitability.

Risk Factors

      Our growth strategies discussed above are subject to certain factors that could negatively impact our successful implementation of these growth strategies in the future. These factors, which are more fully set forth in “Risk Factors,” include:

•	food-borne illness incidents and negative publicity could reduce our restaurant sales;

•	the prospect of a pandemic spread of avian flu could adversely affect our business;

•	increases in the cost of chicken could materially adversely affect our operating results;

•	as most of our restaurants are concentrated in the greater Los Angeles area, our business is highly sensitive to events and conditions in the greater Los Angeles area;

•	our growth strategy depends in part on opening restaurants in new and existing markets and expanding our franchise system, and we may be unsuccessful in opening new restaurants or establishing new markets, which may adversely affect our growth;

•	we rely in part on our franchisees, and if our franchisees cannot develop or finance new restaurants or build them on suitable sites or open them on schedule, our growth and success may be affected;

•	our franchisees could take actions that harm our business;

•	our substantial level of indebtedness could materially and adversely affect our business, financial condition and results of operations;

•	if we or our franchisees face labor shortages or increased labor costs, our growth and operating results could be adversely affected; and

•	we are and could become a party to litigation claims that could materially and adversely affect our business, financial condition, results of operations or cash flows by distracting management, increasing our expenses or subjecting us to potential money damages and other penalties.

      See “Risk Factors” for a more detailed discussion of these and other factors you should carefully consider before deciding to invest in shares of our common stock.

The Transactions

      In connection with this offering, our subsidiary, EPL, intends to enter into new senior secured credit facilities pursuant to the terms of a commitment letter that EPL has entered into with Merrill Lynch Capital Corporation, Bank of America, N.A. and Goldman Sachs Credit Partners L.P., each of whom are affiliates of the underwriters in this offering. Our new senior secured credit facilities are expected to provide for aggregate maximum borrowings of $           million under a term loan with a seven-year maturity and a revolving credit facility providing for up to $            million of revolving loans outstanding at any time (including up to $            million available for letters of credit) with a six-year maturity. We expect that concurrently with the consummation of the transactions described below the full amount under the term loan will be drawn and up to $            million will be drawn on the revolving credit facility to fund the transactions. Amounts under the revolving credit facility will be available on a revolving credit basis for our working capital and general corporate purposes. See “Description of Indebtedness—Indebtedness to Be Incurred—New Senior Secured Credit Facilities” for a more detailed description of the expected terms of our new senior secured credit facilities.

      We intend to use the net proceeds of this offering along with $        million of term loan borrowings and $        million of revolving credit facility borrowings under our new senior secured credit facilities to:

•	repay all amounts outstanding under our existing senior secured credit facilities;

•	consummate our offer to purchase the $125.0 million aggregate principal amount outstanding of EPL's 11 3⁄4% Senior Notes due 2013, which we refer to as the 2013 Notes;

•	consummate our offer to purchase Intermediate's outstanding 14 1⁄2% Senior Discount Notes due 2014, which as of June 28, 2006 had an accreted value of $24.5 million, which we refer to as the 2014 Notes;

•	pay a fee of $2.5 million to Trimaran Fund Management, L.L.C., or Trimaran Fund Management, to terminate the monitoring and management services agreement, or management agreement, entered into between Trimaran Fund Management and Chicken Acquisition Corp., or CAC, our ultimate parent company, and pay $1.5 million to Trimaran Fund Management as an advisory fee related to the transactions; and

•	pay fees and expenses related to the offering and the other transactions described above.

      In November 2005, we were acquired by CAC, a company controlled by Trimaran Capital Partners, or Trimaran. In connection with the acquisition, we became a subsidiary of Chicken Subsidiary Corp., or CSC, a wholly owned subsidiary of CAC. Prior to the consummation of this offering, CAC will merge with and into CSC, with CSC being the surviving corporation and, immediately following that merger, CSC will merge with and into us, with our company being the surviving entity. We refer to these two merger transactions as “the mergers.” The mergers will simplify our organizational structure and have an insignificant effect on our consolidated financial statements included elsewhere in this prospectus. In the mergers, all          shares of CAC common stock and options to purchase          shares of CAC common stock, including shares and options held by Trimaran Pollo Partners L.L.C., or L.L.C., an affiliate of Trimaran and our majority stockholder following this offering, and members of our management, will be converted into          shares of our common stock and options to purchase          shares of our common stock, as described in “The Transactions—The Mergers.”

      We expect that we will enter into our new senior secured credit facilities at the time we close this offering and we expect that this offering will close concurrently with the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes, with settlement of both tender offers and consent solicitations to occur on the next business day. This offering is conditioned on the completion of the mergers. Entering into our new senior secured credit facilities is conditioned on the completion of this offering and the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes.

      We refer to the mergers, this offering, the entering into our new senior secured credit facilities, the offers to purchase and consent solicitations for the 2013 Notes and the 2014 Notes and the application of the proceeds of this offering and borrowings under our new senior secured credit facilities in the manner described above as “the transactions.” For more information on the transactions, see “The Transactions.”

Organizational Structure

      The following chart illustrates our organizational structure after giving effect to the completion of the transactions:

Trimaran
Pollo Partners, L.L.C.

Management
and Other
Continuing Investors

Public Stockholders

EI Pollo Loco
Holdings, Inc.

EPL Intermediate,
Inc.

EI Pollo Loco, Inc.

%*

%*

%*

100%

100%

*	Assumes the underwriters have not exercised their over-allotment option. If the underwriters exercise their over-allotment option in full, Trimaran Pollo Partners, L.L.C., management and other continuing investors and the public stockholders would own %, % and % of our common stock, respectively.

Our Sponsor

      General. Trimaran Capital Partners is a private asset management firm, headquartered in New York, with assets under management and committed capital in excess of $3 billion. Trimaran seeks long-term capital appreciation by making negotiated equity or equity-oriented investments in middle-market companies. Since 1995, Trimaran has completed 60 private equity investments totaling over $1.3 billion of equity capital, including investments in the manufacturing, health care, restaurants, retail, education, media, financial services and utilities sectors. Trimaran’s restaurant and consumer portfolio companies include: Charlie Brown’s Inc., a leading casual steakhouse chain with 63 restaurants in the Northeast; Fortunoff, a retailer of fine jewelry and home furnishings in the New York area; Urban Brands, Inc., a specialty apparel retailer, that primarily sells plus-sized apparel and accessories to Hispanic and African-American women; and Reddy Ice Group, Inc., the nation’s largest producer of packaged ice.

      Ownership and Control. Upon completion of this offering, affiliates of Trimaran will hold approximately       % of our voting power, or      % of our voting power if the underwriters' exercise their over-allotment option in full. As a result of this ownership, Trimaran will have significant influence over all matters requiring the approval of our stockholders. These matters include the election or removal of directors, the adoption of amendments to our certificate of incorporation and by-laws and approval of mergers or sales of substantially all our assets. See “Risk Factors—Risks Related to Our Business—Following this offering, we will continue to be controlled by affiliates of Trimaran and their interests may conflict with your interests.”

      Other Rights. The stockholders agreement entered into by CAC, Trimaran Pollo Partners, L.L.C., or LLC, and certain stockholders, including members of our management, will terminate upon the consummation of this offering. However, the registration rights provisions of the agreement and certain other provisions are expected to survive. After this offering, the stockholders with these registration rights will hold an aggregate of                shares of our common stock. In connection with this offering, we expect the stockholders agreement entered into among Trimaran and certain of our other stockholders, including certain members of our management, will be amended to provide rights to designate members of our board of directors and certain registration rights relating to sales of our common stock. See “Certain Relationships and Related Transactions.”

Corporate Information

      Our principal executive offices are located at 3333 Michelson Drive, Suite 550, Irvine, California 92612. Our telephone number is (949) 399-2000. Our Web site’s address is www.elpolloloco.com. Information contained in or connected to our Web site is not a part of this prospectus. We were incorporated in Delaware in 1999.

The Offering

Common stock offered by us(1)	shares
Common stock to be outstanding after this offering(1)	shares
Use of proceeds	We estimate that we will receive net proceeds of approximately $ million from our sale of shares of common stock in this offering, based upon an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds that we receive from this offering, together with borrowings from our new senior secured credit facilities to:
• repay all amounts outstanding under our existing senior secured credit facilities;
• consummate our offer to purchase the $125.0 million aggregate principal amount outstanding of the 2013 Notes;
• consummate our offer to purchase the outstanding 2014 Notes, which as of June 28, 2006 had an accreted value of $24.5 million;
• pay a fee of $2.5 million to Trimaran Fund Management to terminate the management agreement entered into between CAC and Trimaran Fund Management and pay $1.5 million to Trimaran Fund Management as an advisory fee related to the transactions; and
• pay fees and expenses related to the transactions.
See “Use of Proceeds” and “The Transactions.”
Dividend Policy	We do not expect to pay cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”
Proposed Nasdaq National Market symbol	LOCO
Risk Factors	See “Risk Factors,” for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

(1)	The number of shares of our common stock to be outstanding after this offering is based on shares outstanding as of and gives effect to the transactions, including the mergers. The number of shares of common stock to be outstanding after this offering excludes, as of , shares issuable upon exercise of outstanding options, including options to acquire our common stock issued in the mergers, which have a weighted average exercise price of $ per share. Unless otherwise indicated, all information in this prospectus assumes that the underwriters’ over-allotment option to purchase shares of our common stock has not been exercised. If the underwriters exercise their over-allotment option in full, the number of shares of our common stock to be outstanding after this offering will be .

Summary Consolidated Financial and Other Data

      The following table contains summary consolidated historical financial and other data for fiscal 2003, fiscal 2004 and for the period from December 30, 2004 to November 17, 2005, derived from the audited historical consolidated financial statements and related notes of our company, and for the 26-week period ended June 29, 2005, derived from our unaudited historical consolidated financial statements and related notes of our company, in each case prior to our acquisition by CAC. We refer to ourselves as the Predecessor for all periods prior to CAC's acquisition of us. The table also contains summary consolidated historical financial and other data for the period from November 18, 2005 to December 28, 2005, derived from the audited historical consolidated financial statements and related notes of our company, and for the 26-week period ended June 28, 2006, derived from our unaudited historical consolidated financial statements and related notes of our company, in each case following our acquisition by CAC. We refer to ourselves as the Successor for all periods following CAC's acquisition of us.

      The unaudited historical consolidated financial statements for the 26-week periods ended June 28, 2006 and June 29, 2005 reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position and the results of operations for the periods presented. Operating results for the 26-week period ended June 28, 2006 are not necessarily indicative of the results that may be expected for fiscal 2006.

      The summary consolidated historical financial data should be read in conjunction with “Capitalization,” “Selected Consolidated Financial and Other Data,” “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

	Predecessor(1)				Successor(1)
	Fiscal		December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2003	2004
(Amounts in thousands, except per share data)
Income Statement Data:
Restaurant revenue	$193,220	$204,820	$197,267	$108,335	$24,527	$120,829
Franchise revenue	13,226	14,216	13,661	7,501	1,742	8,197

Total operating revenue	206,446	219,036	210,928	115,836	26,269	129,026
Product cost	58,430	64,595	62,638	34,302	7,958	38,008
Payroll and benefits	53,608	55,200	50,325	28,094	6,746	30,838
Depreciation and amortization	13,039	13,894	12,743	7,077	1,203	4,880
Other operating expenses	60,978	65,941	65,356	34,470	7,958	39,034

Operating income	20,391	19,406	19,866	11,893	2,404	16,266
Interest expense, net	8,100	18,025	38,726	9,501	3,385	14,218

Income (loss) before income taxes	12,291	1,381	(18,860)	2,392	(981)	2,048
Provision (benefit) for income taxes	4,932	28	(7,651)	839	(393)	799

Net income (loss)	$7,359	$1,353	$(11,209)	$1,553	$(588)	$1,249

Net income (loss) per share
Basic	$7.31	$1.32	$(10.86)	$1.50	$(0.73)	$1.54
Diluted	$6.98	$1.26	$(10.86)	$1.39	$(0.73)	$1.54
Shares used in computing net income (loss) per share
Basic	1,007	1,022	1,032	1,033	810	810
Diluted	1,054	1,072	1,032	1,117	810	810
Supplementary Income Statement Data:
Restaurant other operating expense	$38,511	$39,900	$38,153	$20,456	$4,623	$24,534
Franchise expense	3,427	3,410	2,794	1,539	352	1,751
General and administrative expense	19,040	22,631	24,409	12,475	2,983	12,749

Total other operating expenses	$60,978	$65,941	$65,356	$34,470	$7,958	$39,034

	Predecessor(1)				Successor(1)
	Fiscal(2)		December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2003	2004
(Dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$5,541	$5,916		$9,603	$3,552	$1,678
Net property(3)	64,678	64,103		63,552	71,307	70,859
Total assets	164,193	167,282		169,818	509,744	508,202
Total debt(4)	133,230	169,582		168,816	260,314	258,201
Total stockholders’ equity (deficiency)	(3,673)	(38,807)		(37,244)	171,691	173,289
Other Financial Data:
Capital expenditures(5)	$12,262	$14,849	$13,270	$6,295	$2,891	$4,713
EBITDA(6)	33,430	33,300	32,609	18,970	3,607	21,146
Items increasing (decreasing) EBITDA(7)	2,663	3,794	4,947	1,567	180	797
Same-store sales growth(8)
Company-operated	3.0%	5.2%		4.6%		5.8%
Franchised	5.3%	6.7%		6.2%		9.1%
System-wide	4.2%	6.0%		5.4%		7.5%
Other Data (at period end):
Number of restaurants
Company-operated	137	137		139	142	146
Franchised	178	185		188	191	195

System-wide	315	322		327	333	341

(1)	We refer to ourselves as the Predecessor for all periods prior to CAC's acquisition of us and as the Successor for all periods subsequent to CAC's acquisition of us.
(2)	We use a 52- or 53-week fiscal year ending on the last Wednesday of the calendar year. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Approximately every six or seven years a 53-week fiscal year occurs. Fiscal 2003, which ended December 31, 2003, was a 53-week fiscal year. Fiscal 2004 was a 52-week fiscal year.
(3)	Net property consists of property owned and property held under capital leases.
(4)	Total Predecessor debt consists of the 2009 Notes, the 2010 Notes, notes payable and capital lease obligations. Total Successor debt consists of untendered 2009 Notes, the 2013 Notes, the 2014 Notes, borrowings under our existing senior secured credit facilities and capital lease obligations.
(5)	Capital expenditures consist of cash paid for the purchase of property and cash paid for the purchase of restaurants from franchisees, which amounted to $1,288,000 and $2,421,000 in fiscal 2003 and fiscal 2004, respectively.
(6)	EBITDA represents net income before interest, taxes, depreciation and amortization.
EBITDA as presented in this prospectus is a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•	other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

As a result of these limitations, EBITDA should not be considered to be a measure of discretionary cash available to us to invest in the growth of our business.

We believe EBITDA facilitates operating performance comparisons from period to period by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA because we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

The following table sets forth a reconciliation of EBITDA to our net income:
	Predecessor				Successor
	Fiscal		December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2003	2004
(Amounts in thousands)
Net income (loss)	$7,359	$1,353	$(11,209)	$1,553	$(588)	$1,249
Provision (benefit) for income taxes	4,932	28	(7,651)	839	(393)	799
Interest expense, net	8,100	18,025	38,726	9,501	3,385	14,218
Depreciation and amortization	13,039	13,894	12,743	7,077	1,203	4,880

EBITDA	$33,430	$33,300	$32,609	$18,970	$3,607	$21,146

(7)	In connection with determining management performance, we calculate a management compensation measure by adding back (or subtracting) the following items to (from) EBITDA:
	Predecessor				Successor
	Fiscal		December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2003	2004
(Amounts in thousands)
Other non-cash expenses, net(a)	$(507)	$251	$645	$904	—	$—
Stock option bonus expense(b)	1,866	2,288	443	278	—	—
Non-recurring transaction related expenses(c)	—	—	3,091	—	—	—
Management fees and expenses(d)	439	492	435	242	$59	343
Non-exempt employee litigation expense(e)	371	225	(37)	(42)	11	93
Amortization of deferred rent(f)	494	538	370	185	110	361

Subtotal	$2,663	$3,794	$4,947	$1,567	$180	$797

(a)	Represents non-cash gains and losses from the sale or disposal of property, primarily the sale of restaurants to franchisees in fiscal 2003 and fiscal 2004. Also consists of impairment charges for one restaurant during fiscal 2004 and two restaurants for the period from December 30, 2004 to November 17, 2005 of the Predecessor where cash flows, while positive, were insufficient to cover the net book value of their respective assets.
(b)	As a result of dividends paid to our former stockholders, we incurred certain stock option bonus expenses to restore the approximate economic position of our option holders.
(c)	Represents non-recurring expenses related to one-time executive transaction bonuses and stock option bonus expenses in connection with our acquisition by CAC.
(d)	Prior to our acquisition by CAC, we paid an annual management fee in the amount of $400,000 plus travel and out-of-pocket expenses to our previous owners. We currently pay Trimaran Fund Management, pursuant to a management agreement, an annual management fee in the amount of $500,000 plus travel and out-of-pocket expenses. Pursuant to the transactions, this annual management fee will terminate.
(e)	Represents legal expenses associated with wage and hour related lawsuits filed against us. See “Risk Factors—Matters relating to employment and labor laws may adversely affect our business.”
(f)	Represents the difference between cash rent paid and rent expense booked on a straight-line basis in accordance with GAAP.
We believe this measure is useful to investors in understanding how management is evaluated to determine their incentive compensation.
(8)	Same-store sales growth reflects the change in year-over-year sales for the comparable restaurant base. Restaurants enter the comparable base for same-store sales the first full week after that restaurant's one-year anniversary. System-wide same-store sales growth includes sales at company-operated restaurants and franchise restaurants. We do not record franchise restaurant sales as revenue. However, our royalty revenue is calculated based on a percentage of franchise restaurant sales.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including our consolidated financial statements and related notes, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Food-borne illness incidents could reduce our restaurant sales.

      We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food processors makes it difficult to monitor food safety compliance and may increase the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our company-operated or franchised restaurants could negatively affect our restaurant sales if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our restaurants. A number of other restaurant chains have experienced incidents related to food-borne illnesses that have had a material adverse impact on their operations, and we cannot assure you that we can avoid a similar impact upon the occurrence of a similar incident at our restaurants.

Negative publicity could reduce sales at some or all of our restaurants.

      We are, from time to time, faced with negative publicity relating to food quality, the safety of chicken, which is our principal food product, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers' food processing, employee relationships or other matters at one of our restaurants. Negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. In addition, the negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis. A similar risk exists with respect to food service businesses unrelated to us, if customers mistakenly associate such unrelated businesses with our own operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

The prospect of a pandemic spread of avian flu could adversely affect our business.

      If avian flu were to affect our supply of chicken, our operations may be negatively impacted, as prices may rise due to limited supply. In addition, misunderstanding by the public of information regarding the threat of avian flu could result in negative publicity that could adversely affect consumer spending and confidence levels. A decrease in traffic to our restaurants as a result of this negative publicity or as a result of health concerns, whether or not warranted, could materially harm our business.

Increases in the cost of chicken could materially adversely affect our operating results.

      Our principal food product is chicken. During fiscal 2003, fiscal 2004 and fiscal 2005, the cost of chicken included in our product cost was approximately 12.8%, 14.1% and 14.0%, respectively, of our revenue from company-operated restaurants. During the 26 weeks ended June 29, 2005 and June 28, 2006, the cost of chicken included in our product cost was approximately 14.2% and 13.4%, respectively, of our revenue from company-operated restaurants. Material increases in the cost of chicken could materially adversely affect our operating results. Changes in the cost of chicken can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability and greater international demand for domestic chicken products. If we fail to anticipate and react to increasing food costs by adjusting our purchasing practices, our cost of sales may increase and our operating results could be adversely affected. We currently do not engage in futures contracts or other financial risk management strategies with respect to potential price fluctuations in the cost of chicken or other food and supplies, which we purchase at prevailing market or contracted prices. We have in the past limited our exposure to chicken prices through contracts with suppliers ranging in term from one to three years. In 2005, EPL entered into new contracts with terms ranging from two to three years with two primary suppliers of chicken that expire in February 2007 and February 2008. The price that we pay for chicken has increased as a result of these new contracts. Although it appears that our menu price increases in late 2004 have significantly offset the higher prices of chicken, future increases in the cost of chicken could materially and adversely affect our business, financial condition, results of operations and cash flows.

We rely on only one company to distribute substantially all of our products to company-operated and franchised restaurants, and three companies as our principal chicken suppliers, two of which supply the majority of our chicken. Failure to receive frequent deliveries of food or other supplies could result in a loss of revenue and materially and adversely impact our operations.

      Our and our franchisees' ability to maintain consistent quality menu items significantly depends upon our ability to acquire fresh food products, including the highest quality chickens and related items, from reliable sources in accordance with our specifications on a timely basis. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, contamination of food products, an outbreak of poultry diseases, inclement weather or other conditions could materially adversely affect the availability, quality and cost of ingredients, which would adversely affect our business, financial condition, results of operations and cash flows. We have contracts with a limited number of suppliers of most chicken, food and other supplies for our restaurants. In addition, one company distributes substantially all of the products we receive from suppliers to company-operated and franchised restaurants. If that distributor or any supplier fails to perform as anticipated or seeks to terminate agreements with us, or if there is any disruption in any of our supply or distribution relationships for any reason, our business, financial condition, results of operations and cash flows could be materially adversely affected. Our inability to replace our suppliers in a short period of time on acceptable terms could increase our costs and cause shortages at our restaurants that may cause our company-operated or franchised restaurants to remove certain items from a restaurant's menu or temporarily close a restaurant. If we or our franchisees temporarily close a restaurant or remove popular items from a restaurant's menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage and thereafter if our customers change their dining habits as a result.

As most of our restaurants are concentrated in the greater Los Angeles area, our business is highly sensitive to events and conditions in the greater Los Angeles area.

      Our company-operated and franchised restaurants in the greater Los Angeles area generated, in the aggregate, approximately 88% of our revenue in fiscal 2004 and fiscal 2005. Our business will be materially adversely affected if we experience a significant decrease in revenue from these restaurants. Adverse changes in the demographic or economic conditions or an adverse regulatory climate in the greater Los Angeles area or the state of California could have a material adverse effect on our business. We also may have exposure to unexpected losses resulting from natural disasters or other catastrophic events affecting these areas. Catastrophes can be caused by various events, including earthquakes, fires, hurricanes, hailstorms, explosions, severe weather, or other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable and our losses from catastrophes could be substantial.

Our growth strategy depends in part on opening restaurants in new and existing markets and expanding our franchise system. We may be unsuccessful in opening new restaurants or establishing new markets, which could adversely affect our growth.

      We are reviewing additional sites for potential future El Pollo Loco restaurants. We currently plan to open seven to ten new company-operated restaurants each year. As of June 28, 2006, a total of 25 sites have been identified for new company-operated restaurant openings in 2006 through 2007. Historically, there is a period of time before a new El Pollo Loco restaurant achieves its targeted level of performance due to higher operating costs caused by start-up costs and other temporary inefficiencies. We have experienced delays in opening some of our restaurants and may experience delays in the future. Our ability to open new restaurants is dependent upon a number of factors, many of which are beyond our control, including our or our franchisees' ability to:

•	identify available and suitable restaurant sites;

•	compete for restaurant sites;

•	reach acceptable agreements regarding the lease or purchase of locations;

•	raise or have available an adequate amount of money for construction and opening costs;

•	timely hire, train and retain the skilled management and other employees necessary to meet staffing needs; and

•	obtain, for an acceptable cost, required permits and regulatory approvals.

      If we are unable to open new restaurants, our earnings or revenue growth could be adversely affected and our business negatively affected as we expect a portion of our growth to come from new locations.

      As part of our growth strategy, we expect to enter into new geographic markets in which we have no prior operating or franchising experience through development agreements. In fiscal 2003, 2004 and 2005, we executed development agreements for new restaurants in California, Colorado, Arizona, Illinois, Texas, Washington, New York, New Jersey and the six New England states. The development agreements executed for New York and New Jersey have since terminated. We may face challenges in entering new markets, including difficulties in hiring experienced personnel and difficulties due to our unfamiliarity with local real estate markets and demographics. In addition, we may face additional challenges as most of the consumers in the new markets we plan to enter may be unfamiliar with our brand. Consumer recognition of our brand has been important in the success of company-operated and franchised restaurants in our existing markets. New markets may also have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Any failure on our part to recognize or respond to these differences may adversely affect the success of our new restaurants. Expanding our franchise network will require the implementation of enhanced business support systems, management information systems, financial controls as well as additional management, franchise support and financial resources. The failure of a significant number of restaurants that open in new markets, or the failure to provide our franchisees with adequate support and resources, could materially adversely affect our business, financial condition, results of operations and cash flows.

      As part of our growth strategy, we also intend to open new restaurants in areas where we have existing restaurants. Since we typically draw customers from a relatively small geographic area around each of our restaurants, the operating results and comparable restaurant sales for existing restaurants that are near the area in which a new restaurant opens may decline, and the new restaurant itself may not be successful, due to the close proximity of some of our other restaurants and market saturation.

We rely in part on our franchisees, and if our franchisees cannot develop or finance new restaurants or build them on suitable sites or open them on schedule, our growth and success may be affected.

      We rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. Our top ten franchisees operate approximately half of our franchised restaurants. A loss of, or the failure of, one or more of these franchisees could have a material adverse effect on our results of operations. Additionally, if one or more of these franchisees were to become insolvent or otherwise were unwilling or unable to pay us their fees, our business could be adversely affected.

      Since June 2003, we had executed development agreements that represent commitments to open 130 restaurants, 14 of which have already opened. These franchised restaurants will be located in California, Colorado, Washington, Arizona, Texas, Missouri, Illinois, Georgia, Virginia and the six New England states. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that the franchisees we select will have the business acumen or financial resources necessary to operate successful franchises in their franchise areas, and state franchise laws may limit our ability to terminate or modify these franchise arrangements. Moreover, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. The failure of franchisees to operate franchises successfully could have a material adverse effect on us, our reputation, our brands and our ability to attract prospective franchisees and could materially adversely affect our business, financial condition, results of operations and cash flows.

      Franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their agreements with us, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for restaurant sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenue. Additionally, our franchisees typically depend on financing from banks and other financial institutions, which may not always be available to them, in order to construct and open new restaurants. The lack of adequate financing could adversely affect the number and rate of new restaurant openings by our franchisees and adversely affect our future franchise revenue. Also, we sublease certain restaurants to some existing California franchisees. If any such franchisees cannot meet their financial obligations under the sublease, or otherwise fail to honor or default under the terms of the sublease, we would be financially obligated under the master lease and could be materially adversely affected.

Our franchisees could take actions that could harm our business.

      Franchisees are independent business operators and are not our employees and we do not exercise control over their day-to-day operations of the restaurants. We provide training and support to franchisees, and set and monitor operational standards, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If franchisees do not, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could decline significantly.

      Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We are vulnerable to changes in consumer preferences and economic conditions that could harm our business, financial condition, results of operations and cash flow.

      Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. Factors such as traffic patterns, weather, fuel prices, local demographics and the type, number and location of competing restaurants may adversely affect the performance of individual locations. In addition, inflation and increased food or energy costs may harm the restaurant industry in general and our locations in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing that could harm our business, financial condition, results of operations and cash flow. There can be no assurance that consumers will continue to regard chicken-based or Mexican-inspired food favorably or that we will be able to develop new products that appeal to consumer preferences. Our continued success will depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions.

We may not be able to compete successfully with other quick service and fast casual restaurants.

      The food service industry, and particularly the quick service and fast casual segments, is intensely competitive. In addition, the greater Los Angeles area, the primary market in which we compete, consists of what we believe is the most competitive Mexican-inspired quick service and fast casual market in the country. We expect competition in this market to continue to be intense because consumer trends are favoring QSRs that offer healthier menu items made with better quality products. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, restaurant location and type and quality of food. If our company-operated and franchised restaurants cannot compete successfully with other quick service and fast casual restaurants in new and existing markets, we could lose customers and our revenue may decline. Our company-operated and franchised restaurants compete with national and regional quick service and fast casual restaurant chains for customers, restaurant locations and qualified management and other restaurant staff. Compared with us, some of our competitors have greater financial and other resources, have been in business longer, have greater name recognition and are better established in the markets where our restaurants are located or are planned to be located.

Our substantial level of indebtedness could materially and adversely affect our business, financial condition and results of operations.

      We have substantial debt service obligations. At June 28, 2006, our total debt was approximately $258.2 million, which represented approximately 60% of our total capitalization, and we had approximately $16.9 million of available revolving credit facility borrowings under our existing senior secured credit facilities. At June 28, 2006, on a pro forma basis after giving effect to the transactions, our total debt would have been approximately $         million, which would have represented approximately    % of our total capitalization, and we would have had approximately $       million of available borrowings under the new revolving credit facility of our new senior secured credit facilities.

      Our high level of indebtedness could have important consequences to you and significant effects on our business, including the following:

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which was approximately 161% of our operating cash flow in the 26-week period ended June 28, 2006 (including 28% of our operating cash flow, which comprised repayments of borrowings under the revolving credit facility of our existing senior secured credit facilities), which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

•	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

      In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenue.

      Our new senior secured credit facilities will contain a number of covenants that, among other things, will limit or restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, pay dividends, create liens, make equity or debt investments, make acquisitions, engage in mergers or make capital expenditures, engage in certain transactions with affiliates, enter into sale-leaseback transactions, amend documents relating to other material indebtedness and other material documents and redeem or repurchase equity interests. In addition, under our new senior secured credit facilities, we will be required to comply with a minimum interest coverage ratio test and a maximum leverage ratio test. Our ability to make borrowings under the revolving credit facility of our new senior secured credit facilities will be dependent on, among other things, our compliance with these tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet these financial ratios and financial condition tests. We cannot assure you that we will meet these tests in the future, if at all, or that the lenders will waive any failure to meet those tests.

Matters relating to employment and labor laws may adversely affect our business.

      Various federal and state labor laws govern the relationship with our employees and affect operating costs. These laws include employee classifications as exempt/non-exempt minimum wage requirements, unemployment tax rates, workers' compensation rates, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

•	minimum wages;

•	mandatory health benefits;

•	vacation accruals;

•	deferred compensation and retirement plans;

•	paid leaves of absence; and

•	tax reporting.

      On or about April 16, 2004, two former employees and one current employee filed a class action suit in the Superior Court of the State of California, County of Los Angeles, against EPL on behalf of all putative class members (former and current general managers and restaurant managers from April 2000 to present) alleging certain violations of California labor laws, including alleged improper classification of general managers and restaurant managers as exempt employees. Plaintiffs' requested remedies include compensatory damages for unpaid wages, interest, certain statutory penalties, disgorgement of alleged profits, punitive damages and attorneys' fees and costs as well as certain injunctive relief. The complaint was served on us on April 19, 2004. The court has ordered the class action stayed pending the arbitration of one of the named putative class plaintiffs as a result of his execution of a mandatory arbitration agreement with us. While we intend to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, we cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. If a class were ultimately certified, any settlement of or judgment arising from such lawsuit could be material, and we cannot give any assurance that we would have the resources available to pay such settlement or judgment.

      Additionally, on or about October 18, 2005, one former general manager filed a purported class action complaint against EPL in the Superior Court of the State of California, County of Los Angeles. This action alleges certain violations of California labor laws and the California Business and Professions Code, based on, among other things, alleged improper classification of general managers, failure to pay overtime compensation, failure to provide meal periods, unlawful deductions from earnings and unfair competition. Plaintiffs' requested remedies include compensatory and punitive damages, injunctive relief, disgorgement of profits and reasonable attorneys' fees and costs. The complaint was served on us on December 16, 2005. The court has ordered the case deemed complex, and assigned it to the complex litigation panel. While we intend to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, we cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. Any settlement of or judgment with a negative outcome arising from such lawsuit could have an adverse material impact.

If we or our franchisees face labor shortages or increased labor costs, our growth and operating results could be adversely affected.

      Labor is a primary component in the cost of operating our company-operated and franchised restaurants. If we or our franchisees face labor shortages or increased labor costs because of increased competition for employees, higher employee-turnover rates or increases in the federal minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected.

      In addition, our success depends in part upon our and our franchisees' ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including guest service and kitchen staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. In addition, QSRs have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced any significant problems in recruiting or retaining employees, our and our franchisees' ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could increase our and our franchisees' labor costs and have a material adverse effect on our business, financial condition, results of operations or cash flows. If we or our franchisees are unable to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected. Competition for these employees could require us or our franchisees to pay higher wages, which could also result in higher labor costs.

      We have a substantial number of hourly employees who are paid wage rates at or based on the applicable minimum wage. Increases in the minimum wage would increase our labor costs. We may be unable to increase our menu prices in order to pass these increased labor costs on to our guests, in which case our margins would be negatively affected.

      We and our franchisees have been affected by increasing healthcare and workers' compensation expenses impacting business in most industries, including ours. To manage premium increases we have been required to self-insure through higher deductibles or otherwise. If we are exposed to material liabilities that are not insured it could materially adversely affect our financial condition, results of operations and cash flows.

We may be locked into long-term and non-cancelable leases and may be unable to renew leases at the end of their terms.

      Many of our current leases are non-cancelable and typically have initial terms of 20 years and two or three renewal terms of five years that we may exercise at our option. We expect the leases that we enter into in the future will also be long-term and non-cancelable and have similar renewal options. Even if we close a restaurant, we may remain committed to perform our obligations under the applicable lease, which could include, among other things, payment of the base rent for the balance of the lease term. We have obligations under leases for closed restaurants that had a net present value of $0.5 million at June 28, 2006. In addition, in connection with leases for restaurants that we will continue to operate, we may, at the end of the lease term and any renewal period for a restaurant, be unable to renew the lease without substantial additional cost, if at all. As a result, we may close or relocate the restaurant, which could subject us to construction and other costs and risks. Additionally, the revenue and profit, if any, generated at a relocated restaurant may not equal the revenue and profit generated at the existing restaurant. We maintain a reserve for restaurant closures, but there can be no assurance that this reserve will cover our actual full exposure from all restaurant closures.

We and our franchisees are subject to extensive government regulations that could result in claims leading to increased costs and restrict our ability to operate or sell franchises.

      We and our franchisees are subject to extensive government regulation at the federal, state and local government levels. These include, but are not limited to, regulations relating to the preparation and sale of food, zoning and building codes, franchising, land use and employee, health, sanitation and safety matters. We and our franchisees are required to obtain and maintain a wide variety of governmental licenses, permits and approvals. Difficulty or failure in obtaining them in the future could result in delaying or canceling the opening of new restaurants. Local authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal. This risk would be even higher if there were a major change in the licensing requirements affecting our types of restaurants.

      We are also subject to regulation by the Federal Trade Commission and subject to state and foreign laws that govern the offer, sale, renewal and termination of franchises and our relationship with our franchisees. The failure to comply with these laws and regulations in any jurisdiction or to obtain required approvals could result in a ban or temporary suspension on franchise sales, fines or the requirement of us to make a rescission offer to franchisees, any of which could affect our development agreements for new restaurants that we expect to open in the future and thus could materially adversely affect our business and operating results. Any such failure could also subject us to liability to our franchisees.

The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.

      We have registered the names El Pollo Loco®, Pollo Bowl® and certain other names used by our restaurants as trademarks or service marks with the United States Patent and Trademark Office and in approximately 42 foreign countries. The success of our business strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print, on the Internet or through other media, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance.

      The contractual rights to use the name El Pollo Loco and certain related trademarks and intellectual property in Mexico were assigned to us in 1996, pursuant to an agreement between us and a company controlled by Jose Francisco Ochoa, the founder of the first El Pollo Loco restaurant in Mexico and the United States. As consideration for the assignment of such rights, we agreed, subject to the terms and conditions of the agreement, to use commercially reasonable efforts to develop a minimum number of restaurants in Mexico by February 2006 and to pay certain fees for each such restaurant that we develop. On March 31, 2004, EPL-Mexico filed suit against us in state court in Laredo, Texas alleging, among other things, that we breached our agreement with EPL-Mexico by failing to exploit the trademarks and develop new restaurants in Mexico and claiming that the right to use the name El Pollo Loco® in Mexico should revert to EPL-Mexico. EPL-Mexico also initiated an “amparo” proceeding, which is an administrative challenge under Mexican law, to our ownership of the trademarks before the Mexican Intellectual Property Institute. This proceeding was resolved in our favor by Mexico's Supreme Court of Justice of the Nation. We successfully removed the Texas action to federal court and we have filed a counterclaim against EPL-Mexico to defend our rights to the trademarks in Mexico. We believe that EPL-Mexico's claims are without merit and that, based on the agreement, we possess adequate legal and contractual rights to use the intellectual property in question in Mexico. However, failure to prevail in this action could result in the loss of our ownership in Mexico of the El Pollo Loco trademarks and intellectual property at issue, which could affect our brand in the United States and elsewhere.

      We maintain as trade secrets or otherwise confidential certain proprietary standards, specifications and operating procedures. We may not be able to prevent the unauthorized disclosure or use of our trade secrets or proprietary information, despite the existence of confidentiality agreements and other measures. If any of our trade secrets or proprietary information were to be disclosed to or independently developed by a competitor, our business, financial condition and results of operations could be materially adversely affected.

      We franchise our restaurants to various franchisees. While we try to ensure that the quality of our brands and branded products is maintained by all of our franchisees, we cannot be certain that these franchisees will not take actions that adversely affect the value of our intellectual property or reputation.

      There can be no assurance that all of the steps we have taken to protect our intellectual property in the United States and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

We are and could become a party to litigation claims that could materially and adversely affect our business, financial condition, results of operations or cash flows by distracting management, increasing our expenses or subjecting us to potential money damages and other penalties.

      From time to time, we are subject to litigation and other claims arising out of our business operations, including actions arising out of employee matters and labor laws, matters relating to our franchisees, environmental claims and complaints relating to compliance with disability regulations. The outcome of these actions cannot be predicted, and no assurance can be given that such litigation or actions would not have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may become subject to liabilities arising from environmental laws that could likely increase our operating expenses and materially and adversely affect our business and results of operations.

      We are subject to federal, state and local laws, regulations and ordinances that:

•	govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices for solid and hazardous wastes; and

•	impose liability for the costs of cleaning up, and damage resulting from, sites of past spills, disposals or other releases of hazardous materials.

      In particular, under applicable environmental laws, we may be responsible for remediation of environmental conditions and may be subject to associated liabilities, including liabilities for clean-up costs and personal injury or property damage, relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. Certain of our properties may be located on sites that we know or suspect have been used by prior owners or operators as retail gas stations. Such properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. We are aware of contamination from a release of hazardous materials by a previous owner at two of our owned properties and one of our leased properties. We do not believe that we have contributed to the contamination at any of these properties. It is possible that petroleum products and other contaminants may have been released at other properties into the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination. Although we lease most of our properties and in those cases when we own the property we obtain certain assurances from the prior owner or often obtain indemnity agreements from third parties, we cannot assure you that we will not be liable for environmental conditions relating to our prior, existing or future restaurants or restaurant sites. If we are found liable for the costs of remediation of contamination at any of our properties, our operating expenses would likely increase and our operating results would be materially adversely affected.

      While we have conducted environmental reviews of restaurants opened since 2000, we have not conducted a comprehensive environmental review of all of our properties or operations. No assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

We depend on the services of key executives, the loss of whom could materially harm our business.

      Some of our senior executives have been instrumental to our success by setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. Our future performance will substantially depend on our ability to retain and motivate them. Losing the services of any of these individuals could materially adversely affect our business until a suitable replacement could be found. We believe that they could not easily be replaced with executives of equal experience and capabilities. Although we have employment agreements with our key executives, we could not prevent them from terminating their employment with us. We do not maintain key person life insurance policies on any of our executives.

Compliance with regulation of corporate governance and public disclosure may result in additional expense as well as divert company resources and management attention, and failure to maintain adequate internal controls or to implement new control could have a material adverse effect on our business, financial position or results of operations.

      Although our subsidiaries have been publicly reporting since 2004, either pursuant to the Securities Exchange Act of 1934 or as voluntary filers, keeping abreast of, and in compliance with, laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, requires, and will continue to require, a significant amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving standards, and this investment will result in increased general and administrative expense and a diversion of management time and attention from revenue-generating activities to compliance activities.

      Beginning with our annual report on Form 10-K report for fiscal 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management that includes management's assessment of the effectiveness of our internal control over financial reporting as of the end of each fiscal year. That report also will be required to include a statement that our independent auditors have issued an attestation report on management's assessment of our internal control over financial reporting. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Our failure to comply with Section 404, including issuing the management report and obtaining the attestation report, may materially adversely affect our reputation, our financial condition and the value of our shares.

      Internal control over financial reporting also may not prevent or detect misstatements because of inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. In addition, during management's review and evaluation of our internal control systems, management may discover deficiencies not only in our internal control systems, but also in our operations, which may require significant management attention and may entail significant expense to remediate, including costs relating to any financial restatement if required. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, our business, financial position and results of operations could be materially adversely affected.

      Although Intermediate and EPL have been publicly reporting since 2004, being a publicly traded company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Following this offering, we will continue to be controlled by affiliates of Trimaran and their interests may conflict with your interests.

      Affiliates of Trimaran indirectly own approximately 99.6% of our common stock and upon completion of this offering will own approximately        % of our common stock, or      % if the underwriters exercise their over-allotment option in full. Following this offering, affiliates of Trimaran will continue to have significant influence over all matters requiring the approval of our stockholders. These matters include the election of a majority or more of our directors, the appointment of new management and the approval of any action requiring the vote of our stockholders, including the adoption of amendments to our certificate of incorporation and by-laws and approval of mergers or sales of substantially all our assets and the election or removal of our entire board of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. In addition, the directors elected by affiliates of Trimaran are able to make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. So long as affiliates of Trimaran continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to influence our decisions and may pursue corporate actions that conflict with the interests of our other stockholders.

We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries.

      As a holding company, we have no direct operations and substantially no assets other than ownership of 100% of the stock of Intermediate. Furthermore, Intermediate is also a holding company and the stock of EPL constitutes its only material asset. Consequently, our indirectly wholly owned subsidiary, EPL, conducts all of our consolidated operations and owns substantially all of our consolidated operating assets. Our principal source of the cash required to pay our obligations is the cash that EPL generates from its operations. EPL is a separate and distinct legal entity, has no obligation to make funds available to us or Intermediate and currently has restrictions that limit its ability to make distributions or dividends to us or Intermediate, and we expect the new senior secured credit facilities that we will enter into as part of the transactions will contain similar restrictions. Furthermore, we expect that EPL will be permitted under the terms of the new senior secured credit facilities, subject to certain restrictions, to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by EPL. The earnings from, or other available assets of, EPL may also not be sufficient to pay dividends or make distributions or loans to enable us to meet our obligations. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of EPL will permit EPL to provide us with sufficient dividends, distributions or loans, if any, to meet our obligations.

Risks Related to Our Common Stock and This Offering

There is no existing market for our common stock and we do not know if one will develop. Even if a market does develop, the stock prices in the market may not exceed the offering price.

      Prior to this initial public offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or otherwise, or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any common stock that you buy.

      The initial public offering price for the common stock will be determined by negotiations among us, Trimaran and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

The price of our common stock is subject to volatility, which may make it more difficult to realize a gain on your investment in our common stock.

      There has been significant volatility in the market price and trading volume of securities of companies operating in the restaurant industry, which has often been unrelated to operating performance of particular companies. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you pay in this offering.

      The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described above under “Risks Related to Our Business,” and the following:

•	actual or anticipated fluctuations in our or our competitors' operating results and growth rates;

•	announcements by us or our competitors of new locations or menu items, capacity changes, significant contracts, acquisitions or strategic investments;

•	the financial market and general economic conditions;

•	quarterly variations in our operating results;

•	changes in stock market analyst recommendations regarding us, our competitors or the restaurant industry generally, or lack of analyst coverage of our common stock;

•	sales of our common stock by our executive officers, directors or affiliates of Trimaran or sales by us of substantial amounts of common stock; and

•	changes in accounting principles.

      In the past, following periods of volatility in the market price of a particular company's securities, litigation has often been brought against that company. If litigation of this type is brought against us, it could be extremely expensive and would divert our management's attention and our resources that would otherwise be used to benefit the future performance of our operations.

Investors in this offering will suffer immediate and substantial dilution.

      The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock outstanding immediately after this offering. As of June 28, 2006, prior to giving effect to the transactions, our net tangible book value was $(228.70) million and our net tangible book value per share was $(282.30). Net tangible book value per share as of June 28, 2006 represents the amount of our total tangible assets minus our total tangible liabilities, divided by the number of shares of our common stock that were outstanding on June 28, 2006. Tangible assets represents our total assets less our intangible assets, consisting of goodwill, domestic trademarks and other intangible assets. Tangible liabilities represents our total liabilities less our intangible liabilities. Investors who purchase our common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of our common stock. If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $            in the net tangible book value per share of our common stock, based upon an assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus. This dilution is due in part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our common stock. Additional dilution will occur upon the exercise of outstanding options or if we otherwise issue additional shares of our common stock.

      After giving effect to the transactions, including the application of the proceeds of the offering and the borrowings we will make under our new senior secured credit facilities, as described in “Use of Proceeds,” based upon an assumed initial public offering price of $        per share, which is the midpoint of the range listed on the cover page of this prospectus, our net tangible book value as of June 28, 2006, would have been approximately $        million, or $        per share of common stock. This represents an immediate increase in net tangible book value to our existing stockholders of $        per share and an immediate dilution to new investors in this offering of $        per share. For more information, see “Dilution.”

Our certificate of incorporation, our by-laws and Delaware law contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

      Provisions of the Delaware General Corporation Law, or DGCL, our certificate of incorporation and our by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

•	limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements;

•	limitations on the ability of stockholders to act by written consent or to call special meetings;

•	advance notice requirements for nominations for election to the board of directors and for stockholder proposals; and

•	the authority of our board of directors to issue, without stockholder approval, up to million shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

      We also expect to be afforded the protections of Section 203 of the DGCL, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained. See “Description of Capital Stock.”

Upon the closing of this offering we may be a “controlled company” within the meaning of the Nasdaq National Market rules and, therefore, may not be subject to all of the Nasdaq National Market corporate governance requirements.

      Following this offering, affiliates of Trimaran will own      % of our outstanding shares of our common stock, or      % if the underwriters exercise their over-allotment option in full. Consequently, after the offering, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq National Market. Under these rules, a “controlled company” may elect not to comply with certain Nasdaq National Market corporate governance requirements, including requirements that a majority of the board of directors consist of independent directors; compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. As we expect to be a “controlled company” following this offering, we intend to use these exemptions. As a result, we expect that we would not have a majority of independent directors and we may elect not to comply with other corporate governance requirements. Accordingly, if we are a “controlled company” following this offering, you will not have the same protections afforded to stockholders of other companies that are not “controlled companies” and, therefore, are subject to all of the Nasdaq National Market corporate governance requirements.

Future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.

      Sales of substantial amounts of our common stock after this offering, or the possibility of those sales, could adversely affect the market price of our common stock and impede our ability to raise capital through a future issuance of common stock. See “Shares Eligible for Future Sale” for a discussion of possible future sales of our common stock.

      After this offering, affiliates of Trimaran will own       % of our outstanding shares of our common stock, or        % if the underwriters exercise their over-allotment option in full. Trimaran or its affiliates have no contractual obligation to retain any of our common stock, except for the 180-day period following this offering during which period it will not sell any of our common stock without the consent of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (who may grant such consent at any time and without notice to you). Subject to applicable securities laws, after the expiration of this 180-day period. Affiliates of Trimaran may sell any and all of our common stock that it beneficially owns. In addition, after the expiration of a similar 180-day period, we could issue and sell additional shares of our common stock. Any sale by affiliates of Trimaran or us of our common stock in the public market, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock.

      Upon the earlier of 180 days after an initial public offering or the end of any lock-up period, affiliates of Trimaran will, under our stockholders agreement, be entitled, subject to certain exceptions, to exercise demand registration rights to register their shares of our common stock under the Securities Act. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately       shares of common stock, will be subject to the registration rights upon completion of this offering. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

      In connection with this offering, we intend to file a registration statement on Form S-8 to register shares of our common stock that are or will be reserved for issuance under our stock incentive and equity compensation plans. Significant sales of our common stock pursuant to our stock incentive plan could also adversely affect the market price for our common stock.

FORWARD-LOOKING STATEMENTS

      This prospectus may contain “forward-looking statements” that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including, without limitation, some of the statements under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” are forward-looking statements. Forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “should,” “may,” “could,” “will continue,” “will likely result,” or other similar words and phrases. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and our business in general is subject to risks that could affect the value of our securities, including the factors discussed under “Risk Factors.” These factors include, among other things, the following:

•	concerns about food-borne illnesses;

•	negative publicity, whether or not valid;

•	adverse public perception due to the occurrence of avian flu;

•	increases in the cost of chicken;

•	our dependence upon frequent deliveries of food and other supplies;

•	our sensitivity to events and conditions in the greater Los Angeles area;

•	our ability to open new restaurants in new and existing markets;

•	our reliance in part on our franchisees;

•	our vulnerability to changes in consumer preferences and economic conditions;

•	our ability to compete successfully with other quick service and fast casual restaurants;

•	our ability to service our indebtedness;

•	matters relating to employment and labor laws;

•	labor shortages or increases in labor costs;

•	our ability to renew leases at the end of their terms;

•	the impact of federal, state or local government regulations relating to the preparation and sale of food, zoning and building codes, and employee, environmental and other matters;

•	our ability to protect our name and logo and other proprietary information; and

•	the impact of litigation.

      These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” We cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

THE TRANSACTIONS

      We intend to use the net proceeds of this offering along with $        million of term loan borrowings and $        million of revolving credit facility borrowings under our new senior secured credit facilities to:

•	repay all amounts outstanding under our existing senior secured credit facilities;

•	consummate our offer to purchase the $125.0 million aggregate principal amount outstanding of the 2013 Notes;

•	consummate our offer to purchase the outstanding 2014 Notes, which as of June 28, 2006 had an accreted value of $24.5 million;

•	pay a fee of $2.5 million to Trimaran Fund Management to terminate the management agreement entered into between CAC and Trimaran Fund Management and $1.5 million to Trimaran Fund Management as an advisory fee related to the transactions; and

•	pay fees and expenses related to the transactions.

      New Senior Secured Credit Facilities. In connection with this offering, our subsidiary, EPL, intends to enter into new senior secured credit facilities consisting of a $      million revolving credit facility and a $      million term loan pursuant to the terms of a commitment letter that EPL has entered into with Merrill Lynch Capital Corporation, Bank of America, N.A. and Goldman Sachs Credit Partners L.P., each of whom are affiliates of underwriters in this offering. See “Description of Indebtedness—Indebtedness to Be Incurred—New Senior Secured Credit Facilities” for a description of the expected material terms of our new senior secured credit facilities. We expect our new senior secured credit facilities to be completed concurrently with the closing of this offering and the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes. Our entry into the new senior secured credit facilities is conditioned on the completion of this offering and the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes, with settlement of both tender offers and consent solicitations to occur on the next business day, described below.

      2013 Notes Tender Offer and Consent Solicitation. On May 15, 2006, EPL, our wholly owned subsidiary, commenced a tender offer to purchase for cash all of the outstanding 2013 Notes and we solicited consents to amend the indenture governing the 2013 Notes to remove substantially all of the restrictive covenants thereunder. All of the outstanding 2013 Notes were tendered into the tender offer and we received the requisite number of consents to effect the proposed amendments to the indenture, subject to the settlement of the tender offers and consent solicitations for both the 2013 Notes and the 2014 Notes. The total consideration to be paid to the holders of $124.9 million principal amount of 2013 Notes that tendered their 2013 Notes and delivered their related consents by May 30, 2006 is $        per $1,000 principal amount of such 2013 Notes, including a consent payment of $50 per $1,000 of principal amount, and the consideration to be paid to the holders of $0.1 million principal amount of 2013 Notes that tendered their 2013 Notes after May 30, 2006 is $        per $1,000 principal amount with, in both cases, accrued interest through, but excluding, the date of purchase. The tender offer and consent solicitation for the 2013 Notes are conditioned upon the completion of this offering and entering into our new senior secured credit facilities.

      2014 Notes Tender Offer and Consent Solicitation. On May 15, 2006, Intermediate, our wholly owned subsidiary, commenced a tender offer to purchase for cash all of the outstanding 2014 Notes and we solicited consents to amend the indenture governing the 2014 Notes to remove substantially all of the restrictive covenants thereunder. All of the outstanding 2014 Notes, which as of June 28, 2006 had an accreted value of $24.5 million, were tendered into the tender offer and we received the requisite number of consents to effect the proposed amendments to the indenture, subject to the settlement of the tender offers and consent solicitations for both the 2013 Notes and the 2014 Notes. The total consideration to be paid to the holders of 2014 Notes is $1,120 per $1,000 of accreted value of the 2014 Notes, including a consent payment of $50 per $1,000 of accreted value of the 2014 Notes on the date of purchase. The tender offer and consent solicitation for the 2014 Notes are conditioned upon the completion of this offering and entering into our new senior secured credit facilities.

      Termination of Management Agreement and Payment of Advisory Fee. In connection with our acquisition by CAC, a management agreement was entered into between CAC and Trimaran Fund Management, pursuant to which, among other things, Trimaran and CAC agreed to provide certain advisory services to us for a yearly fee of $500,000, plus expenses. As part of this offering, CAC will terminate this management agreement with Trimaran Fund Management and we will pay a one-time fee of $2.5 million. In addition, we will pay Trimaran Fund Management a transaction advisory fee of $1.5 million in connection with Trimaran Fund Management's advice and assistance in structuring the transactions. See “Certain Relationships and Related Transactions—Monitoring and Management Services Agreement” for more information.

      The Mergers. Prior to the consummation of this offering, CAC will merge with and into CSC, with CSC being the surviving corporation and, immediately following that merger, CSC will merge with and into us, with our company being the surviving entity. We refer to these two merger transactions as “the mergers.” The mergers will simplify our organizational structure and have an insignificant effect on our consolidated financial statements included elsewhere in this prospectus. In the mergers, all             shares of CAC common stock and options to purchase             shares of CAC common stock, including shares and options held by LLC and members of our management, will be converted into          shares of our common stock and options to purchase          shares of our common stock. Pursuant to the terms of the award agreements under which the options were granted, options to purchase 105,663 shares of our common stock will vest immediately upon consummation of this offering and these options, together with any previously vested options, will remain exercisable in accordance with the terms of the original grant. Additionally, options to purchase 105,663 shares of our common stock will automatically terminate and the optionees will be entitled to receive grants of our restricted stock with an aggregate economic value equal to the fair market value (measured at the close of business of the first day of public trading) of the shares of our common stock into which the terminated unvested options were exercisable minus the aggregate exercise price of such options.

      After the consummation of the mergers, we expect that this offering will close concurrently with the following transactions:

•	the termination of the management agreement and payment of the advisory fee;

•	the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes, with settlement of both tender offers and consent solicitations to occur on the next business day;

•	entry into our new senior secured facilities; and

•	repayment of all amounts outstanding under our existing senior secured credit facilities.

      The tender offer and consent solicitations for the 2013 Notes and the 2014 Notes, as well as the termination of the management agreement and payment of advisory fee, are conditioned upon the completion of this offering and entering into our new senior secured credit facilities. Our entry into the new senior secured credit facilities is conditioned upon the completion of this offering and the expiration of the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes, with settlement of both tender offers and consent solicitations to occur on the next business day.

      We refer to the mergers, this offering, the entering into the new senior secured credit facilities, the offers to purchase the 2013 Notes and the 2014 Notes and the application of the proceeds of this offering and borrowings under the new senior secured credit facilities in the manner described above as “the transactions.”

      See “Use of Proceeds” for more information.

USE OF PROCEEDS

      Based upon an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover page of this prospectus), we will receive from this offering net proceeds of approximately $        million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $        million. A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the net proceeds to us from this offering by approximately $        million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

      The following table illustrates the estimated sources of and uses for the proceeds of this offering and the borrowings under the new senior secured credit facilities, assuming that the transactions all occurred as of June 28, 2006 and that the underwriters have not exercised their over-allotment option. See “The Transactions.” Actual amounts may differ.

Sources of Funds	Amounts	Uses of Funds	Amounts
	(in thousands)		(in thousands)
Available cash	$	Repayment of existing senior
Proceeds from this offering		secured credit facilities(1)	$
New senior secured credit		Repurchase of 2013 Notes(2)
facilities—revolving credit		Repurchase premium for 2013
facility		Notes and accrued interest(3)
New senior secured credit		Repurchase of 2014 Notes(4)
facilities—term loan		Repurchase premium for 2014 Notes(5)
Management agreement termination fee
Transactions advisory fee to Trimaran Fund Management
Fees and expenses

Total Sources	$	Total Uses	$

(1)	Our existing senior secured credit facilities consist of a term loan and a revolving credit facility. As of June 28, 2006, we had $104.0 million of term loan borrowings and no borrowings under the revolving credit facility. As of June 28, 2006, the interest rate on the term loan borrowings was 7.76%. The term loan matures on November 18, 2011 and the revolving credit facility matures on November 18, 2010.

(2)	As of June 28, 2006, there was $125.0 million aggregate principal amount outstanding of the 2013 Notes and interest accrues at the rate of 11 3⁄4% per year. The 2013 Notes mature on November 15, 2013. Net proceeds from the issuance of the 2013 Notes were used to consummate CAC's acquisition of us, refinance indebtedness and pay related fees and expenses.

(3)	$124.9 million principal amount of the 2013 Notes have been tendered on or before June 28, 2006 and such holders of the 2013 Notes will receive the consent payment. See “The Transactions.”

(4)	As of June 28, 2006, the 2014 notes had an accreted value of $24.5 million. Cash interest is payable on the 2014 Notes at a rate of 14 1⁄2% beginning on May 15, 2010. Prior to that time the principal value of the 2014 Notes will increase at a rate of 14 1⁄2% compounded annually. The 2014 Notes mature on November 15, 2014. Net proceeds from the issuance of the 2014 Notes were used to consummate CAC's acquisition of us, refinance indebtedness and pay related fees and expenses. Reflects accreted value of the 2014 Notes through, but excluding, the date of purchase.

(5)	All the 2014 Notes have been tendered and all holders of the 2014 Notes will receive the consent payment. See “The Transactions.”

DIVIDEND POLICY

      Our board of directors does not anticipate authorizing the payment of cash dividends on our common stock in the foreseeable future. Our board of directors currently intends to retain all available funds and any future earnings to repay debt or to finance the further expansion and continued growth of our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, capital requirements, general business conditions and any other factors our board of directors deems relevant. In addition, we expect that our ability to pay cash dividends will be restricted under the terms of our new senior secured credit facilities. See “Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness—Indebtedness to Be Incurred—New Senior Secured Credit Facilities.”

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of June 28, 2006 on an actual basis and on an as adjusted basis as if the completion of the transactions had occurred on June 28, 2006. See “Use of Proceeds” and “The Transactions.”

      You should read the information in this table together with our consolidated financial statements and related notes included elsewhere in this prospectus, and with “the Transactions,” “Selected Consolidated Financial and Other Data” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

	As of June 28, 2006
	Actual	As Adjusted
	(Dollars in thousands except per share amount)
Cash and cash equivalents(1)	$1,678	$

Total debt:
Existing senior secured revolving credit facility(2)	—
Existing senior secured term loan	103,978
2014 Notes(3)	24,540
2013 Notes(4)	123,548
2009 Notes	250
Capital leases	5,885
New senior secured revolving credit facility(5)	—
New senior secured term loan	—

Total debt	258,201
Stockholders' equity:
Common stock, $0.10 par value per share—actual: 2,000,000 shares authorized; 810,233 shares issued and outstanding; as adjusted: shares authorized; shares issued and outstanding	81
Additional paid-in capital(1)	172,547
Retained earnings(6)	661

Total stockholders' equity(1)	173,289

Total capitalization(1)	$431,490	$

(1)	Each $1.00 increase in the assumed initial public offering price of $ per share would increase each of and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price of $ per share would decrease cash and cash equivalents to $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	As of June 28, 2006, we had $16.9 million of available borrowings under the revolving credit facility under our existing senior secured credit facilities.

(3)	On May 15, 2006, Intermediate commenced a tender offer to purchase for cash any and all outstanding 2014 Notes. All of the 2014 Notes have been tendered and we expect to accept all the 2014 Notes for payment. See “The Transactions.”

(4)	On May 15, 2006, EPL commenced a tender offer to purchase for cash any and all outstanding 2013 Notes. All of the outstanding 2013 Notes were tendered into the tender offer and we expect to accept all the 2013 Notes for payment. See “The Transactions.”

(5)	Following the completion of the transactions, we expect to have $ million of available borrowings under the revolving credit facility under our existing senior secured credit facilities. See “Description of Indebtedness—Indebtedness to be Incurred—New Senior Secured Credit Facilities.”

(6)	As adjusted retained earnings reflects the write-off of $ million deferred financing costs relating to the repayment in full of our existing senior secured credit facilities and the repurchase of the 2014 Notes and the 2013 Notes and $ million of tender premiums, consent fees and associated expenses related to the repurchase of the 2014 Notes and the 2013 Notes in connection with the transactions.

DILUTION

      Purchasers of the common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by purchasers of shares of our common stock exceeds the net tangible book value per share of our common stock immediately following the completion of the offering. Net tangible book value represents the amount of our total tangible assets minus our total tangible liabilities. Net tangible book value per share represents our net tangible book value divided by the number of shares of common stock outstanding. Tangible assets represent our total assets less our intangible assets consisting of goodwill, domestic trademarks and other intangible assets. Tangible liabilities represents our total liabilities less our intangible liabilities. As of June 28, 2006, our net tangible book value was $(228.70) million and our net tangible book value per share was $(282.30).

      After giving effect to the transactions, including the mergers and the application of the proceeds of the offering, as described in “Use of Proceeds,” based upon an assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus, our net tangible book value as of June 28, 2006, would have been approximately $        million, or $        per share of common stock. This represents an immediate increase in net tangible book value to our existing stockholders of $        per share and an immediate dilution to new investors in this offering of $        per share. The following table illustrates this per share dilution in as adjusted net tangible book value to new investors:

Assumed initial public offering price per share		$
Net tangible book value (deficit) per share as of June 28, 2006	$(282.30)
Increase in net tangible book value per share attributable to cash payments made by purchasers

As adjusted net tangible book value (deficit) per share after giving effect to the transactions

Dilution per share to new investors		$

      A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) our as adjusted net tangible book value by $        million, as adjusted net tangible book value per share after this offering by $        per share, and the dilution per share to new investors by $        per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (or decrease) of 1,000,000 shares from the expected number of shares to be sold in the offering, assuming no change in the initial public offering price from the price assumed above, would increase (decrease) our net tangible book value after giving effect to the transactions by approximately $        million, increase (decrease) our adjusted net tangible book value per share after giving effect to the transactions by $        per share, and decrease (increase) the dilution in net tangible book value per share to new investors in this offering by $        per share, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option. The pro forma information discussed above is illustrative only.

      The following table summarizes, as of June 28, 2006 on a pro forma basis, the total number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering before deducting estimated underwriting discounts and commissions and our estimated offering expenses. The calculation below is based on an assumed initial offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
(Dollars in millions)
Existing stockholders		%	$	%	$
New investors

Total		100.0%	$	100.0%

      An increase (or decrease) in the initial public offering price from the assumed initial public offering price of $        per share by $1.00 would increase (or decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $        million, $        million and $1.00, respectively, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of the offering.

      The foregoing discussion and tables do not include:

•	shares that may be issued pursuant to the underwriters' over-allotment option; and

•	shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $ per share.

      To the extent that all outstanding options are exercised, your investment will be further diluted by an additional $        per share. In that event, the total number of shares of common stock purchased from us by our existing stockholders would be            , the aggregate cash consideration paid to us by our existing stockholders would be $        million and the average price per share paid by existing stockholders would be $        per share. In addition, you will incur additional dilution if we grant more options in the future with exercise prices below the initial public offering price.

      If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately    % and our new investors would own approximately    % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table contains summary consolidated historical financial and other data for fiscal 2003, fiscal 2004 and for the period from December 30, 2004 to November 17, 2005, derived from the audited historical consolidated financial statements and related notes of our company, and for the 26-week period ended June 29, 2005, derived from our unaudited historical consolidated financial statements and related notes of our company, in each case prior to our acquisition by CAC. We refer to ourselves as the Predecessor for all periods prior to CAC's acquisition of us. The table also contains summary consolidated historical financial and other data for the period from November 18, 2005 to December 28, 2005, derived from the audited historical consolidated financial statements and related notes of our company, and for the 26-week period ended June 28, 2006, derived from our unaudited historical consolidated financial statements and related notes of our company, in each case following our acquisition by CAC. We refer to ourselves as the Successor for all periods following CAC's acquisition of us.

      The unaudited historical consolidated financial statements for the 26-week periods ended June 28, 2006 and June 29, 2005 reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position and the results of operations for the periods presented. Operating results for the 26-week period ended June 28, 2006 are not necessarily indicative of the results that may be expected for fiscal 2006.

      The selected consolidated financial data should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

	Predecessor(1)						Successor(1)
	Fiscal(2)				December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2001	2002	2003	2004
(Amounts in thousands, except per share data)
Income Statement Data:
Restaurant revenue	$174,818	$182,549	$193,220	$204,820	$197,267	$108,335	$24,527	$120,829
Franchise revenue	11,719	12,683	13,226	14,216	13,661	7,501	1,742	8,197

Total operating revenue	186,537	195,232	206,446	219,036	210,928	115,836	26,269	129,026
Product cost	52,740	55,116	58,430	64,595	62,638	34,302	7,958	38,008
Payroll and benefits	47,821	51,983	53,608	55,200	50,325	28,094	6,746	30,838
Depreciation and amortization	14,137	13,169	13,039	13,894	12,743	7,077	1,203	4,880
Other operating expenses	53,513	54,789	60,978	65,941	65,356	34,470	7,958	39,034

Operating income	18,326	20,175	20,391	19,406	19,866	11,893	2,404	16,266
Interest expense, net	9,951	8,099	8,100	18,025	38,726	9,501	3,385	14,218

Income (loss) before income taxes	8,375	12,076	12,291	1,381	(18,860)	2,392	(981)	2,048
Provision (benefit) for income taxes	3,713	4,798	4,932	28	(7,651)	839	(393)	799

Net income (loss)	$4,662	$7,278	$7,359	$1,353	$(11,209)	$1,553	$(588)	$1,249

Net income (loss) per share
Basic	$4.64	$7.24	$7.31	$1.32	$(10.86)	$1.50	$(0.73)	$1.54
Diluted	$4.37	$6.93	$6.98	$1.26	$(10.86)	$1.39	$(0.73)	$1.54
Shares used in computing net income (loss) per share
Basic	1,004	1,005	1,007	1,022	1,032	1,033	810	810
Diluted	1,067	1,050	1,054	1,072	1,032	1,117	810	810

	Predecessor(1)						Successor(1)
	Fiscal(2)				December 30, 2004 to November 17, 2005	26 Weeks Ended June 29, 2005	November 18, 2005 to December 28, 2005	26 Weeks Ended June 28, 2006
	2001	2002	2003	2004
(Dollars in thousands)
Supplementary Income Statement Data:
Restaurant other operating expense	$34,694	$36,773	$38,511	$39,900	$38,153	$20,456	$4,623	$24,534
Franchise expense	3,538	3,556	3,427	3,410	2,794	1,539	352	1,751
General and administrative expense	15,281	14,460	19,040	22,631	24,409	12,475	2,983	12,749

Total other operating expenses	$53,513	$54,789	$60,978	$65,941	$65,356	$34,470	$7,958	$39,034

Balance Sheet Data (at period end):
Cash and cash equivalents	$6,826	$3,011	$5,541	$5,916		$9,603	$3,552	$1,678
Net property(3)	68,608	65,090	64,678	64,103		63,552	71,307	70,859
Total assets	167,836	154,572	164,193	167,282		169,818	509,744	508,202
Total debt(4)	82,895	71,457	133,230	169,582		168,816	260,314	258,201
Total stockholders' equity (deficiency)	30,747	38,311	(3,673)	(38,807)		(37,244)	171,691	173,289
Other Data:
Capital expenditures(5)	$14,140	$10,382	$12,262	$14,849	$13,270	$6,295	$2,891	$4,713
Same-store sales growth(6)
Company-operated	4.3%	(0.8)%	3.0%	5.2%		4.6%		5.8%
Franchised	7.5%	2.0%	5.3%	6.7%		6.2%		9.1%
System-wide	5.9%	0.6%	4.2%	6.0%		5.4%		7.5%
Number of restaurants (at period end)
Company-operated	136	134	137	137		139	142	146
Franchised	157	171	178	185		188	191	195

System-wide	293	305	315	322		327	333	341

(1)	We refer to ourselves as the Predecessor for all periods prior to CAC's acquisition of us and as the Successor for all periods subsequent to CAC's acquisition of us.

(2)	We use a 52- or 53-week fiscal year ending on the last Wednesday of the calendar year. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Approximately every six or seven years a 53-week fiscal year occurs. Fiscal 2003, which ended December 31, 2003, was a 53-week fiscal year. Fiscal 2001, 2002 and 2004 were 52-week fiscal years.

(3)	Net property consists of property owned and property held under capital leases.

(4)	Total Predecessor debt consists of the 2009 Notes, the 2010 Notes, notes payable and capital lease obligations. Total Successor debt consists of untendered 2009 Notes, the 2013 Notes, the 2014 Notes, borrowings under the existing senior secured credit facilities and capital lease obligations.

(5)	Capital expenditures consist of cash paid for the purchase of property as well as cash paid for the purchase of restaurants from franchisees, which amounted to $1,288,000 and $2,421,000 in fiscal 2003 and fiscal 2004, respectively.

(6)	Same-store sales growth reflects the change in year-over-year sales for the comparable restaurant base. Restaurants enter the comparable base for same-store sales the first full week after that restaurant's one-year anniversary. System-wide same-store sales growth includes sales at company-operated restaurants and franchise restaurants. We do not record franchise restaurant sales as revenue. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial data has been derived by the application of pro forma adjustments to our historical consolidated financial statements.

      The unaudited pro forma condensed consolidated statement of operations for the year ended December 28, 2005 gives effect to the Acquisition and Original Financing (as described below) on a pro forma basis and to the transactions on a pro forma as adjusted basis, as if they occurred on the first day of that period. The unaudited pro forma condensed consolidated statement of operations for the 26-week period ended June 28, 2006 gives effect to the transactions on a pro forma as adjusted basis, as if the transactions occurred on the first day of that period. The unaudited pro forma condensed consolidated balance sheet data as of June 28, 2006 gives effect to the transactions as if they occurred as of that date. All financial effects resulting from the Acquisition and the Original Financing are already reflected in our consolidated historical balance sheet as of June 28, 2006, and accordingly, no pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet data are necessary for the Acquisition and the Original Financing.

      The Acquisition. On September 27, 2005, we entered into a stock purchase agreement among CAC, us, Intermediate, EPL, our existing equity holders, who include our current management, and American Securities Capital Partners, L.P., or ASCP, our former controlling stockholder. Pursuant to the stock purchase agreement, CAC agreed to purchase all of our issued and outstanding common stock (other than certain shares exchanged by existing shareholders, including management), which we refer to as the Acquisition. On November 18, 2005, the Acquisition was completed. The purchase price for the stock transferred in the Acquisition was based on a debt-free purchase price (subject to adjustment as provided in the stock purchase agreement for debt and debt related costs, transaction expenses, working capital and management retained equity) for all of our issued and outstanding common stock, and totaled $435.9 million.

      The Original Financing. On November 18, 2005, EPL Intermediate Finance Corp., a Delaware corporation, or Intermediate Finance, issued the 2014 Notes, consisting of 14 1⁄2% senior discount notes due 2014, which as of June 28, 2006 had an accreted value of $24.5 million. Intermediate Finance merged with and into Intermediate with Intermediate surviving the merger and assuming Intermediate Finance’s obligations under the notes and the related indenture. On November 18, 2005, EPL Finance Corp., a Delaware corporation, or EPL Finance, issued the 2013 Notes, consisting of $125.0 million aggregate principal amount of 11 3⁄4% senior notes due 2013. The 2013 Notes are guaranteed by Intermediate. EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance’s obligations under the notes and the related indenture. On November 18, 2005, EPL entered into our existing senior secured credit facilities, with Intermediate as parent guarantor. Our existing senior secured credit facilities provide for a $104.5 million term loan and $25.0 million in available revolving credit facility borrowings. In connection therewith, Intermediate's prior credit facility was paid off in full. See “Description of Indebtedness—Indebtedness to Be Repaid—Existing Senior Secured Credit Facilities.”

      The Transactions. Pro forma adjustments for the transactions reflect (i) the mergers, including the conversion of shares of CAC common stock and options to purchase shares of CAC common stock into shares of our common stock and options to purchase shares of our common stock, and the subsequent termination of certain unvested options to purchase shares of our common stock in exchange for shares of our restricted stock in connection with this offering, (ii) the issuance of            shares of our common stock in this offering, (iii) our entering into our new senior secured credit facilities and (iv) the application of the net proceeds of this offering of $           million, and the $           million term loan borrowings and the $           million revolving credit facility borrowings under our new senior secured credit facilities to (a) repay all amounts outstanding under our existing senior secured credit facilities, (b) purchase the $125.0 million aggregate principal amount outstanding of the 2013 Notes, (c) purchase the outstanding 2014 Notes, which as of June 28, 2006 had an accreted value of $24.5 million, (d) pay a fee of $2.5 million to Trimaran Fund Management to terminate the management agreement entered into between CAC and Trimaran Fund Management, (e) pay $1.5 million to Trimaran Fund Management as an advisory fee related to the transactions and (f) pay fees and expenses related to the transactions. See “Transactions” for more information.

      The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the Acquisition, the Original Financing and the transactions for which we are giving pro forma effect actually occurred on the dates indicated as described above and in the accompanying notes, nor is such unaudited pro forma financial information necessarily indicative of the results to be expected for the full year or any future period. A number of factors may affect our results. See “Forward-Looking Statements” and “Risk Factors.”

      The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma statement of operations and balance sheet provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma financial information. The unaudited pro forma financial information should be read in conjunction with “Capitalization,” “The Transactions,” “Use of Proceeds,” “Selected Historical Financial Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 28, 2005

	Predecessor	Successor
	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005	Adjustments Related to the Acquisition and the Original Financing		Pro Forma Fiscal 2005	Adjustments Related to the Transactions (5)	Pro Forma As Adjusted Fiscal 2005
(Amounts in thousands, except per share data)
Operating revenue:
Restaurant revenue	$197,267	$24,527			$221,794	$	$
Franchise revenue	13,661	1,742			15,403

Total operating revenue	210,928	26,269			237,197
Operating expenses:
Product cost	62,638	7,958			70,596
Payroll and benefits	50,325	6,746			57,071
Depreciation and amortization	12,743	1,203	$(4,376	)(1)	9,570
Other operating expenses	65,356	7,958	2,428	(2)	75,742

Total operating expenses	191,062	23,865	(1,948)		212,979

Operating income	19,866	2,404	1,948		24,218
Interest expense—Net of interest income of $369 and $60 for the periods ended November 17, 2005 and December 28, 2005, respectively	38,726	3,385	(14,328	)(3)	27,783

Income (loss) before provision (benefit) for income taxes	(18,860)	(981)	16,276		(3,565)
Provision (benefit) for income taxes	(7,651)	(393)	6,673	(4)	(1,371)

Net income (loss)	$(11,209)	$(588)	$9,603		$(2,194)		$

Net income (loss) per share:
Basic	$(10.86)	$(0.73)			$(2.71)		$
Diluted	$(10.86)	$(0.73)			$(2.71)		$
Shares used in computing net income (loss) per share:
Basic	1,032	810			810
Diluted	1,032	810			810

(1)	Represents (i) elimination of existing depreciation and amortization expense of $13.9 million due to the change in fair value of the assets as a result of the acquisition of us by CAC; (ii) the estimated depreciation expense of $9.1 million related to the fair value of property owned, based on the valuation of the associated assets (the calculation of the pro forma depreciation is based on the tangible property revaluation of $62.0 million with a weighted average life of approximately six years); and (iii) the estimated amortization expense of $0.5 million related to the fair value of intangible assets, which primarily consists of the franchise network valued at $8.0 million with a life of 17.5 years. The calculations above are based on a third-party revaluation of all of our tangible assets and intangible assets. For a description of the purchase price allocation for the acquisition, see Note 2 of our year end consolidated financial statements on page F-8.

(2)	Represents the (i) increase in management fee payable to Trimaran Fund Management of $0.1 million; (ii) additional rent expense of $1.8 million due to the change in the fair value of favorable and unfavorable operating leasehold interests as a result of the acquisition of us by CAC (in connection with the acquisition, favorable leasehold interests have been revalued at $5.9 million and unfavorable leasehold interests have been revalued at $9.2 million, with the net liability amortized over the weighted average life of the leases of approximately six years); and (iii) additional rent expense due to the recalculation of straight line rent expense of $0.5 million. The $1.8 million in additional rent expense was computed by subtracting the reduction to rent expense resulting from the amortization of the net unfavorable leasehold interest of $2.1 million, which existed prior to the acquisition, from the reduction to rent expense resulting from the amortization of the net unfavorable leasehold interests of $0.3 million, based on a revaluation of leases conducted as of the acquisition date by a third-party valuation specialist. The $0.5 million recalculated straight-line rent expense was computed by subtracting the amortization of deferred rent of $0.5 million, which existed prior to the acquisition, from the amortization of the deferred rents of $1.0 million which was recalculated as of the acquisition date. The calculations in (ii) and (iii) above are based on a third-party revaluation of all of our tangible assets and intangible assets.

(3)	Represents (i) the elimination of existing interest expense of $42.1 million; (ii) the recording of interest expense of $26.7 million under our existing senior secured credit facilities, existing capitalized leases, certain other debt instruments, the 2013 Notes and the 2014 Notes; (iii) the recording of accretion for leasehold interests, which results in a $0.2 million reduction in interest expense; and (iv) amortization of deferred financing costs of our existing senior secured credit facilities, our 2013 Notes and 2014 Notes of $1.3 million. A hypothetical 1⁄8% change in the interest rate on the variable portion of our debt would result in a $139,000 change in our pro forma interest expense. The calculations above assume that: (i) all but $250,000 of the 2009 Notes are eliminated; (ii) all of the 2010 Notes are eliminated; (iii) all miscellaneous mortgages are eliminated; (iv) the issuance of the 2013 Notes, consisting of $125.0 aggregate principal amount at an interest rate of 11 3⁄4% per year, the issuance of the 2014 Notes, consisting of $39.3 aggregate principal amount at maturity at an interest rate of 14 1⁄2% per year and which had an accreted value of $22.5 million at the time of issuance, and amounts under the term loan of existing senior secured credit facilities of $104.5 million at an interest rate of 7.4% per year; and (v) deferred financing costs of $6.3 million that were incurred as a result of the issuance of to the 2013 Notes amortized over eight years, of $0.7 million that were incurred as a result of the issuance of the 2014 Notes, amortized over nine years, and $2.6 million that were incurred as a result of entering into our existing senior secured credit facilities, amortized over six years. Deferred financing costs are amortized using the effective interest method over the terms of the related notes, which vary from six to nine years.

(4)	Represents a $6.7 million increase to income taxes at our effective tax rate of approximately 41%.

(5)	Adjustments to record the transactions reflect:
a.	A decrease in other operating expenses of $ million related to the termination of the management agreement entered into between CAC and Trimaran Fund Management, offset by $ million in estimated expenses for new option and/or restricted stock grants recognized under Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), issued by the Financial Accounting Standards Board, or FASB. In order to calculate the expenses for option/restricted stock grants, we use the Black-Scholes option-pricing model and we have developed estimates of various inputs, including forfeiture rate of options, expected term of the option grants, expected volatility of our common stock, comparable risk-free interest rate and expected dividend rate. The forfeiture rate is based on historical rates of forfeited option grants and reduces the compensation expense recognized. The expected term of options granted is derived from both historical and forecasted exercise activity for options we have granted within a specified date range. The comparable risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of our stock options. Expected volatility is based on the stock price volatility for companies in our industry. We do not anticipate paying any cash dividends in the foreseeable future and therefore we use an expected dividend rate of zero. The significant assumptions used in the calculation are as follows:
Forfeiture rate	%
Expected term life	years
Expected volatility	%
Risk-free interest rate	%
Expected dividend rate	0%

b.	Represents: (i) the elimination of existing interest expense of $27.8 million; (ii) the recording of interest expense under our new senior secured credit facilities and existing capitalized leases of $ million; (iii) the recording of accretion for leasehold interests which results in a $0.2 million reduction in interest expense; and (iv) amortization of deferred financing costs of our new senior secured credit facilities of $ million. A hypothetical 1⁄8% change in the interest rate on the variable portion of our debt would result in a $ change in interest expense. The calculations above assume that: (i) all of the 2013 Notes are purchased; (ii) all of the 2014 Notes are purchased; (iii) amounts under the term loan of our existing senior secured credit facilities of $104.5 million are repaid; (iv) $ million of term loan borrowings at an interest rate of % per year and $ million of revolving credit facility borrowings at an interest rate of % per year which are, in each case, made under our new senior secured credit facilities; and (v) deferred financing costs of $ million that were incurred as a result of entering into our new senior secured credit facilities and will be amortized over years. Deferred financing costs are amortized using the effective interest method over the terms of the term loan and revolving credit facility of our new senior secured credit facilities, which vary from to years.
c.	Conversion of shares of CAC common stock into shares of our common stock and conversion of options to purchase shares of CAC common stock into options to purchase shares of our common stock, and subsequent termination of certain unvested options to purchase shares of our common stock in exchange for shares of our restricted stock in connection with this offering.
d.	Issuance of million shares of common stock, resulting in net proceeds of $ million, which includes shares, the proceeds of which will be used to fund payments to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services in connection with the offering.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
26-Week Period Ended June 28, 2006

	26 Weeks Ended June 28, 2006	Adjustments Related to the Transactions (1)	Pro Forma As Adjusted 26 Weeks Ended June 28, 2006
(Amounts in thousands, except per share data)
Operating revenue:
Restaurant revenue	$120,829
Franchise revenue	8,197		$

Total operating revenue	129,026
Operating expenses:
Product cost	38,008
Payroll and benefits	30,838
Depreciation and amortization	4,880
Other operating expenses	39,034

Total operating expenses	112,760

Operating income	16,266
Interest expense—Net	14,218

Income (loss) before provision (benefit) for income taxes	2,048
Provision (benefit) for income taxes	799

Net income (loss)	$1,249

Net income (loss) per share:
Basic	$1.54
Diluted	$1.54
Shares used in computing net income (loss) per share:
Basic	810
Diluted	810

(1)	Adjustments to record the transactions reflect:
a.	A decrease in other operating expenses of $ million related to the termination of the management agreement entered into between CAC and Trimaran Fund Management, offset by $ million in estimated expenses for new option and/or restricted stock grants recognized under SFAS 123(R), issued by FASB. In order to calculate the expenses for option/restricted stock grants, we use the Black-Scholes option-pricing model and we have developed estimates of various inputs, including forfeiture rate of options, expected term of the option grants, expected volatility of our common stock, comparable risk-free interest rate and expected dividend rate. The forfeiture rate is based on historical rates of forfeited option grants and reduces the compensation expense recognized. The expected term of options granted is derived from both historical and forecasted exercise activity for options we have granted within a specified date range. The comparable risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of our stock options. Expected volatility is based on the stock price volatility for companies in our industry. We do not anticipate paying any cash dividends in the foreseeable future and therefore we use an expected dividend rate of zero. The significant assumptions used in the calculation are as follows:
Forfeiture rate	%
Expected term life	years
Expected volatility	%
Risk-free interest rate	%
Expected dividend rate	0%

b.	Represents: (i) the elimination of existing interest expense of $14.2 million; (ii) the recording of interest expense under our new senior secured credit facilities and existing capitalized leases of $ million; (iii) the recording of accretion for leasehold interests which results in a $0.2 million reduction in interest expense; and (iv) amortization of deferred financing costs of our new senior secured credit facilities of $ million. A hypothetical 1⁄8% change in the interest rate on the variable portion of our debt would result in a $ change in interest expense. The calculations above assume that: (i) all of the 2013 Notes are purchased; (ii) all of the 2014 Notes are purchased; (iii) amounts under the term loan of our existing senior secured credit facilities of $104.2 million are repaid; (iv) $ million of term loan borrowings at an interest rate of % per year and $ million of revolving credit facility borrowings at an interest rate of % per year are, in each case, made under our new senior secured credit facility; and (v) deferred financing costs of $ million that were incurred as a result of entering into our new senior secured credit facilities and will be amortized over years. Deferred financing costs are amortized using the effective interest method over the terms of the term loan and revolving credit facility of our new senior secured credit facilities, which vary from to years.
c.	Conversion of shares of CAC common stock into shares of our common stock and conversion of options to purchase shares of CAC common stock into options to purchase shares of our common stock, and subsequent termination of certain unvested options to purchase shares of our common stock in exchange for shares of our restricted stock in connection with this offering.

d.	Issuance of million shares of common stock, resulting in net proceeds of $ million, which includes shares, the proceeds of which will be used to fund payments to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services in connection with the offering.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At June 28, 2006

	June 28, 2006	Adjustments Related to the Transactions(1)	Pro Forma As Adjusted June 28, 2006
	(Amounts in thousands)
Cash and cash equivalents	$1,678	$	$
Net property	70,859
Total assets	508,202
Total debt	258,201
Total stockholders' equity	173,289

(1)	Pro forma adjustments to record the transactions as of June 28, 2006 reflect:
a.	Issuance of million shares of common stock, resulting in net proceeds of $ million, which includes shares, the proceeds of which will be used to fund payments to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services in connection with the offering.
b.	A decrease in long-term debt of $ million relating to the net effect of entering into our new senior secured credit facilities and the application of the net proceeds of this offering of $ million, and the $ million term loan borrowings and the $ million revolving credit facility borrowings under our new senior secured credit facilities to repay the $104.2 million outstanding under our existing senior secured credit facilities, the purchase of the $125.0 million aggregate principal amount outstanding of the 2013 Notes and the purchase of the outstanding 2014 Notes, which as of June 28, 2006, had an accreted value of $24.5 million.
c.	A net decrease in other noncurrent assets of $ million relating to the write-off of $ million deferred financing costs relating to the repayment in full of our existing senior secured credit facilities and the repurchase of the 2014 Notes and the 2013 Notes and the recording of $ million of debt issuance costs related to the transactions.
d.	A net decrease in shareholders' equity of $ million relating to the write-off of $ million deferred financing costs relating to the repayment in full of our existing senior secured credit facilities and the repurchase of the 2014 Notes and the 2013 Notes and the recording of $ million of tender premiums, consent fees and associated expenses related to the repurchase of the 2014 Notes and the 2013 Notes in connection with the transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations contains forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and our financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discusses the financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

      We own, operate and franchise restaurants specializing in marinated, flame-grilled chicken. As of June 28, 2006, our restaurant system had 341 restaurants, consisting of 146 company-operated and 195 franchised restaurants, located principally in California, with additional restaurants in Arizona, Nevada, Texas and Illinois. During fiscal 2005, we closed one company-operated and one franchised restaurant and we opened six new company-operated and seven new franchised restaurants. Our typical restaurant is a freestanding building ranging from approximately 2,200 to 2,600 square feet with seating for approximately 60 customers and offering drive-thru convenience.

      Our revenue is derived from two primary sources, company-operated restaurant revenue and franchise revenue, the latter of which is comprised principally of franchise royalties and to a lesser extent franchise fees and sublease rental income. From fiscal 2004 to fiscal 2005, same-store sales growth for restaurants system-wide increased 8.2%. For the 26 weeks ended June 28, 2006, same store sales growth for restaurants system-wide increased 7.5% over the 26 weeks ended June 29, 2005.

      Increases in company-operated restaurant revenue are due to growth in new company-operated restaurants and to increases in same store sales, which may include price and transaction volume increases. We implemented a menu price increase in January 2006 and a chicken meal restructuring in May 2005. The chicken meal restructuring consisted of changing our menu to allow our customers to select chicken meals specifying white meat, dark meat or mixed pieces, and changing prices accordingly.

      We plan to open seven to ten company-operated restaurants per year over the next few years, which is slightly higher than our company-operated restaurant growth over the last few years. Many factors can influence sales at all or specific restaurants, including increased competition, strength of marketing promotions, the restaurant manager's operational execution and changes in local market conditions and demographics.

      Franchise revenue consists of royalties, initial franchise fees and franchise rental income. Royalties average 4% of the franchisees' net sales. Our franchisees opened 7 new restaurants in fiscal 2005 and we believe they will open approximately 15 new restaurants in fiscal 2006, 4 of which have opened as of June 28, 2006. We believe that new franchise restaurant growth will increase as we sign development agreements with experienced franchisees in new and existing markets. We are currently legally authorized to market franchises in all 50 states and are pursuing opportunities in those states. We have entered into development agreements that, beginning in the fourth quarter of 2004, have resulted in area development fees being recognized as the related restaurants open. We sublease facilities to certain franchisees and the sublease rent is included in our franchise revenue. This revenue exceeds rent payments made under the leases that are included in franchise expense. Since we do not expect to lease or sublease new properties to our franchisees as we expand our franchise restaurants, we expect the portion of franchise revenue attributable to franchise rental income to decrease over time.

      Product cost, which includes food and paper costs, is our largest single expense. It is subject to increase or decrease based on commodity cost changes and depends in part on the success of controls we have in place to manage product cost in the restaurants. In February 2005, we renewed our chicken contracts with terms ranging from two to three years at higher prices than the expiring contracts. One of these contracts provides a floor and ceiling price for the chicken we buy from the supplier after the first year. We implemented price increases in January 2006 and also implemented the chicken meal restructuring in May 2005 that have partially mitigated the impact of higher chicken prices on our profitability.

      Payroll and benefits make up the next largest single expense. Payroll and benefits have been and remain subject to inflation, including salaries due to minimum wage increases and expenses for health insurance and workers' compensation insurance. A significant number of our hourly staff are paid at rates consistent with the applicable federal or state minimum wage and, accordingly, increases in the minimum wage will increase our labor cost. Workers' compensation insurance costs are subject to a number of factors, and although the state of California passed legislation designed to reduce workers' compensation insurance expense to employers, we cannot predict whether such legislation will actually reduce our workers' compensation insurance expense. We have seen a reduction in the number of workers' compensation claims due to employee safety initiatives that we began implementing in fiscal 2002.

      Depreciation and amortization expense changed subsequent to our acquisition by CAC, which we refer to as the Acquisition, a result of fair values assigned to assets acquired and liabilities assumed at the date of the Acquisition as determined by an independent valuation company.

      Other operating expenses include restaurant other operating expense, franchise expense, and general and administrative expense.

      Occupancy expense increased subsequent to the Acquisition as a result of the revaluation of the fair market value of leases assumed in the Acquisition and the reduction in the annual amortization of the unfavorable leasehold interest liability.

      Restaurant other operating expense includes occupancy, advertising and other costs such as utilities, repair and maintenance, janitorial and cleaning and operating supplies.

      Franchise expense consists primarily of rent expense that we pay to landlords associated with leases under restaurants we are subleasing to franchisees. Franchise expense usually fluctuates primarily as subleases expire and is to some degree based on rents that are tied to a percentage of sales calculation. Because we do not expect to lease or sublease new properties to our franchisees as we expand our franchise restaurants, we expect franchise expense as a percentage of franchise revenue to decrease over time. Expansion of our franchise operations does not require us to incur material additional capital expenditures.

      General and administrative expense has increased as a result of the issuance of the 2009 Notes, the 2010 Notes, the 2013 Notes and the 2014 Notes. Since the issuance of the 2009 Notes in December 2003, we have incurred and will incur expenses due to rating agency fees, higher directors and officers insurance, compliance with laws relating to corporate governance and public disclosure and audit fees. In addition, in fiscal 2004 we began to incur additional costs associated with developing disclosure controls and procedures, and implementing the level of internal controls required for a company with registered securities. General and administrative expense has also increased during the past few years as a result of stock option bonus expense to restore the approximate economic position of our option holders after dividends were paid to our stockholders with the net proceeds from the issuance of the 2009 Notes and the 2010 Notes.

      Our company-operated restaurant-level cash flow margins (representing restaurant-level revenue less product cost, payroll and benefits and restaurant other operating expense, which is calculated as a percentage of restaurant revenue), which averaged 22% and 23% for fiscal 2004 and fiscal 2005, respectively, are influenced by many factors. Changes in same-store sales have a significant impact on restaurant-level cash flow (restaurant-level revenue less product cost, payroll and benefits, and restaurant other operating expense) due to the fixed component of certain restaurant costs that do not fluctuate as sales change. The addition of new restaurants period over period will lead to increased restaurant-level revenue and costs, but is not expected to have a significant impact on expense as a percentage of revenue. We present restaurant-level cash flow margin, which is calculated as a percentage of restaurant revenue, as a further supplemental measure of the performance of our company-operated restaurants. Restaurant level cash flow and restaurant level cash flow margin are both financial measures that are not required by or presented in accordance with GAAP. For a discussion of our use of restaurant-level cash flow and restaurant-level cash flow margin and their limitations, see “Non-GAAP Financial Measures” on page i above. The following table reconciles restaurant-level cash flow to net income (loss) for fiscal 2004 and combined fiscal 2005 and for the 26 weeks ended June 29, 2005 and June 28, 2006:

	Fiscal		26 Weeks Ended
	2004	2005(1)	June 29, 2005	June 28, 2006
	(Amounts in thousands)
Net income (loss)	$1,353	$(11,797)	$1,553	$1,249
Provision (benefit) for income taxes	28	(8,044)	839	799
Interest expense, net	18,025	42,111	9,501	14,218
Depreciation and amortization	13,894	13,946	7,077	4,880
General and administrative expense	22,631	27,392	12,475	12,749
Franchise expense	3,410	3,146	1,539	1,751
Franchise revenue	(14,216)	(15,403)	(7,501)	(8,197)

Restaurant-level cash flow	$45,125	$51,351	$25,483	$27,449

(1)	Reflects combined results for our Predecessor period and Successor period. This information is not in accordance with GAAP. See “—Basis of Presentation” for an explanation of this information and limitations of the usefulness of this information.

Recent Transactions

      On September 27, 2005, we entered into a stock purchase agreement among CAC, us, Intermediate, EPL, our equity holders, which included certain members of our management, and ASCP. Pursuant to the stock purchase agreement, CAC agreed to purchase all of our issued and outstanding common stock (other than certain shares exchanged by existing shareholders, including management). On November 18, 2005, the Acquisition was completed. The purchase price for the stock transferred in the Acquisition was based on a debt-free purchase price (subject to adjustment as provided in the stock purchase agreement for debt and debt related costs, transaction expenses, working capital and management retained equity) for all of our issued and outstanding common stocks, and totaled $435.9 million. The allocation of purchase price to the fair value of assets acquired and liabilities assumed reflects preliminary estimates and is expected to be finalized during fiscal 2006.

      In October 2005, in connection with the Acquisition, EPL commenced a tender offer to purchase for cash any and all outstanding 2009 Notes and Intermediate commenced a tender offer to purchase for cash any and all outstanding 2010 Notes, and we solicited consents to amend the indentures governing the 2009 Notes and 2010 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. All of the 2010 Notes were purchased in the tender offer, and all except for $250,000 in aggregate principal amount of the 2009 Notes were purchased in the tender offer. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

      On November 18, 2005, Intermediate Finance issued the 2014 Notes, consisting of 14 1⁄2% senior discount notes due 2014, which as of June 28, 2006 had an accreted value of $24.5 million. Intermediate Finance merged with and into Intermediate, with Intermediate surviving the merger and assuming Intermediate Finance's obligations under the notes and the related indenture. On November 18, 2005, EPL Finance issued the 2013 Notes, consisting of $125.0 million aggregate principal amount of 11 3⁄4% senior notes due 2013. The 2013 Notes are guaranteed by Intermediate. EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance's obligations under the notes and the related indenture. In connection with the transactions, we intend to repurchase the 2013 Notes and the 2014 Notes. See “The Transactions.”

      On November 18, 2005, EPL entered into the existing senior secured credit facilities with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions and institutional lenders. Our existing senior secured credit facilities provide for a $104.5 million term loan and $25.0 million in revolver availability. In connection therewith, Intermediate's prior credit facility with SunTrust Bank N.A. was paid off in full. In connection with the transactions, we intend to repay all amounts outstanding under, and terminate, the existing senior secured credit facilities. See “The Transactions.”

Charges and Costs Associated with the Transactions

      We expect to incur the following charges at the time of this offering: $       million in tender premiums; $9.4 million associated with the write-off of deferred financing costs; and $2.5 million in termination fees relating to the management agreement entered into between CAC and Trimaran Fund Management.

      Upon consummation of an offering, we would incur compensation expenses related to the immediate vesting of options granted on January 11, 2006. The compensation expense associated with these options will be determined by calculating 50% of the unrecognized compensation expense as of the date of the completion of the offering. Pursuant to SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)), we utilize the Black-Scholes option-pricing model to value compensation expense for share-based awards granted beginning in fiscal 2006 and developed estimates of various inputs including forfeiture rate of options, expected term of the option grants, expected volatility of our common stock, comparable risk-free interest rate and expected dividend rate. The forfeiture rate is based on historical rates and reduces the compensation expense recognized. The expected term of options granted is derived from both historical and forecasted exercise activity for options granted within a specified date range. The comparable risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of our employee stock options. Expected volatility is based on the stock price volatility for companies in our industry. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend rate of zero for option valuation. We utilized the following weighted-average assumptions for the options granted on January 11, 2006:

Expected volatility	41%
Expected term life	7.0 years
Forfeiture rate	1.22%
Risk-free interest rate	4.46%
Expected dividend	0%

      We account for the options to acquire 96,774 shares of our common stock that will be cancelled and replaced with restricted stock upon completion of an initial public offering using variable accounting which requires us to recognize compensation expense in future reporting periods based on the change in incremental value of the award at each reporting period. No compensation expense related to such award has been recognized during the 26 weeks ended June 28, 2006 as such expense was immaterial to our results of operations. At the date of cancellation of the original award and issuance of the replacement award upon completion of this offering, we will begin applying SFAS 123(R) to the award. SFAS 123(R) requires recording compensation expense for the incremental cost (the difference between the fair value of the award immediately before and after the modification) plus any unamortized intrinsic value computed on the modification date. As the fair value of the award will be equivalent before and after the modification, there will be no incremental compensation expense related to this stock award upon modification. However, compensation expense will be recorded for the unamortized intrinsic value computed on the modification date which, based on an assumed initial public offering price of

$      , which is the midpoint of the range on the cover page of this prospectus, is expected to be $       in the period following the completion of this offering.

      Following this offering, we expect to incur additional expenses associated with being a public company, such as increased director and officer insurance, registration fees, fees related to compliance with the Sarbanes-Oxley Act of 2002 and the applicable rules of the Nasdaq National Market and the SEC, expenses associated with our ongoing reporting obligations under the Securities Exchange Act of 1934, including the preparation of an annual report, and stock option and/or restricted stock expense for any grants made in conjunction with or subsequent to this offering.

      With respect to options and/or restricted stock expected to be granted upon completion of the offering, we will recognize expense under SFAS 123(R) using the Black-Scholes option-pricing model and the various inputs based on current market conditions as described above.

      For options granted prior to the adoption of SFAS 123(R), we account for unvested options in accordance with APB Opinion No. 25. No expense has been recorded and none will be recognized for options whose vesting will accelerate upon completion of an initial public offering as these terms were specified in the original December 2005 option agreement that was executed in connection with the Acquisition and do not represent modifications of original terms.

Critical Accounting Policies

      This section discusses our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to recoverability of fixed assets, intangible assets, closed restaurants, insurance and contingent liabilities. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

      We assess recoverability of property and equipment in accordance with SFAS 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property should be assessed for impairment. Such events or changes may include a significant change in the business climate in a particular market or trade area or a current-period operating or cash flow loss combined with historical loss or projected future losses. If an event occurs or changes in circumstances are present, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. Our assessments of cash flows represent our best estimate as of the time of the impairment review and are consistent with our internal planning. If different cash flows had been estimated in the current period, the property and equipment balances could have been materially impacted. Factors that we must estimate when performing impairment tests include, among other items, sales volume, prices, inflation, marketing spending, and capital spending. With respect to closed restaurants, assets, if any, are reflected at their estimated net realizable value; liabilities of closed restaurants, which consist principally of lease obligations, are recognized at their contractual obligation, reduced by estimated future sublease income. We have not closed any restaurants during the periods presented except for normal lease expirations.

      Intangible assets consist primarily of goodwill and the value allocated to our trademarks and franchise network. Goodwill represents the excess of cost over fair value of net identified assets acquired in business combinations accounted for under the purchase method. Goodwill results principally from our acquisition by CAC for the Successor period November 18, 2005 through December 28, 2005 and our acquisition by an affiliate of ASCP in 1999 for the Predecessor periods.

      In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” we do not amortize goodwill and certain intangible assets with an indefinite life, including domestic trademarks. We perform an impairment test annually at our fiscal year end, or more frequently if impairment indicators arise. No impairment was recorded in fiscal 2003, fiscal 2004 and fiscal 2005.

      The impairment evaluation for goodwill is conducted annually coinciding with our fiscal year end using a two-step process. In the first step, the fair value of our reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is generally determined on the basis of discounted future cash flows. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared with the carrying amount of the goodwill and an impairment charge is recorded for the difference.

      The evaluation of the carrying amount of other intangible assets with indefinite lives is made annually coinciding with our fiscal year end by comparing the carrying amount of these assets to their estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows. If the estimated fair value is less than the carrying amount of the other intangible assets with indefinite lives, then an impairment charge is recorded to reduce the asset to its estimated fair value.

      The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. These assumptions are subject to change as a result of changing economic and competitive conditions.

      Intangible assets with a definite life are amortized using the effective interest method over their estimated useful lives as follows:

Franchise network	17.5 years
Favorable leasehold interest	1 to 18 years (remaining lease term)
Unfavorable leasehold interest	1 to 20 years (remaining lease term)

      Deferred financing costs are recorded at cost and amortized using the effective interest method over the terms of the related notes.

      We self-insure a significant portion of our workers' compensation and general liability insurance plans. The full extent of certain claims, in many cases, may not become fully determined for several years. We, therefore, estimate the potential obligation for both known claims and for liabilities that have been incurred but not yet reported based upon historical data and experience and use an outside consulting firm to assist us in developing these estimates. Although management believes that the amounts accrued for these obligations are sufficient, any significant increase in the number of claims or costs associated with claims made under these plans could have a material adverse effect on our financial results.

Equity Incentive Awards to Officers and Employees

      In December 2004, the FASB issued SFAS 123(R) which requires companies to expense the estimated fair value of employee stock options and similar awards based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. We adopted the provisions of SFAS 123(R) on December 29, 2005 using a prospective application. Under the prospective application, SFAS 123(R) applies to new awards and any awards that are modified or cancelled subsequent to the date of adoption of SFAS 123(R). Prior periods are not revised for comparative purposes. As we used the minimum value method for its pro forma disclosures under SFAS 123, existing options will continue to be accounted for in accordance with APB Opinion No. 25 unless such options are modified, repurchased or cancelled after the effective date. Of the 197,023 options we granted in fiscal 2005, 195,773, or 99.4%, were granted on December 15, 2005, which was 28 days after the Acquisition. The exercise price of these options to purchase common stock of CAC was equal to the fair market value of the underlying shares. The fair market value of the underlying shares was determined by using the price a third-party purchaser, CAC, had paid in an independent, arm's-length transaction to acquire all of our outstanding shares of common stock on November 18, 2005. We did not obtain a contemporaneous valuation of our common stock by a third party because we believe this arm's-length transaction most appropriately reflected the fair market value of the underlying stock on December 15, 2005. We did not obtain a contemporaneous valuation by a third party upon grant of the remaining 1,250 options granted earlier in fiscal 2005 due to the nominal size of the grant.

      We account for unvested options that will be cancelled and replaced with restricted stock upon completion of an initial public offering using variable accounting, which requires us to recognize expense in future reporting periods based on the change in incremental value of the award at each reporting period. For the 26 weeks ended June 28, 2006, compensation expense of $265,000 was recognized which caused a decrease to net income of $162,000. As of June 28, 2006, the total unamortized compensation expense related to this award was approximately $5.6 million, which will be amortized over the remaining vesting period of approximately 6.5 years, or earlier in the event of the successful completion of an initial public offering of our common stock. The procedures used in determining the unamortized expense are complex and require subjective judgments by our management. For purposes of computing the unamortized expense, we applied a probability weighted analysis of the present value of returns afforded to common shareholders under three possible future outcomes, including: (a) our continued operation as a private company, (b) the completion of our initial public offering and (c) a sale of our company.

      The private company outcome involved applying a risk adjusted weighted average cost of capital to our projected future cash flows, which were based on a forecast of our future revenue and costs. The projected future cash flows were based on the expected performance of our business through the forecast period, without taking into account the benefit of the additional capital that would be available following an initial public offering. A risk adjusted cost of equity capital of 22.6% was calculated using a build-up of specific risk premiums, which included a risk-free rate, an equity risk premium, a risk premium for size and a company specific adjustment. The cost of equity capital in the private company outcome was further adjusted for the relative mix of debt and equity capital invested in our company to determine a weighted average cost of capital of 12.8%. This weighted average cost of capital was applied to our projected future cash flows before interest expense and dividends to determine the value of our company and the market value of our equity was calculated by subtracting our projected debt from, and adding our projected available cash to, this value of our company.

      For the initial public offering outcome, the value of our company, including that portion attributable to debt holders, was determined by multiplying our projected future earnings before interest, taxes, depreciation and amortization, or EBITDA, to a market multiple. The market multiple used was based on the market multiples of comparable companies in the restaurant industry whose stock trades in the public markets. Our projected future EBITDA was based on the expected performance of our business through the forecast period prior to receiving additional capital. The market value of our equity in the initial public offering outcome was calculated by subtracting our projected debt from and adding our projected available cash to the value of our company as calculated above. The cost of equity capital of 22.6% was applied to the market value of our equity at the time of our assumed initial public offering.

      For the future sale of the Company outcome, the value of our company, including that portion attributable to debt holders, was determined by multiplying our projected future EBITDA by the market multiple reflective of the recent acquisition of our company by CAC. The projected future EBITDA was based on the expected performance of our business through the forecast period without the benefit of the additional capital that would be available following an initial public offering. The estimated future proceeds to our equity holders was calculated by subtracting our projected debt balance from, and adding our projected available cash to, the value of our company as calculated above. The cost of equity capital of 22.6% was applied to the estimated future proceeds to our equity holders.

      We did not obtain a contemporaneous valuation of our common stock by a third party because we believe the recent acquisition of our company by CAC was constituted an arm's-length transaction that provided an adequate basis, along with the other methods employed, to properly value our common stock on June 28, 2006.

      At the date of cancellation of the original award and issuance of the replacement award upon completion of an offering, we will begin applying SFAS 123(R) to the award. SFAS 123(R) requires recording compensation expense for the incremental cost (the difference between the fair value of the award immediately before and after the modification) plus any unamortized intrinsic value computed on the modification date. As the fair value of the award will be equivalent before and after the modification, there will be no incremental compensation expense related to this stock award upon modification. However, compensation expense will be recorded for the unamortized intrinsic value computed on the modification date.

      Beginning in fiscal 2006, pursuant to SFAS 123(R), we began to use the Black-Scholes option-pricing model to value compensation expense for share-based awards granted and developed estimates of various inputs, including forfeiture rate of options, expected term of the option grants, expected volatility of our common stock, comparable risk-free interest rate and expected dividend rate. The forfeiture rate is based on historical rates of option grants and reduces the compensation expense recognized. The expected term of options granted is derived from both historical and forecasted exercise activity for options granted within a specified date range. The comparable risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of stock options. Expected volatility is based on the stock price volatility for companies in our industry. We do not anticipate paying any cash dividends in the foreseeable future and therefore we use an expected dividend rate of zero. Under the prospective method of SFAS 123(R), compensation expense was recognized during the 26 weeks ended June 28, 2006 for all stock based payments granted after December 28, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

      There were 17,778 options granted in the first quarter of fiscal 2006, all of which were granted on January 11, 2006. These were options to purchase common stock of CAC. The exercise price of these options was $86.43 per share and was determined to be equal to the fair market value of the underlying shares on the grant date. The fair market value of the underlying shares was determined by using the price a third-party purchaser, CAC, had paid in an independent, arm's-length transaction to acquire all of our outstanding shares of common stock on November 18, 2005. We did not obtain a contemporaneous valuation of our common stock by a third party because we believe this arm's-length transaction most appropriately reflected the fair market value of the underlying stock on the grant date.

      The midpoint of the price range for our common stock in this offering is $        per share. We believe there are several factors that account for the difference between the implied value of our common stock being used in establishing the initial public offering price in this offering as compared to the valuation determined in connection with the June 28, 2006 valuation of certain options granted in December 2005 that are subject to variable accounting rules. These factors include          .

      In the normal course of business, we must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management's judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

Results of Operations

      Our operating results for fiscal 2003, fiscal 2004, fiscal 2005 and for the 26-week periods ended June 29, 2005 and June 28, 2006 are expressed as a percentage of restaurant revenue below:

	Fiscal			26 Weeks Ended
	2003	2004	2005(1)	June 29, 2005	June 28, 2006
Income Statement Data
Restaurant revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Product cost	30.2	31.5	31.8	31.7	31.5
Payroll and benefits	27.7	27.0	25.7	25.9	25.5
Depreciation and amortization	6.7	6.8	6.3	6.5	4.0
Other operating expenses	31.6	32.2	33.0	31.8	32.3
Operating income	10.6	9.5	10.0	11.0	13.5
Interest expense	4.2	8.8	19.0	8.8	11.8
Income (loss) before income taxes	6.4	0.7	(8.9)	2.2	1.7
Net income (loss)	3.8	0.6	(5.3)	1.4	1.0
Supplementary Income Statement Data
Restaurant other operating expense	20.0	19.5	19.3	18.9	20.3
Franchise expense	1.8	1.7	1.4	1.4	1.4
General and administrative expense	9.8	11.0	12.3	11.5	10.6
Total other operating expenses	31.6	32.2	33.0	31.8	32.3

(1)	Reflects combined results for our Predecessor period and Successor period. This information is not in accordance with GAAP. See “—Basis of Presentation” for an explanation of this information and limitations of the usefulness of this information.

26 Weeks Ended June 28, 2006 Compared to 26 Weeks Ended June 29, 2005

      Restaurant revenue increased $12.5 million, or 11.5%, to $120.8 million for the 26 weeks ended June 28, 2006 from $108.3 million for the 26 weeks ended June 29, 2005. This increase was partially due to an additional $6.2 million in restaurant revenue resulting from a 5.8% increase in company-operated same-store sales for the 2006 period from the 2005 period. Restaurants enter the comparable restaurant base for same-store sales the first full week after that restaurant’s one-year anniversary. The increase in restaurant revenue also was due in part to revenues of $4.2 million in fiscal 2006 from six restaurants opened in fiscal 2005 and $2.1 million from four restaurants opened in fiscal 2006.

      Franchise revenue increased $0.7 million, or 9.3%, to $8.2 million for the 26 weeks ended June 28, 2006 from $7.5 million for the 26 weeks ended June 29, 2005. This increase is due primarily to an increase in royalties resulting from a 9.1% increase in franchise same-store sales.

      Product cost increased $3.7 million, or 10.8%, to $38.0 million for the 26 weeks ended June 28, 2006 from $34.3 million for the 26 weeks ended June 29, 2005. These costs as a percentage of restaurant revenue were 31.5% for the 2006 period compared to 31.7% for the 2005 period. The 0.2% decrease in product cost as a percentage of restaurant revenue resulted primarily from the chicken meal restructuring in May 2005 and the menu price increases taken in January and March of 2006. This decrease was partially offset by chicken prices increasing as our new chicken contracts took effect in March 2005.

      Payroll and benefit expenses increased $2.7 million, or 9.8%, to $30.8 million for the 26 weeks ended June 28, 2006 from $28.1 million for the 26 weeks ended June 29, 2005. As a percentage of restaurant revenue, these costs decreased 0.4% to 25.5% for the 2006 period from 25.9% for the 2005 period. This decrease was primarily due to margin leverage from the chicken meal restructuring in May 2005 and the menu price increases taken in January and March of 2006 and also in part to labor savings from the implementation of a labor scheduling guide used to improve labor scheduling and efficiencies.

      Depreciation and amortization decreased $2.2 million, or 31.0%, to $4.9 million for the 26 weeks ended June 28, 2006 compared to $7.1 million for the 26 weeks ended June 29, 2005. These costs as a percentage of restaurant revenue decreased to 4.0% in 2006 from 6.5% for the 2005 period. The decrease in depreciation expense is due to the revaluation of the company’s assets that was completed with the sale of the company to CAC.

      Other operating expenses include restaurant other operating expense, franchise expense, and general and administrative expense.

      Restaurant other operating expense, which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses, increased $4.0 million, or 19.9%, to $24.5 million for the 26 weeks ended June 28, 2006 from $20.5 million for the 26 weeks ended June 29, 2005. These costs as a percentage of restaurant revenue increased 1.4% to 20.3% for the 2006 period from 18.9% for the 2005 period. The increase in operating costs is due primarily to an increase in occupancy expense of $1.7 million, which is partially attributed to the revaluation of our leases that was completed with the sale of the company to CAC. The increase is also due to higher utilities expense of $0.6 million, increased pre-opening expenses of $0.2 million and higher repair and maintenance costs of $0.7 million, which are primarily due to fryer maintenance that was completed on all company stores in the first quarter of 2006. Credit card charges and bank fees were also $0.2 million higher due to the higher sales volume.

      Franchise expense consists primarily of rent expense that we pay to landlords associated with leases under restaurants we are subleasing to franchisees. This expense usually fluctuates primarily as subleases expire and to some degree based on rents that are tied to a percentage of sales calculation. Franchise expense increased to $1.8 million for the 26-week period ended June 28, 2006 compared to $1.5 million for the 2005 period.

      General and administrative expense remained relatively flat at $12.7 million for the 26 weeks ended June 28, 2006 compared to $12.5 million for the 26 weeks ended June 29, 2005. General and administrative expense as a percentage of revenue was 10.6% and 11.5% for the 26 weeks ended June 28, 2006 and June 29, 2005, respectively. The decrease as a percentage of revenue was primarily attributed to an asset impairment charge in the 2005 period, that did not recur in the 2006 period, of $1.1 million, a decrease in bonuses of $0.4 million, partially offset by increased salaries and wages of $0.7 million primarily due to increased headcount, increased legal fees of $0.3 million and an increase in outside services expense of $0.2 million. The decrease was also partially offset by an increase in compensation expense of $0.3 million due to unvested options granted in December 2005 that will be cancelled and replaced with restricted stock upon completion of an initial public offering accounted for using variable accounting, which requires us to recognize compensation expense based on the change in the incremental value of the award at each accounting period.

      Interest expense, net of interest income, increased $4.7 million, or 49.6%, to $14.2 million for the 26 weeks ended June 28, 2006 from $9.5 million for the 26 weeks ended June 29, 2005. Our average debt balances for the 2006 period increased to $259.3 million compared to $169.2 million for the 2005 period and our average interest rate increased to 10.54% for the 2006 period compared to 9.91% for the 2005 period.

      Our provision for income taxes consisted of income tax expense of $0.8 million for each of the 26-week period ended June 28, 2006 and June 29, 2005, for an effective tax rate of 39.0% for 2006 and 35.1% for 2005.

      As a result of the factors above, net income decreased $0.4 million to $1.2 million for the 26 weeks ended June 28, 2006 from $1.6 million for the 26 weeks ended June 28, 2005, or 1.0% and 1.4% as a percentage or restaurant revenue, for the 26 weeks ended June 28, 2006 and June 29, 2005, respectively.

Basis of Presentation

      The discussion of the results of operations for the twelve months ended December 28, 2005 is based on the combined results for the Predecessor period December 30, 2004 through November

17, 2005, and the Successor period November 18, 2005 through December 28, 2005. This combined presentation is not in accordance with GAAP; however, we believe it is useful in analyzing and comparing certain of our operating trends from fiscal 2004 to fiscal 2005. Because of purchase accounting adjustments related to our acquisition by CAC in November 2005, certain amounts may not be comparable between the twelve months ended December 28, 2005 and the twelve months ended December 29, 2004. In addition, these combined results for the Predecessor and Successor periods may not necessarily be comparable to the results presented in “Unaudited Pro Forma Financial Information” as our pro forma fiscal 2005 results. In the following discussions, we have explained and quantified any changes in results of operations for the combined 2005 period that resulted from the acquisition of us by CAC.

Fiscal Year Ended December 28, 2005 Compared to Fiscal Year Ended December 29, 2004

      Restaurant revenue increased $17.0 million, or 8.3%, to $221.8 million for fiscal 2005 from $204.8 million from fiscal 2004. This increase was partially due to an additional $14.0 million in restaurant revenue resulting from a 7.0% increase in company-operated same-store sales for fiscal 2005 from fiscal 2004. Restaurants enter the comparable restaurant base for same-store sales the first full week after that restaurant's one-year anniversary. The increase in restaurant revenue was also due in part to $4.3 million from four restaurants opened and two restaurants acquired from a franchisee in fiscal 2004 and $3.1 million from six restaurants opened in fiscal 2005. Restaurant revenue was reduced $0.8 million by the closure of a restaurant in fiscal 2005 and $3.6 million by the sale to franchisees of two restaurants and the closure of three restaurants in fiscal 2004.

      Franchise revenue increased $1.2 million, or 8.4%, to $15.4 million for fiscal 2005 from $14.2 million for fiscal 2004. This increase is primarily due to an increase in royalties resulting from a 9.3% increase in franchise same-store sales.

      Product cost increased $6.0 million, or 9.3%, to $70.6 million for fiscal 2005 from $64.6 million for fiscal 2004. These costs as a percentage of restaurant revenue were 31.8% for fiscal 2005 compared to 31.5% for fiscal 2004. This 0.3% increase resulted primarily from chicken prices increasing when our new chicken contracts took effect in March 2004 and February 2005. This increase was partially offset by the menu price increases taken in November 2004 and the chicken meal restructuring in May 2005.

      Payroll and benefit expenses increased $1.9 million, or 3.4%, to $57.1 million for fiscal 2005 from $55.2 million for fiscal 2004. As a percentage of restaurant revenue, these costs decreased 1.3% to 25.7% for fiscal 2005 from 27.0% for fiscal 2004. This decrease was primarily due to margin leverage from the menu price increases taken in November 2004 and also in part to labor savings from the installation of chicken marinating tumblers in all company-operated restaurants.

      Depreciation and amortization remained the same at $13.9 million for fiscal 2005 and 2004. These costs as a percentage of restaurant revenue decreased to 6.3% for fiscal 2005 from 6.8% for fiscal 2004. The Successor period depreciation and amortization is based on the revaluation of our tangible and intangible assets as a result of our acquisition by CAC. Based on the revalued assets and associated lives, depreciation and amortization expense during the Successor period November 18, 2005 through December 28, 2005 decreased as a percentage of sales relative to the Predecessor period December 30, 2004 through November 17, 2005. Since the Successor period was only approximately six weeks long, the difference in depreciation and amortization schedules had a minor impact on overall depreciation expense for the fiscal 2005 combined period.

      Other operating expenses include restaurant other operating expense, franchise expense, and general and administrative expense.

      Restaurant other operating expense, which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses, increased $2.9 million, or 7.2%, to $42.8 million for fiscal 2005 from $39.9 million for fiscal 2004. These costs as a percentage of restaurant revenue decreased 0.2% to 19.3% for fiscal 2005 from 19.5% for fiscal 2004. The increase in operating costs is due to increased credit card fees of $0.3 million due to higher fees and increased volume, increased occupancy expenses of $0.6 million, increased utilities expenses of $0.6 million primarily attributed to higher gas prices, increased pre-opening expenses of $0.3 million and increased repair, maintenance and janitorial expenses of $0.5 million. As a result of the revaluation of the fair market value of operating leases in connection with our acquisition by CAC, a negative leasehold liability for these leases was recalculated. The monthly amortization of this liability was lower during the Successor period November 18, 2005 through December 28, 2005 than the Predecessor period December 30, 2004 through November 17, 2005, resulting in increased rent expense after our acquisition by CAC. Since the Successor period was only approximately six weeks long, the difference in the amortization of the negative leasehold liability had a minor impact on overall depreciation expense for the fiscal 2005 combined period.

      Franchise expense consists primarily of rent expense that we pay to landlords associated with leases under restaurants we are subleasing to franchisees. This expense usually fluctuates primarily as subleases expire and is to some degree based on rents that are tied to a percentage of sales calculation. Franchise expense decreased $0.3 million, or 7.7%, to $3.1 million for fiscal 2005 compared to $3.4 million for fiscal 2004. This decrease is primarily attributed to $0.3 million in expenses incurred in fiscal 2004 to participate in certain Chicago food festivals to support our national franchise effort.

      General and administrative expense increased $4.7 million, or 20.8%, to $27.4 million for fiscal 2005 from $22.7 million from fiscal 2004. General and administrative expense as a percentage of revenue was 12.3% and 11.0% for the fiscal 2005 and fiscal 2004, respectively. The increase is due to a $1.5 million increase in outside services expense which is primarily attributed to the implementation costs of the Sarbanes-Oxley Act of 2002 and to increased audit and filing fees, to an increase of $1.2 million in salaries and wages due to an increase in the number of employees and annual salary increases, an increase in meetings expenses of $0.4 million and also $3.1 million in expenses incurred as a result of our acquisition by CAC. These increases were partially offset by a decrease in stock option bonus expense of $1.8 million for option holders related to the revaluation of stock options in fiscal 2004.

      Interest expense, net of interest income and excluding the tender premium related to the retirement of the 2009 Notes and the 2010 Notes, in the amount of $15.7 million, and the write-off of deferred finance cost related to prior financing activities, in the amount of $6.0 million, increased $2.4 million, or 13.1%, to $20.4 million for fiscal 2005 from $18.0 million for fiscal 2004. Our average debt balances for fiscal 2005 (pre-acquisition) increased to $166.9 million compared to $159.0 million for fiscal 2004 and our average interest rate decreased to 9.1% for fiscal 2005 compared to 9.7% for fiscal 2004. Our average debt balances for fiscal 2005 (post-acquisition) increased to $260.1 million and our average interest rate was 10.2%.

      Our provision for income taxes consisted of an income tax benefit of $8.0 million and an income tax expense of $28,000 for fiscal 2005 and fiscal 2004, respectively, for an effective tax rate of 40.6% for fiscal 2005 and 2.1% for fiscal 2004. The 2004 period's effective tax rate was impacted by the reversal of a prior year reserve in the amount of $0.4 million related to the resolution of uncertainty regarding certain outstanding tax items that had given rise to a reserve.

      As a result of the factors above, we had a net loss of $11.8 million, or (5.3%) as a percentage of restaurant revenue, for fiscal 2005 compared to net income of $1.3 million, or 0.7%, for fiscal 2004.

Fiscal Year Ended December 29, 2004 Compared to Fiscal Year Ended December 31, 2003

      Restaurant revenue increased $11.6 million, or 6.0%, to $204.8 million for fiscal 2004, from $193.2 million for fiscal 2003. This increase was primarily due to an additional $9.6 million in restaurant revenue resulting from a 5.2% increase in company-operated same-store sales for the 2004 period from the 2003 period, which was primarily due to a stronger economy, new product introductions and menu price increases that averaged 1.8% for fiscal 2004. A restaurant enters the comparable restaurant base the first full week after that restaurant's one-year anniversary. This increase was also due in part to $3.6 million in sales generated from a full year of operations from restaurants opened in fiscal 2003, $3.5 million from restaurants opened in fiscal 2004 and $1.5 million from two restaurants acquired from a franchisee. Restaurant revenue was reduced $3.6 million by the sale to franchisees of two restaurants in fiscal 2003 and two restaurants in fiscal 2004 and the closure of one restaurant in 2003 and three restaurants in 2004. Restaurant revenue also decreased by $2.9 million in fiscal 2004 from fiscal 2003 due to an additional 53rd week in fiscal 2003.

      Franchise revenue increased $1.0 million, or 7.5%, to $14.2 million for fiscal 2004 from $13.2 million for fiscal 2003. This increase is primarily due to increased royalties resulting from a 6.7% increase in franchise-operated same-store sales for the fiscal 2004 period from the fiscal 2003 period. Additional royalties were generated from a net increase in seven franchise restaurants open in 2004 compared to 2003.

      Product cost increased $6.2 million, or 10.6%, to $64.6 million for fiscal 2004 from $58.4 million for fiscal 2003. These costs as a percentage of restaurant revenue were 31.5% for fiscal 2004 compared to 30.2% for fiscal 2003. This 1.3% increase resulted primarily from chicken prices increasing 1.3% as a percentage of restaurant revenue as a new chicken contract took effect in March 2004.

      Payroll and benefit expenses increased $1.6 million, or 3.0%, to $55.2 million for fiscal 2004 from $53.6 million for fiscal 2003. The increase in these costs is related to the increased number of company-operated restaurants and to additional hourly labor to support increased same-store sales. As a percentage of restaurant revenue, these costs decreased 0.7% to 27.0% for fiscal 2004 from 27.7% for fiscal 2003. This decrease was primarily due to the growth in restaurant revenue and also in part to the installation of chicken marinating tumblers in all company-operated restaurants, which reduced the amount of labor required to marinate chicken.

      Depreciation and amortization increased $0.9 million, or 6.6%, to $13.9 million for fiscal 2004 compared to $13.0 million for fiscal 2003. These costs as a percentage of restaurant revenue remained relatively the same at 6.8% for fiscal 2004 and 6.7% for fiscal 2003. The increase in depreciation expense is due to capital expenditures on existing restaurants for remodels and equipment upgrades.

      Restaurant other operating expense, which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses, increased $1.4 million, or 3.6%, to $39.9 million for fiscal 2004 from $38.5 million for fiscal 2003. As a percentage of restaurant revenue, these costs decreased 0.5% to 19.5% for fiscal 2004 compared to 20.0% for fiscal 2003 due to the leverage of higher same-store sales.

      Franchise expense consists almost entirely of rent expense that we pay to landlords associated with leases under restaurants we are subleasing to franchisees. This expense fluctuates primarily as subleases expire and to some degree based on rents that are tied to a percentage of sales calculation. Franchise expense remained essentially constant at $3.4 million for both fiscal 2004 and fiscal 2003.

      General and administrative expense increased $3.6 million, or 18.8%, to $22.6 million for fiscal 2004 from $19.0 million for fiscal 2003. These costs as a percentage of restaurant revenue increased 1.2% to 11.0% for fiscal 2004 from 9.8% for fiscal 2003. The increase in operating costs was due in part to an impairment charge of $0.6 million, which we recorded for one under-performing company-operated restaurant that will continue to operate. The increase was also due in part to the increase of $0.4 million in expense related to the revaluation of stock options completed in connection with the payment of a dividend to stockholders with the net proceeds from the issuance of the 2010 Notes, $0.5 million in increased legal fees, $0.3 million in increased directors' and officers' insurance, $0.5 million in outside services and printing and $0.5 million in increased salaries and wages related to increased training support and additional supervisory personnel. Included in the increases outlined above are $1.0 million of expenses which were incurred as a result of the 2009 Note offering.

      Interest expense, net of interest income, increased $9.9 million to $18.0 million for fiscal 2004 from $8.1 million for fiscal 2003. This was due to the issuance of $110.0 million in aggregate principal amount at maturity of the 2009 Notes, and the issuance of the 2010 Notes in March

2004, offset partially by an approximate $42.1 million lower average outstanding debt balance under our existing senior secured credit facilities in fiscal 2004 compared to fiscal 2003. Interest expense for the 2009 Notes increased $9.8 million in fiscal 2004 compared to fiscal 2003, and interest expense for the 2010 Notes was $3.9 million in 2004, while interest expense under our existing senior secured credit facilities decreased $2.9 million in fiscal 2004 compared to fiscal 2003.

      Our provision for income taxes consisted of income tax expense of $28,000 and $4.9 million for fiscal 2004 and fiscal 2003, or an effective tax rate of 2.1% and 40.1%, respectively. The 2004 period's effective tax rate was impacted by the reversal of a prior year reserve in the amount of $0.4 million related to the resolution of uncertainty regarding certain income tax contingencies.

      Net income as a percentage of restaurant revenue decreased to 0.6% for fiscal 2004 compared to 3.8% for fiscal 2003 primarily due to the items discussed above under general and administrative expense and interest expense.

Liquidity and Capital Resources

      Our principal liquidity requirements are to service our debt and meet our capital expenditure needs. At June 28, 2006, our total debt was approximately $258.2 million, which represented approximately 60% of our total capitalization, and we had approximately $16.9 million of available borrowings under the revolving credit facility of our existing senior secured credit facilities. At June 28, 2006, on a pro forma basis after giving effect to the transactions, our total debt would have been approximately $        million. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and the approximately $        million, after the completion of the transactions, that we expect to have available under the revolving credit facility of our new senior secured credit facilities that we will enter into concurrently with the completion of the transactions will be adequate to meet our future liquidity needs for the foreseeable future. See “The Transactions.”

      We expect our capital expenditures for fiscal 2006 to be approximately $16.6 million, which includes $11.5 million for opening new restaurants, $1.8 million for maintenance of existing sites and $3.3 million for miscellaneous capital projects. On a pro forma basis after giving effect to the transactions, we estimate the funds required to service our debt obligations over the next twelve months to be approximately $24.1 million.

      Cash and cash equivalents decreased $1.9 million from $3.6 million at December 28, 2005 to $1.7 million at June 28, 2006. In the first six months of fiscal 2006, we made $0.5 million in principal repayments on the term loan of our existing senior secured credit facilities and $2.8 million in payments to pay off borrowings under the revolving credit facility of our existing senior secured credit facilities. We made cash bonus payments of $3.2 million in fiscal 2005 related to the revaluation of stock options in connection with the payment of a dividend to stockholders with net proceeds from the issuance of the 2009 Notes and 2010 Notes. During fiscal 2005, we made $7.3 million in principal repayments on our senior credit facilities with SunTrust Bank, which was repaid in connection with the acquisition of us by CAC, and $19.0 million in interest payments on the 2009 Notes. In addition, in fiscal 2005, our 2010 Notes accreted by $6.1 million. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. If we acquire restaurants from franchisees, our debt service requirements could increase. In addition, we may fund restaurant openings through credit received by trade suppliers and landlord contributions. If our cash flow from operations is inadequate to meet our obligations under our indebtedness we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

      As a holding company, the stock of Intermediate constitutes our only material asset. Furthermore, Intermediate is also a holding company and the stock of EPL constitutes its only material asset. Consequently, our indirectly wholly owned subsidiary, EPL, conducts all of our consolidated operations and owns substantially all of our consolidated operating assets. Our principal source of the cash required to pay our obligations is the cash that EPL generates from its operations. EPL is a separate and distinct legal entity, has no obligation to make funds available to us or Intermediate and currently has restrictions that limit distributions or dividends to be paid by EPL to us or Intermediate. Furthermore, subject to certain restrictions, EPL is permitted under the terms of the existing senior secured credit facilities and the indentures governing the 2013 Notes and 2014 Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by EPL. We expect that the new senior secured credit facilities that we will enter into as part of the transactions will contain similar restrictions. See “Description of Indebtedness—Indebtedness to Be Incurred—New Senior Secured Credit Facilities.”

Working Capital and Cash Flows

      Fiscal 2005 amounts in this section reflect the addition of amounts for the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005. This combined presentation is not in accordance with GAAP; however, we believe it is useful in analyzing and comparing certain of our operating trends from fiscal 2004 to fiscal 2005.

      We presently have, in the past have had, and may have in the future, negative working capital balances. The working capital deficit principally is the result of our investment to build new restaurants, remodel and replace or improve equipment in company-operated restaurants, and to acquire new restaurant information systems. We do not have significant receivables or inventories and we receive trade credit based upon negotiated terms in purchasing food and supplies. Funds available from cash sales and franchise revenue not needed immediately to pay for food and supplies or to finance receivables or inventories typically have been used for the capital expenditures referenced above and/or debt service payments under our existing indebtedness. As discussed above, we spent cash on a number of items directly or indirectly related to our debt financings and our acquisition by CAC. We expect our negative working capital balances to continue to increase, based on the continuing growth of our business.

      Operating Activities. We had net cash provided by operating activities of $9.9 million for the 26 weeks ended June 28, 2006 compared with net cash provided by operating activities of $13.9 million for the 26 weeks ended June 29, 2005. The decrease in cash provided by operating activities of $4.0 million in the 2006 period compared to the 2005 period was primarily attributable to decreased depreciation and amortization of assets of $2.2 million due to the revaluation that was completed with the sale of the company to CAC, an asset impairment charge of $1.1 million that did not recur in the 2006 period and a decreased accounts payable balance of $1.1 million partially offset by a decrease in income taxes receivable of $1.8 million. We had net cash provided by operating activities of $35.7 million for fiscal 2005 compared with $21.6 million for fiscal 2004. The increase in cash provided by operating activities of $14.1 million in fiscal 2005 compared to fiscal 2004 was primarily attributable to increased amortization of deferred financing costs of $6.0 million primarily due to the early payment of the 2009 Notes and 2010 Notes, increased other accrued expenses of $24.0 million primarily due to accrued interest which was also due to the early payoff of the 2009 Notes and 2010 Notes and a change in the tax benefit of the exercise of stock options of $2.7 million, partially offset by a decrease in net income of $13.2 million and a change in deferred income taxes of $9.5 million.

      Investing Activities. We had net cash used in investing activities of $6.7 million for the 26 weeks ended June 28, 2006 compared with $6.9 million for the 26 weeks ended June 29, 2005. The decrease in cash used in investing activities of $0.2 million was related to decreased spending in expenditures for new store construction of $0.5 million, $1.2 million spent on our POS rollout in the 2005 period that did not recur in the 2006 period, and $1.1 million in spending for other assets in the 2005 period, partially offset by $2.0 million in acquisition costs incurred in the 2006 period and $0.5 million in proceeds from disposition of assets in 2005 that did not recur in 2006. We had net cash used in investing activities of $229.7 million for fiscal 2005 compared with net cash used in investing activities of $13.5 million for fiscal 2004. The increase in cash used in investing activities of $216.2 million includes $213.8 million related to our acquisition by CAC, of which approximately $211.0 million was used to acquire our outstanding common stock primarily held by ASCP and a $3.7 million increase in expenditures for new restaurant construction offset partially by a $1.3 million decrease in the purchase of franchise restaurants and other property.

      Financing Activities. We had net cash used in financing activities of $5.1 million for the 26 weeks ended June 28, 2006 compared with net cash used in financing activities of $3.3 million for the 26 weeks ended June 29, 2005. The increase in cash used in financing activities in the 2006 period was attributable to $1.2 million in deferred financing costs incurred in the 2006 period and the $2.8 million payment on the revolving credit facility of our existing senior secured credit facilities partially offset by decreased principal payments of our term loan for our existing senior secured credit facilities. We had net cash provided by financing activities of $211.3 million for fiscal 2005 compared with net cash used in financing activities of $7.7 million for fiscal 2004. The increase in cash provided by financing activities in fiscal 2005 was attributable to $253.2 million in new debt incurred as a result of the acquisition as follows: the new term loan entered into in 2005 of $104.5 million, the net proceeds from the issuance of the 2013 Notes of $123.4 million, the net proceeds from the issuance of the 2014 Notes of $22.5 million, and borrowings under the new revolving credit facility of $2.8 million. The increase in cash provided by financing activities was also due to the cash contribution of $155.5 million made by CAC to pay a portion of the aggregate purchase price of our acquisition by CAC in 2005 and the distribution to us of $37.0 million that was made in the previous year. These increases were partially offset by the following acquisition related activities: the payment of the 2009 Notes and the 2010 Notes of $157.5 million; the payment in full of our previous term loan of $7.3 million; and the increase in deferred financing costs of $5.8 million. The term loan under our existing senior secured credit facilities had an effective rate of 7.6% at December 28, 2005 and is secured by a first-priority pledge by us of all of the outstanding stock of Intermediate, a first-priority pledge by Intermediate of all of EPL's outstanding stock and a first priority security interest in substantially all of EPL's tangible and intangible assets.

Debt and Other Obligations

      In connection with this offering, we intend to enter into new senior secured credit facilities. Our new senior secured credit facilities are expected to provide for a term loan in an aggregate principal amount of $        million with a seven-year maturity and a revolving credit facility, providing for up to $        million of borrowings outstanding at any time (including up to $          million available for letters of credit) with a six-year maturity. See “Description of Indebtedness—Indebtedness to Be Incurred—New Senior Secured Credit Facilities.”

      At the closing of this offering, we expect to use the net proceeds of this offering along with the $        million term loan borrowings and $        million of revolving credit facility borrowings under our new senior secured credit facilities to repay all amounts outstanding under, terminate our existing senior secured credit facilities and purchase the 2013 Notes and the 2014 Notes. See “The Transactions” for more information.

      Our existing senior secured credit facilities provide for a $104.5 million term loan, which has been fully drawn, and $25.0 million in revolving credit facility availability. Of this revolving credit facility, EPL drew down $2.8 million and issued $8.1 million of letters of credit to replace existing letters of credit. In connection with the transactions, we will repay all amounts under, and terminate, our existing senior secured credit facilities. See “The Transactions.”

      At June 28, 2006, the 2014 Notes had an accreted value of $24.5 million. No cash interest will accrue on the 2014 Notes prior to November 15, 2009. Instead, the principal value of the 2014 Notes will increase (representing accretion of original issue discount) from the date of original issuance until but not including November 15, 2009 at a rate of 14 1⁄2% per annum compounded annually, so that the accreted value of the 2014 Notes on November 15, 2009 will be equal to the full principal amount of $39.3 million at maturity. Beginning on November 15, 2009, cash interest will accrue on the 2014 Notes at an annual rate of 14 1⁄2% per annum payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2010. Principal is due on

November 15, 2014. At June 28, 2006, EPL had outstanding $125.0 million aggregate principal amount of 2013 Notes. On May 15, 2006, we commenced a tender offer to purchase for cash any and all outstanding 2013 Notes and 2014 Notes and solicited consents to amend the indentures governing the 2013 Notes and 2014 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. See “The Transactions.”

      At December 28, 2005, certain secured loans which were assumed in connection with purchases of restaurants from franchisees, were fully repaid.

      We have certain land and building leases for which the building portion is treated as a capital lease. These assets are amortized over the life of the respective lease.

      In October 2005, EPL and Intermediate commenced a tender offer to purchase for cash any and all outstanding 2009 Notes and 2010 Notes and solicited consents to amend the indentures governing the 2009 Notes and 2010 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. As of June 28, 2006, all of the 2010 Notes had been purchased and all except for $250,000 in aggregate principal amount of the 2009 Notes had been purchased. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

      The following table represents our contractual commitments (which includes expected interest expense) associated with obligations pursuant to our debt and other obligations disclosed above and pursuant to our restaurant operating leases as of December 28, 2005:

	Payments Due in Fiscal
	2006	2007	2008	2009	2010	Thereafter	Total
	(Amounts in thousands)
Existing senior secured credit facilities—term loan	$9,155	$9,420	$9,345	$9,245	$9,170	$107,325	$153,660
2009 Notes	23	23	23	273	—	—	342
2013 Notes	14,502	14,502	14,502	14,502	14,502	168,507	241,017
2014 Notes	—	—	—	—	5,705	62,161	67,866
Capital leases(1)	2,044	1,935	1,601	984	635	2,924	10,123

Subtotal	25,724	25,880	25,471	25,004	30,012	340,917	473,008
Restaurant operating leases net(2)	14,205	13,748	11,840	10,010	8,544	59,221	117,568

Total	$39,929	$39,628	$37,311	$35,014	$38,556	$400,138	$590,576

(1)	See Note 9 to our consolidated financial statements as of and for the fiscal year ended December 28, 2005 for more information.
(2)	Does not reflect the impact of renewals of operating leases that are scheduled to expire during the periods indicated.

      The following table represents our contractual commitments (which includes expected interest expense) on a pro forma basis after giving effect to the transactions as if they occurred on December 28, 2005:

	Payments Due in Fiscal
	2006		2007		2008		2009		2010		Thereafter		Total
	(Amounts in thousands)
New senior secured credit facilities—term loan	$		$		$		$		$		$		$
Capital leases(1)		2,044		1,935		1,601		984		635		2,924		10,123
Restaurant operating leases net(2)		14,205		13,748		11,840		10,010		8,544		59,221		117,568

Total	$		$		$		$		$		$		$

(1)	See Note 9 to our consolidated financial statements as of and for the fiscal year ended December 28, 2005 for more information.

(2)	Does not reflect the impact of renewals of operating leases that are scheduled to expire during the periods indicated.

      At June 28, 2006, we had outstanding letters of credit totaling $7.5 million, which served as collateral for our various workers' compensation insurance programs.

      Franchisees pay a monthly advertising fee of 4% of gross sales for the Los Angeles designated market area or 5% of gross sales for other markets. We contribute, where we have company-

operated restaurants, to the advertising fund on the same basis as franchised restaurants. Under our franchise agreements, we are obligated to use all advertising fees collected from franchisees to purchase, develop and engage in advertising, public relations and marketing activities to promote the El Pollo Loco® brand. At June 28, 2006, we recorded a liability for unused advertising fees collected from franchisees of $1.4 million and had a corresponding $1.2 million obligation to contribute to the advertising fund for company-operated restaurants.

      We accrued in December 2003 and paid option holders in January 2004 $1.9 million in bonuses. We made cash payments of $0.6 million in March 2005 related to the revaluation of stock options in connection with the 2009 Notes and 2010 Notes. We paid an additional $0.5 million in November 2005 as a result of the stock purchase agreement, dated as of September 27, 2005, among CAC, us, our stockholders parties thereto, including members of our management, Intermediate, EPL, and ASCP.

      In connection with the issuance of the 2010 Notes in March 2004 and the dividend paid by us shortly thereafter, the exercise prices of outstanding options to purchase shares of our common stock were adjusted. We accrued and paid option holders in April 2004 $1.3 million in bonuses. Also, in fiscal 2004, we accrued $0.5 million in bonuses that we paid in the first quarter of fiscal 2005. We paid an additional $0.5 million in November 2005 as a result of the stock purchase agreement.

      Our existing senior secured credit facilities and the indentures governing the 2013 Notes and the 2014 Notes use measures similar to EBITDA, which we have described in Note 6 in “Summary—Summary Historical Financial and Other Financial Data,” to measure our compliance with covenants such as interest coverage and debt incurrence. The additional adjustments to EBITDA used in our existing senior secured credit facilities and the indentures governing the 2013 Notes and the 2014 Notes include (i) adding back or subtracting the items used to calculate our management compensation measure described in Note 7 in “Summary—Summary Historical Financial and Other Financial Data” and (ii) adding back the following additional items to EBITDA: (1) restaurant pre-opening expenses, (2) non-cash charges for swap contracts, (3) costs related to the implementation or readiness for compliance with the Sarbanes-Oxley Act of 2002, (4) California Division Labor Standards Enforcement vacation trust claims and claims regarding the contractual rights to use the name “El Pollo Loco” and certain related trademarks and intellectual property in Mexico and (5) all other non-recurring items. We expect that our new senior secured credit facilities will use a substantially similar measure as described above.

      As of June 28, 2006, EPL was in compliance with all of the financial covenants contained in its existing senior secured credit facilities. As of such date we calculated all relevant ratios under EPL's existing senior secured credit facilities as follows:

•	EPL's “consolidated fixed charge coverage ratio” (as such term is defined in our existing senior secured credit facilities) was 1.10 to 1; and

•	EPL's “consolidated leverage ratio” (as such term is defined in our existing senior secured credit facilities) was 5.9 to 1.

•	These two ratios were permitted to be no less than 1.00 to 1, and no greater than 6.00 to 1, respectively, as of such date.

      In addition, as of June 28, 2006, we calculated our “fixed charge coverage ratio” and our “consolidated leverage ratio” (as such terms are defined in the indenture governing the 2014 Notes) at 1.13 to 1 and 5.7 to 1, respectively. Similar ratios exist in the indenture governing the 2013 Notes. The indenture governing the 2013 Notes permits us to incur indebtedness that (a) is contractually subordinated to the 2014 Notes, (b) has a maturity date after November 15, 2014, and (c) does not provide for payment of cash interest prior to November 15, 2014. The indenture also permits our “restricted subsidiaries” (as such term is defined in the indenture), including EPL, to incur indebtedness if our fixed charge coverage ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such indebtedness was incurred would have been at least 2.0 to 1, and, in the case of indebtedness incurred by us, if our consolidated leverage ratio would have been equal to or less than 7.5 to 1, all as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such indebtedness had been incurred at the beginning of such four-quarter period. Since EPL does not currently meet the fixed charge coverage ratio, EPL is not permitted to incur additional indebtedness.

Recent Accounting Pronouncements

      In October 2005, FASB issued FASB Staff Position, or FSP, 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. FSP 13-1 applies to reporting periods beginning after December 15, 2005. Retrospective application in accordance with SFAS 154 “Accounting Changes and Error Corrections,” is permitted but not required. We do not believe that the adoption of FSP 13-1 will have a significant impact on its financial position or results of operations.

      In June 2005, the FASB ratified Emerging Issues Task Force, or EITF, 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination. This EITF addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. This EITF is effective for leasehold improvements that are purchased or acquired after June 29, 2005. The adoption of this EITF did not have a material impact on our consolidated results of operations or financial position.

      In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections.” SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, and that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS 154 will have a significant impact on our financial position or results of operations.

      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” or FIN 47. FIN 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability's fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 was not material to our financial statements for any of the years presented.

      In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires that companies recognize compensation expense equal to the fair value of stock options or other share-based payments. The standard is effective for us beginning with the first quarter of fiscal 2006. Because we used the minimum value method for its pro forma disclosures under SFAS 123, we will apply SFAS 123(R) prospectively to newly issued stock options. Existing options will continue to be accounted for in accordance with APB Opinion No. 25 unless such options are modified, repurchased or cancelled after the effective date. Our net income will be reduced as a result of the recognition of the fair value of all newly issued stock options, which is contingent upon the number of future options granted and other variables.

About Market Risk

      The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in interest rates.

      We are subject to market risk from exposure to changes in interest rates based on our financing activities. This exposure relates to interest on our existing senior secured credit facilities that is payable at a fixed base rate of 3% plus a variable component based on LIBOR.

      A hypothetical 10% fluctuation in the variable interest rate on our existing debt of $104.5 million as of December 28, 2005 would result in an increase or decrease in interest expense of approximately $0.5 million in a given year. We do not consider the change in fair value of our long-term fixed rate debt resulting from a hypothetical 10% fluctuation in interest rates as of June 28, 2006 to be material.

      On a pro forma basis after giving effect to the transactions, using an estimated term loan amount for our new senior secured credit facilities of $         million, a hypothetical 10% fluctuation in interest rates would increase or decrease our interest expense by approximately $     million. We will also have an increased exposure to interest rate fluctuations attributable to our new senior secured credit facilities.

Inflation

      Over the past five years, inflation has not significantly affected operating results. However, the impact of inflation on labor, food and occupancy costs could, in the future, significantly affect our operations. We pay many of our employees hourly rates related to the applicable federal or state minimum wage. Food costs as a percentage of our restaurant revenue were somewhat stable from fiscal 2001 to fiscal 2003, due to procurement efficiencies and menu price adjustments. However, in February 2004 we renewed our chicken contracts for a one-year term at significantly higher prices than our previous contract. In February 2005, we again renewed our chicken contracts with terms ranging from two to three years at significantly higher prices than the expiring contracts. We implemented price increases in fiscal 2004 to partially mitigate the impact of higher chicken prices on our profitability. Our workers' compensation and health insurance costs have been and are subject to continued inflationary pressures. We have mitigated significant potential increases in our workers' compensation insurance costs by switching from a guaranteed cost insurance program to a high deductible insurance program in fiscal 2003. Costs for construction, taxes, repairs, maintenance and insurance all impact our occupancy costs and are subject to continued inflationary measures. We believe that our current practice of maintaining operating margins through a combination of menu price increases, cost controls, careful evaluation of property and equipment needs, and efficient purchasing practices is our most effective tool for dealing with inflation.

BUSINESS

Our Company

      El Pollo Loco, Spanish for “The Crazy Chicken” and pronounced “L-Po-yo Lo-co,” is the nation's leading restaurant concept specializing in flame-grilled chicken. We strive to be the consumer’s top choice for flavor by serving high-quality meals, featuring our authentic, marinated, flame-grilled Mexican chicken. Our distinct menu, inspired by the kitchens of Mexico, along with our service format and price points, serves to differentiate our unique brand concept. We are strategically positioned to straddle the QSR and fast casual segments of the restaurant industry. We offer high-quality, freshly-prepared food commonly found in fast casual restaurants while at the same time providing the value and convenience typically available at traditional QSR chains. This positioning allows us to appeal to a broad range of consumers and to achieve a balanced mix between lunch and dinner sales. As a result, our company-operated restaurants generated an AUV of $1.6 million and an average check of $8.90 in fiscal 2005. When compared with QSR chains, our system-wide AUV ranked fourth nationwide in 2005 according to Nation’s Restaurant News, an industry publication, and we believe that our average check is higher than that of the typical QSR chain. We have also achieved strong same-store sales growth, with our restaurants system-wide demonstrating annual average same-store sales growth of 5.4% since 2000 and system-wide same-store sales growth of 8.2% for fiscal 2005.

      Our concept originated in Guasave, Mexico in 1975, and the first El Pollo Loco restaurant in the United States opened in Los Angeles in 1980. To this day, we still use the same authentic blend of spices and citrus juice to marinate our signature flame-grilled chicken and deliver on our brand promise to “Passionately Serve Perfect Pollo Every Time.” Our typical restaurant is a free-standing building with drive-thru capability that ranges in size from 2,200 to 2,600 square feet with seating for approximately 60 people.

      Our menu features our authentic flame-grilled chicken and includes approximately 50 items ranging in price from $1.00 to $22.49, most of which we prepare from scratch using fresh, high-quality ingredients. We serve a variety of individual and family-size chicken meals, which include flour or corn tortillas, freshly-prepared salsas and a variety of side orders, such as Spanish rice and pinto beans. In addition, we offer a wide variety of contemporary, Mexican-inspired entrées featuring our signature marinated, flame-grilled chicken as the central ingredient, including our specialty Pollo Bowl®, Pollo Salads, signature burritos, chicken quesadillas, chicken tortilla soup and chicken tacos. Our individual and family-size meals appeal to customers for restaurant dining or take-out during dinner time, while our more portable entrées appeal to customers at lunch time or on the go. Our high-quality, flavorful food has broad appeal, and as a result, the customer base of each of our restaurants typically reflects the demographics of its surrounding area. However, we believe that our consistent, authentically-flavored food engenders tremendous loyalty within the Hispanic population in particular.

      As of June 28, 2006, our restaurant system consisted of 146 company-operated and 195 franchised restaurants located primarily in California, with additional restaurants in Arizona, Nevada, Texas and Illinois.

Industry Overview

      The U.S. restaurant industry, which represents 4% of the U.S. gross domestic product, has achieved strong sales growth over the past several decades. According to the National Restaurant Association, a restaurant industry trade association, 2006 is expected to mark the 15th consecutive year of real sales growth for the industry. This growth has been driven by favorable consumer-related trends, including real gains in household income, the aging of the baby boomer generation, increases in consumer spending and, more generally, consumers’ desire for convenience. According to the USDA Economic Research Service, or ERS, dollars spent on food consumed away from home increased 35% between 1990 and 2004 in constant dollar terms. This trend is projected to continue as the percentage of dollars spent on food away from home is expected to increase from 48% in 2005 to 53% by 2010.

      Total restaurant industry revenue in the United States for 2006 is estimated to be $511 billion, an increase of 5.1% over 2005's projected restaurant industry sales, according to the National Restaurant Association. Sales at QSRs are projected to be $142 billion in 2006, an increase of 5.0% over 2005. We believe that the fast casual sub-segment's sales growth substantially outpaced both the overall limited-service and the full-service sectors, due to the growing number of consumers who demand casual-dining quality food and experience in a quick and convenient QSR delivery format and at a near-QSR price.

      Consumer awareness of the nutritional characteristics of chicken is a major factor that we believe will continue to drive chicken consumption. According to the ERS, per capita consumption of chicken in the United States increased 39% from 1990 to 2004.

Business Strengths

      Our Passion for Perfect Pollo. Our signature flame-grilled chicken is the cornerstone of our menu and our brand. We marinate fresh chicken in an authentic blend of citrus juice and spices in a specialized tumbler to ensure consistency and to maximize flavor. Our trained grill masters flame-grill the marinated chicken, giving it a crisp skin and golden-brown color, right in front of our customers. We accompany our chicken with side orders to create flavorful, distinctive meals. We believe our singular focus on delivering perfect chicken, from senior management down, creates loyalty and enthusiasm for our product and our brand among our customers and employees.

      Unique Brand Concept with Broad Appeal. We have strategically positioned our brand between the QSR and fast casual segments of the restaurant industry. We believe our flame-grilled cooking method and high-quality food made fresh-to-order set us apart from our QSR competition, while our convenience and value proposition differentiate us from our fast casual competition. In addition, we believe we are unique in offering both individual and family-size chicken meals and Mexican-inspired entrées, such as burritos and quesadillas. As a result, our brand concept appeals to a wide variety of consumers across different ethnic, age and income demographics. Our Mexican heritage and food generate a strong affinity with Hispanic customers. At the same time, we have developed a large non-Hispanic customer base and our restaurants perform well in both urban and suburban markets. This broad appeal across different ethnic groups and income levels gives us access to an extensive number of markets and increases the number of locations within each market in which our restaurants can successfully operate.

      Strong Restaurant-Level Profitability. Since opening our first restaurant over 25 years ago, we have grown to be the leader in the chicken QSR market for the greater Los Angeles area, where our restaurants achieved an estimated 43% market share in 2005, according to Restaurant Trends, a restaurant industry trade publication. Our company-operated restaurants generated an AUV of $1.6 million in 2005. According to Nation’s Restaurant News, our system-wide AUV was ranked fourth among QSR chains nationwide in 2004. Our business model and operational execution also enable greater facility utilization, better labor efficiency and less food waste by generating a more balanced mix of business between lunch and dinner. This balance has in part driven our strong restaurant-level profitability, with company-operated restaurants averaging restaurant-level cash flow margins of 22% and 23% for fiscal 2004 and fiscal 2005, respectively. In the last five years, we have not closed any company-operated restaurants due to negative cash flow. In addition, our high AUV and restaurant-level profitability facilitate a strong return on invested capital for new company-operated and new franchised restaurants.

      Favorable Position with Respect to Industry and Demographic Trends. We believe we are well-positioned to benefit from several fundamental trends within the restaurant industry and the U.S. population, including:

•	increased expenditure on food consumed away from home and increased consumption of freshly-prepared food brought home;

•	rapid growth of ethnic food sales, which according to New American Dimensions, a consulting and research firm, are growing at a rate twice that of the overall food industry, and the penetration of Hispanic foods in new markets, with Hispanic restaurant sales having recently surpassed both Asian and Italian restaurant sales to become the leading ethnic restaurant category according to Technomic;

•	ongoing increase in chicken consumption as consumers continue to place a high priority on the importance of eating a healthy, lower-fat diet; and

•	continued rapid growth of the Hispanic population, which is our largest customer segment, with Hispanics of Mexican origin, who have a particularly strong affinity for our menu offering, comprising 64% of the general Hispanic population and representing the fastest growing sub-segment, accounting for 72% of growth between 2000 and 2004.

      Strong and Growing Franchise Base. As of June 28, 2006, approximately 57% of our restaurants were franchised and our existing franchise base consisted of many successful, long-standing multi-unit restaurant operators, with 76% of our franchised restaurants owned and operated by franchisees who have been with us for more than 10 years. Since we initiated our franchise growth strategy in June 2003, we have targeted certain areas outside our Southern California market as dedicated franchise development areas. In these areas we have entered into development agreements with a number of experienced, multi-unit operators, including some of our existing franchisees. In that time, we have received commitments to open 130 restaurants under these agreements, 14 of which have already opened. These franchised restaurants will be located in California, Colorado, Washington, Arizona, Texas, Missouri, Illinois, Georgia, Virginia and the six New England states. We believe we have been successful in attracting these franchisees due to our unique concept and strong return on invested capital.

      Scalable Infrastructure and Enhanced Brand Image. Since Stephen E. Carley, our President and Chief Executive Officer, joined us in 2001, our management team has focused on driving operational improvements and upgrading our brand image to improve our competitiveness and position us for future growth. Since the beginning of 2001, we have taken the following steps:

•	invested approximately $19.0 million in capital to remodel substantially all of our company-operated restaurants, upgrade our technology platform and install new kitchen equipment, primarily to correct historical under-investment by our former parent company;

•	enhanced our logo, menu format, product offering and restaurant design;

•	strengthened our infrastructure through investments to improve customer service, enhance the restaurant oversight process and upgrade our training programs; and

•	enhanced the overall quality of our franchise base by focusing on experienced, well-capitalized operators interested in developing multiple restaurants. This has resulted in an increase in the average number of restaurants operated per franchisee from 2.3 in December 2000 to 3.5 restaurants in December 2005.

      We believe these improvements better align our facilities, infrastructure and brand image with our strategy of positioning ourselves between the QSR and fast casual segments of the restaurant industry. Furthermore, we anticipate that these improvements will continue to enhance customer loyalty, increase same-store sales, drive productivity improvements and cost reductions and enhance the attractiveness of our operations to potential franchisees.

      Experienced Management Team. Our executive management team has extensive restaurant industry experience in addition to a significant multi-industry foundation in consumer marketing, operations and finance having held key positions at leading food service businesses including PepsiCo Inc., Taco Bell Corp., Applebee’s International, Inc., McDonald’s Corporation and CKE Restaurants, Inc. Members of our management team were instrumental in the growth of several publicly-traded restaurant concepts prior to their tenure with us. Stephen E. Carley, our President and Chief Executive Officer, was a consumer marketing and operations veteran at General Mills, Inc., The Pillsbury Company and PepsiCo Inc. prior to gaining extensive experience in the QSR and food service industries, serving in senior management positions at both Taco Bell Corp. and PepsiCo Inc.

Growth Strategy

      Over the past few years, we have built a robust platform for growth to position us for accelerated expansion of our restaurant base. Our growth plan focuses on increasing same-store sales, opening restaurants in existing and new markets and increasing profitability.

      Increase Same-Store Sales. We have a strong track record of growing our same-store sales through a balanced mix of increasing customer traffic and average check. Since 2000, our restaurants system-wide have demonstrated average same-store sales growth of 5.4%, and same-store sales growth of 8.2% in fiscal 2005. We are currently engaged in several initiatives that we believe will continue to drive same-store sales growth in the future, including:

•	Increasing Traffic. We intend to continue to increase traffic and transaction volume by introducing new items that complement our product base and by promoting menu items designed to deliver value in a highly competitive marketplace. Over the past several years, we have introduced an average of three products annually, including Pollo Salads, the Twice Grilled Burrito™, the Chicken Verde Quesadilla and chicken tortilla soup. We currently have a pipeline of new products that have been rigorously tested, which we intend to draw from to meet our goal to regularly introduce new products. Throughout the year we also promote attractively-priced family meal offers and value-added menu items that are designed to increase traffic while delivering incremental sales at a profit.

•	Increasing Average Check. We plan to increase the average customer check by selling add-on menu items, such as selections from our Loco Dollar Menu, introducing new products with higher price points, selectively increasing prices on existing menu items and adjusting our menu board to encourage customers to select higher-priced menu items. We believe that as a result of our high-quality food, authentic cooking methods and unique product offering, we will be able to continue to strategically price our menu items at a premium to our QSR competition and below our fast casual competition.

•	Executing Our Targeted Marketing. Our marketing strategy is designed to educate consumers about our unique, Mexican-inspired offerings and to position us as the consumer’s top choice for limited-service restaurant dining. We have targeted our advertising to focus on core product taste profiles and food preparation in the general market and to appeal to our Mexican heritage and tradition in the Hispanic market. We have developed and implemented a data-driven approach to marketing, which helps us to determine optimal pricing strategies, introduce products that reflect customer preferences and target advertising based on demographic profiles.

•	Enhancing Speed of Service. We currently have several initiatives to improve the speed of service for our customers, including the implementation of an improved labor scheduling system, a drive-thru timing reporting system, an additional register at each drive-thru location, and a speed of service guarantee. We believe that by increasing our accuracy and speed of service, we will improve the customer experience and drive more traffic through our restaurants.

•	Developing Our Catering Business. We recently have begun to offer enhanced catering services at select locations and intend to introduce these services throughout our system, at both company-operated and franchised restaurants. The offering features a menu that targets groups of eight or more and is comprised of multi-piece meals of our signature flame-grilled chicken, family-size side dishes and platters of our Mexican-inspired entrees. We believe the value focused offerings of our catering menu, combined with the fact that our food lends itself to ease of portability, will make this opportunity an attractive driver of incremental sales at our restaurants.

      Increase Penetration of Existing Markets. We will continue to open new company-operated and franchise restaurants in our existing markets, including Southern California, where on a system-

wide basis we have 250 restaurants, Central and Northern California, Nevada, Arizona and Texas. Although we have a significant presence in the greater Los Angeles area and a strong presence in our other markets, we continue to believe that a significant opportunity for new store growth remains as a result of the following:

•	we have a lower density of restaurants, as defined by population per restaurant in a market area, than some of our closest competitors;

•	our most highly penetrated market, the greater Los Angeles area, continues to generate strong same-store sales growth;

•	the markets we currently operate in have stronger population and economic growth trends than the United States as a whole; and

•	our broad appeal across demographic profiles and income levels, which enables us to generate equally strong AUVs in urban and suburban markets, provides us greater access to a variety of locations for new restaurants.

      Our strategy in existing markets is to develop new company-operated restaurants in the greater Los Angeles area, Las Vegas, Fresno, California, and to partner with experienced, multi-unit restaurant operators in all other regions. Our extensive operational and site selection expertise in the greater Los Angeles area, Las Vegas and Fresno, create a strong platform on which to profitably grow our company-operated restaurant base. By partnering with experienced operators outside these areas, we expect to be able to leverage local operational and real estate expertise to generate high margin royalty revenue with limited capital investment on our part. To date, we have signed franchise development agreements with 14 franchisees to open an additional 52 restaurants in our existing markets, the majority of which we expect will open by 2009.

      Develop New Markets with Experienced Local Operators. We believe that our distinct product offering and unique concept will appeal to consumers in numerous expansion markets throughout the United States. We are currently legally authorized to market franchises in all 50 states and are pursuing opportunities in those states. To date, we have signed development agreements with franchisees in Illinois, the six New England states, Missouri, Georgia, Virginia, Colorado and Washington. Our strategy to develop new markets with experienced local multi-unit operators through development agreements allows us to increase our revenue and margins with minimal additional capital investment. In identifying potential new markets, we focus first on identifying franchisees that live in the area of development, have existing real estate and operations infrastructure in place, meet certain financial criteria, possess a track record as a seasoned restaurateur and exhibit a commitment to developing a minimum of three restaurants in a specified territory. Once we identify a potential new franchisee, we perform a detailed analysis to determine market potential before we enter into a development agreement. Through this evaluation process to date we have signed development agreements with 9 franchisees to open an additional 61 restaurants in new markets, the majority of which we expect will open by 2009. In addition, we have a specialized group of management professionals who oversee the conversion of development agreements into opened restaurants. Specifically, this team aids franchisees in site selection, building, training, initial marketing and general pre-opening tasks.

      In 2004, we introduced a more space efficient restaurant, or the Next Generation restaurant, that is approximately 2,000 square feet with a drive-thru and seating for 40. The Next Generation restaurant’s streamlined back of house design and improved cooking systems benefit operating procedures that enhance the portability of restaurants to new markets. The new kitchen format involves first cooking the chicken in a heat and humidity controlled convection oven to food safe temperatures and then finishing the chicken on the grill to ensure a crisp skin and golden-brown color. We believe the Next Generation restaurant facilitates restaurant growth in our existing and prospective markets as the cooking process is faster, simpler and more consistent while requiring less training and labor, and the smaller restaurant size expands the variety of real estate sites suitable for an El Pollo Loco restaurant.

      Increase Our Profitability. Over the past several years we significantly improved our operations and implemented cost controls that led to increased restaurant-level profitability. We have identified several opportunities to continue to increase our operational efficiency and reduce our costs, including:

•	Improve Restaurant Operations. We intend to continue to improve restaurant operations through the use of our rigorous scorecard system and by implementing new information technology initiatives. The scorecard system, which we implemented in 2002, is instrumental to our restaurant management by driving performance and providing a basis for evaluating the compensation of our general managers and supervisors across several key performance metrics, including food safety, workers’ compensation claims, food costs, labor efficiency and customer satisfaction. This system has enabled us to, among other things, implement safety and workers’ compensation programs yielding a subsequent decline in total incidents from 238 in 2001 to 72 in 2005. We have also installed new information systems to help reduce our labor costs and improve our inventory management. Current initiatives to leverage our information technology systems to enhance operations include implementing a more efficient restaurant manager staffing system, deploying an improved hourly labor staffing matrix and evaluating a call center system to improve drive-thru times.

•	Leverage Our Existing Infrastructure. We have increased our general and administrative spending since 2001 by over $2.0 million to improve operations and create the infrastructure necessary to support ongoing and future growth. The increased spending has been focused on providing enhanced employee training, adding additional management employees to reduce spans of control, hiring franchise management professionals and adding resources to deploy new information technology systems and capabilities. While these expenses are ongoing in nature, the infrastructure created by this investment is sufficient to support substantial growth without further additional expense. As a result, we anticipate driving increasing operating leverage over time as we expect our sales to grow faster than our general and administrative expenses.

•	Grow High Margin Franchise Revenue. Our growth strategy, which emphasizes franchise development, is expected to increase the percentage of our total revenue generated from high margin franchise royalties and is expected to increase our profitability. We have significantly strengthened our franchise development and support infrastructure to accommodate our planned growth. We use franchising to accelerate restaurant growth in new markets, leveraging the specific local market expertise of franchise partners and minimizing our capital commitment. As of the date of this prospectus, our franchisees opened 7 new restaurants in fiscal 2005 and we believe they will open approximately 15 new restaurants in fiscal 2006, 4 of which have opened as of June 28, 2006.

Restaurant Operations and Products

      Restaurant Operations and Management. Our management team places tremendous emphasis on executing our mission, which is to “Passionately Serve Perfect Pollo Every Time.” To help ensure that we deliver on this mission, we have 18 area leaders and two directors of operations for our company-operated stores that report to our senior vice president of operations. Each area leader typically oversees eight to nine restaurants. General managers supervise the operations of each restaurant, and they are supported by a number of assistant managers, which varies based on the sales volume of the respective restaurant.

      We strive to maintain quality and consistency in our restaurants through the careful training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel. Restaurant general managers, many of whom are promoted from our restaurant personnel, must complete a training program of typically six to twelve weeks during which we instruct them in various areas of restaurant management, including food quality and preparation, hospitality and employee relations. We also provide restaurant managers with operations manuals relating to food preparation and operation of restaurants. These manuals are designed to ensure uniform operations, consistently high-quality products and service and proper accounting for restaurant operations. We hold regular meetings of our restaurant managers to discuss new menu items and efficiency initiatives and to continue training in various aspects of business management. We have created a set of quantitative metrics that are used to measure the performance of both the general managers and area leaders. These metrics measure profitability, food safety, employee safety and various customer satisfaction attributes. We make this data “information that cannot be ignored” by producing a monthly scorecard, holding quarterly meetings, and considering these metrics for bonus purposes and job performance evaluations.

      We have food safety and quality assurance programs that are designed to maintain the highest standards for food and food preparation procedures used by company-operated and franchised restaurants. We have a team of quality assurance managers that perform comprehensive restaurant audits. Quality assurance managers visit each company-operated and franchised restaurant an average of three times a year and evaluate all areas of food handling, preparation and storage. Our quality assurance team also audits our suppliers on a frequency schedule based on the potential food safety risk of each product. In 2005, there were over 800 quality control site visits to restaurants and 69 audits of various suppliers. We also have continuous food safety training that teaches employees to pay detailed attention to product quality at every stage of the food preparation cycle.

      We maintain financial and accounting controls for each of our restaurants through the use of centralized accounting and management information systems and reporting requirements. We collect sales, credit card, debit card, menu item popularity and related information daily for each company-operated restaurant. We provide general managers with operating statements for their respective restaurants. Cash, credit card and debit card receipts are controlled through daily deposits to local operating accounts, which are either picked-up up by armored car or deposited to our cash concentration accounts by our managers. At our support center, we use a software program to reconcile on a daily basis the sales and cash information sent electronically from our restaurants to the cash detail electronically sent by our bank.

      We devote considerable attention to controlling product costs, which are a significant portion of our restaurant expenses. We make extensive use of information technology to provide us with pertinent information on ideal food cost, inventory levels and inventory cost variances. We have implemented a new back office computer system that we believe will add more controls surrounding inventory and cash management.

      Menu and Food Preparation. We are committed to serving quality chicken and Mexican-inspired food. This process begins with the selection of fresh ingredients. In preparing menu items, we emphasize quality and freshness. We regularly inspect our vendors to ensure both that the products we purchase conform to our high-quality standards and that the prices offered are competitive. We are committed to differentiating ourselves from other QSR competitors by utilizing fresh, high-quality ingredients as well as by preparing most of our items from scratch. The menu items at each of our restaurants are prepared at that restaurant from fresh chicken and ingredients delivered several times each week.

      Our marinated, flame-grilled chicken is the key ingredient in many of our menu items. Fresh chickens are marinated in our restaurants twice a day, using marination tumblers to ensure that our proprietary marinade deeply and consistently flavors the chicken. The cooking process on our extensive grill system does not employ any timers, so our cooks must use acquired experience to turn the chicken at the proper intervals in order to deliver our signature chicken to our customers. We believe our singular focus on delivering perfect chicken, from senior management down, creates loyalty and enthusiasm for the brand among our customers and employees.

      Our chicken is served with flour or corn tortillas, freshly-prepared salsas and a wide variety of side orders including Spanish rice, pinto beans, coleslaw and mashed potatoes. In addition to individual and family chicken meals in quantities of 8, 10 and 12 pieces, we also serve a wide variety of contemporary Mexican entrées including specialty chicken burritos, chicken quesadillas, our specialty Pollo Bowl®, a line of fresh Pollo Salads, chicken tortilla soup, chicken tacos and taquitos. To complement our menu items, a salsa bar in each of our locations features four kinds of salsa prepared several times a day with fresh ingredients. We also serve Fosters Freeze® brand of soft-serve ice cream products in 76 company-operated restaurants and 88 franchised restaurants.

Marketing and Advertising

      Marketing Strategy. We strive to be the consumer’s top choice for flavor by serving high-quality meals, featuring our signature flame-grilled chicken, inspired by traditional Mexican cuisine. We seek to build long-term relationships with consumers based on a complete brand experience. With our brand’s authentic roots and our high-quality, tasty food, we attempt to inspire our consumers not only to frequent the brand, but to generate other customers by word-of-mouth.

      We closely follow competitive trends, subscribe to secondary consumer research and conduct primary research to prioritize opportunities and stay abreast of our position in the market. Through our strategic marketing efforts and unique product offerings, we believe we have positioned ourselves into the “sweet spot” between the QSR and fast casual restaurant segments. We believe consumers find our restaurant experience superior to traditional fast food restaurants but not as high-priced or inconvenient as fast casual restaurants.

      We have developed and implemented an empirical, data-driven approach to marketing which helps us to determine optimal pricing strategies, customer taste preferences and demographic profiles. As a result of analyzing this data, we have developed a metric that assigns all items on the menu a “piece of chicken” equivalent. Sales per equivalent piece of chicken sold reveals pricing and promotion impact by factoring out the impact of the bundled family meals. We use this and other metrics to analyze potential promotions and to perform comparative post-promotion analyses to evaluate the accuracy of the assumptions made for each promotion.

      Promotional/Discount Strategy. We develop promotions designed to deliver value in a highly competitive marketplace. Each year, the calendar is divided into six promotional periods of approximately eight weeks each that feature new products, attractively-priced family meal offers and/or value-added promotions. Each promotional period features an advertised focus and in-restaurant components. To avoid unprofitable discounting, we use internal modeling aids to assist the marketing team in developing promotions designed to deliver incremental sales at a profit.

      Advertising Strategy. We have developed key consumer insights that define consumer segments and their motivators. Our advertising is designed to capture our brand by stirring consumers’ preferences for wholesome, flavorful food without compromising convenience. Our advertising strategy is centered on our signature flame-grilled chicken while reinforcing our authentic Mexican-flavor profile. To most effectively execute this plan, we have developed targeted campaigns for the Hispanic market in addition to separate campaigns for the broader general market.

      Our target audience is 25 to 49 years old with a balanced gender mix. We use television and radio advertising as the primary medium in markets where there is adequate market penetration. We use in-restaurant merchandising materials to further convey the freshness and quality of the menu. We periodically use print media to introduce new products and deliver brand communication along with purchase incentives. We implement public relations activities to carry our brand messaging into the consumer press and strengthen our ties to our customer community.

      Annual advertising expenditures are approximately 4% of company-operated and franchised restaurant revenue in the Los Angeles market area and 5% of company-operated and franchised restaurant revenue in markets outside of the Los Angeles market area. Approximately 30% of total advertising is spent on Spanish-language initiatives in the Hispanic market.

      Pricing Segmentation Initiative. In the first half of fiscal 2005, we tested and rolled out our chicken meal restructuring, a two-tier pricing strategy for bone-in chicken. Whereas the typical price for a two-piece chicken meal was previously $4.49 and the type of meat was not specified by the customer, the new plan has shifted typical pricing to $4.99 for a breast and wing and $4.29 for a leg and thigh. As a result of this initiative, we are able to buy a “saddle cut” chicken from suppliers consisting of the lower half of a whole chicken (a leg and a thigh), the price of which is significantly lower than the price of a whole chicken. In addition, customers receive exactly the type of meat they desire, thereby increasing order accuracy, a customer’s value proposition and customer satisfaction.

Intellectual Property

      We have registered El Pollo Loco®, Pollo Bowl®, The Crazy Chicken® and certain other names used by our restaurants as trademarks or service marks with the United States Patent and Trademark Office and in approximately 42 foreign countries. In addition, El Pollo Loco's logo and Web site name and address are our intellectual property. The success of our business strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. If our efforts to protect our intellectual property are unsuccessful, or if any third party misappropriates or infringes on our intellectual property, either in print, on the Internet or through other media, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance. Our policy is to pursue and maintain registration of our service marks and trademarks in those countries where our business strategy requires us to do so and to oppose vigorously any infringement or dilution of our service marks or trademarks in such countries.

      The contractual rights to use the name El Pollo Loco® and certain related trademarks and intellectual property in Mexico were assigned to us in 1996, pursuant to an agreement between us and EPL-Mexico, a company controlled by Jose Francisco Ochoa, the founder of the first El Pollo Loco restaurant in Mexico and the United States. As consideration for the assignment of such rights, we agreed, subject to the terms and conditions of the agreement, to use commercially reasonable efforts to develop a minimum number of El Pollo Loco restaurants in Mexico by February 2006 and to pay certain fees for each such restaurant that we develop. On March 31, 2004, EPL-Mexico filed suit against EPL in state court in Laredo, Texas, alleging, among other things, that we breached our agreement with EPL-Mexico by failing to exploit the trademarks and develop new restaurants in Mexico and claiming that the right to use the name El Pollo Loco® in Mexico should revert to EPL-Mexico. EPL-Mexico also initiated an “amparo” proceeding, which is an administrative challenge under Mexican law, to our ownership of the trademarks before the Mexican Intellectual Property Institute. This proceeding was resolved in our favor by Mexico’s Supreme Court of Justice of the Nation. We successfully removed the Texas action to federal court and have filed a counterclaim against EPL-Mexico to defend our rights to the trademarks in Mexico. We believe that EPL-Mexico’s claims are without merit and that, based on the agreement, we possess adequate legal and contractual rights to use the intellectual property in question in Mexico. However, failure to prevail in this action could result in the loss of our ownership in Mexico of the El Pollo Loco trademarks and intellectual property at issue, which could affect our brand in the United States and elsewhere.

Franchise Program

      We use franchising as our strategy to accelerate new restaurant growth in new markets, leveraging the ownership of entrepreneurs with specific local market expertise and requiring a relatively minimal capital commitment by us. As of June 28, 2006, there were a total of 195 franchised restaurants, operated by 56 franchisees and 1 licensee (operating at Universal Studios Theme Park in Los Angeles, California). Franchisees range in size from single restaurant operators to our largest franchisee, who currently operates 33 restaurants. We employ five franchise consultants who work with franchisees to maintain system-wide quality. These consultants assist franchisees with new site proposals, new restaurant openings, marketing programs and ongoing operations activities. To support the expected growth in franchise restaurants, we have invested in a dedicated team of franchise management professionals including three directors of franchise sales, along with managers of operations, field marketing, training, real estate and purchasing.

      Our standard franchise agreement gives our franchisees the right to use our trademarks, service marks, trade dress and our proprietary recipes, systems, manuals, processes and related items. We also provide our franchisees with access to training, marketing, quality control, purchasing, distribution and operations assistance. We are not obligated to and currently do not provide nor plan to provide any direct or indirect financing or financing guarantees for our franchisees. The franchisee is required to pay an initial franchise fee of $40,000 for a 20-year franchise term per restaurant and in most cases, a renewal fee for a successor franchise agreement beyond the initial term. The initial franchise fee is reduced to $30,000 for second and subsequent restaurants opened under a development agreement. The franchisee is also required to pay monthly royalty fees of 4% of gross sales as well as monthly advertising fees of 4% for the Los Angeles designated market area or 5% for other markets. We contribute where we have company-operated restaurants to the advertising fund on the same basis as franchised restaurants. Under our franchise agreements, we are obligated to use all advertising fees collected from franchisees to purchase, develop and engage in advertising, public relations and marketing activities to promote the brand.

      We have recently entered into new development agreements with many of our existing franchisees. Under our new form of development agreement, we generally grant exclusive rights to a prospective franchisee, who may be an existing franchisee, to develop a specified number of restaurants in a defined territory within a specified period of time. Our new form of development agreement typically requires the opening of three or more restaurants, with the first restaurant to be opened within eighteen months after execution of the development agreement and each subsequent restaurant to be opened within twelve-month intervals thereafter. A new development agreement will typically outline a schedule of requirements that the prospective franchisee must meet, such as site selection and acquisition, and will typically require the developer to use diligent efforts to obtain government approvals and complete construction in order to open the restaurants as scheduled. If a prospective franchisee who has been granted an exclusive territory fails to meet the schedule set forth in the development agreement, the prospective franchisee could lose its exclusive rights in the defined territory and, in certain circumstances, the development agreement and the right to open our restaurants could terminate. Under the development agreement, we collect a development fee of $10,000 per restaurant, which is applied to the initial franchise fee when the franchise agreement for a restaurant is signed. In some circumstances, when a prospective franchisee does not meet the development schedule and the development agreement is terminated or expires, the development fee is forfeited.

      Under our agreement with Fosters Freeze International, Inc., our franchisees in California may also enter into a sublicense agreement with us under which they may sell a limited Fosters Freeze® menu in their restaurants.

      As a result of an initiative in the mid-1990’s to transfer certain company-operated restaurants to new franchisees, some franchisees sublease their restaurants from us. However, most franchisees currently either purchase the real estate upon which the restaurants are operated or enter into direct leases with third-party owners of real estate.

Purchasing

      Our ability to maintain consistent quality throughout our restaurants depends in part upon the ability to acquire food products and related items from reliable sources in accordance with our specifications. We have a contract with one national distributor for substantially all of the food and supplies, including the chicken that our company-operated restaurants receive from our suppliers. Fresh chicken is typically delivered every other day to each restaurant. We have recently entered into a new five-year distribution agreement with our long-standing distributor, which expires August 15, 2010. Currently, all franchisees are required to use this distributor as the sole approved distributor and they must purchase food and supplies only from approved suppliers.

      We regularly inspect vendors to ensure both that the products purchased conform to our high-quality standards and that the prices offered are competitive. To support this, we have a quality assurance team that performs comprehensive supplier audits on a frequency schedule based on the potential food safety risk of each product. In 2005, the quality control team conducted 69 supplier audits. With the exception of our distributor and chicken and beverage suppliers, we normally contract for food and paper items at fixed price contracts ranging from one to two years.

      In February 2005, we entered into a new five-year contract with our primary beverage supplier, which provides for a marketing allowance based on gallons sold. A portion of the marketing allowance is specifically earmarked to be used to support our beverage product advertising programs. All franchisees are required to purchase beverages from approved suppliers.

      Historically, we have been able to limit our exposure to chicken prices through contracts ranging in term from one to three years and through menu price increases. In February of 2005, we entered into new contracts with our two current suppliers of whole chicken with terms that expire in February 2007 and February 2008. The cost of chicken under these new contracts is higher than under our prior contracts. We raised prices in September and November 2004 to help offset the impact of the increased price of chicken. Chicken makes up the largest part of our total product cost, approximately 14.0% of our revenue from company-operated restaurants for fiscal 2005.

Competition

      We operate in the restaurant industry, which is highly competitive and fragmented. The number, size and strength of competitors vary by region. Competition includes a variety of locally owned restaurants and national and regional chains that offer dine-in, carry-out and/or delivery services. Our competition in the broadest perspective includes restaurants, pizza parlors, coffee shops, street vendors, convenience food stores, delicatessens and supermarkets. We do not have any direct competitors. However, we indirectly compete with chicken-specialty QSRs and Mexican QSRs, as well as fast casual restaurants and franchisors of other restaurant concepts. We believe that QSR competition is based primarily on quality, taste, quickness of service, value, name recognition, restaurant location and customer service. The fast casual restaurant industry is also highly competitive. We believe that competition within the fast casual restaurant segment is based primarily on price, taste, quality and the freshness of the menu items and the comfort and ambiance of the restaurant environment.

      In addition, we compete with franchisors of other restaurant concepts for prospective franchisees.

      Our greatest strength in this competitive environment is our high-quality food. We believe we are positioned to take advantage of a number of consumer trends, including the impact of the Hispanic culture on food and flavors, growth of the Mexican food segment, increased interest in healthy dining and the growth of the Hispanic population in many regions of the United States, which should each provide us with opportunities to continue to grow our market position in existing and new markets. We believe we can continue to increase our market share with our marketing focus on building our brand, as well as our operations focus on achieving improvements in all aspects of customer service.

Regulation

      Our business is subject to extensive federal, state and local government regulation, including those relating to, among others, public health and safety, zoning and fire codes. Failure to obtain or retain food or other licenses would adversely affect the operations of our restaurants. Although we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of, or adversely impact the viability of, a restaurant in a particular area. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable codes and regulations.

      The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. We believe that federal and state environmental regulations have not had a material effect on our operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new restaurants.

      We also are subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, worker’s compensation rates, citizenship requirements and other working conditions. A significant number of our hourly staff are paid at rates consistent with the applicable federal or state minimum wage and, accordingly, increases in the minimum wage will increase our labor cost. We are also subject to the Americans With Disabilities Act, which prohibits discrimination on the basis of disability in public accommodations and employment, which may require us to design or modify our restaurants to make reasonable accommodations for disabled persons. See “Risk Factors—Risk Related to Our Business—Matters relating to employment and labor laws may adversely affect our business.”

      Many states, including California, and the Federal Trade Commission require franchisors to transmit specified disclosure statements to potential franchisees when offering or modifying a franchise. Some states require us to register our franchise offering documents and file our advertising material before we may offer a franchise for sale. Our non-compliance could result in civil or criminal penalty, rescission of a franchise, and suspension of our ability to offer and sell franchises in a state. We believe that our Uniform Franchise Offering Circular, together with any applicable state versions or addenda, complies in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising. We are currently legally authorized to market franchises in all 50 states and are pursuing opportunities in those states.

Environmental Matters

      Our operations are also subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water, storage and disposal of waste and clean-up of contaminated soil and groundwater. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on, in or emanating from such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

      Certain of our properties may be located on sites that we know or suspect have been used by prior owners or operators as retail gas stations. Such properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. We are aware of contamination from a release of hazardous materials by a previous owner at two of our owned properties and one of our leased properties. We do not believe that we have contributed to the contamination at any of these properties. It is possible that petroleum products and other contaminants may have been released at other properties into the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination. Although we lease most of our properties, or when we own the property we obtain certain assurances from the prior owner or often obtain indemnity agreements from third parties, we cannot assure you that we will not be liable for environmental conditions relating to our prior, existing or future restaurants or restaurant sites. If we are found liable for the costs of remediation of contamination at or emanating from any of our properties, our operating expenses would likely increase and our operating results would be materially adversely affected.

      We have conducted environmental reviews of restaurants opened since 2000, but we have not conducted a comprehensive environmental review of all of our properties or operations. No assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

Employees

      As of June 28, 2006, we had approximately 4,041 employees, of whom approximately 3,348 were hourly restaurant employees, 152 were salaried general managers engaged in managerial capacities, 415 were assistant managers and 126 were corporate and office personnel. Most of our restaurant employees are employed on a part-time basis to provide services necessary during peak periods of restaurant operations. None of our employees are covered by a collective bargaining agreement. We believe that we generally have good relations with our employees.

Properties

      Our restaurants are either free-standing facilities, typically with drive-thru capability, or attached restaurants. The average free-standing restaurant provides seating for approximately 60 customers while the average attached restaurant provides seating for approximately 40 customers. A typical restaurant generally ranges from 2,200 to 2,600 square feet. For a majority of our company-operated restaurants, we lease land on which our restaurants are built. Our leases generally have terms of 20 years, with two or three renewal terms of five years. Restaurant leases provide for a specified annual rent, and some leases call for additional or contingent rent based on revenue above specified levels. Generally, leases are “net leases” that require us to pay a pro rata share of taxes, insurance and maintenance costs. We own 19 properties and currently operate or license to franchisees the right to operate restaurants on all of these properties. All 19 of these owned properties are subject to mortgages that secure our existing senior secured credit facilities. In addition, we lease 127 properties on which we operate restaurants.

      We lease our executive offices consisting of approximately 18,900 square feet in Irvine, California for a term expiring in September 2007. We believe that our current office space is suitable and adequate for its intended purposes and our near-term expansion plans.

Litigation

      On or about April 16, 2004, two former employees and one current employee filed a class action suit in the Superior Court of the State of California, County of Los Angeles, against EPL on behalf of all putative class members (former and current general managers and restaurant managers from April 2000 to present) alleging certain violations of California labor laws, including alleged improper classification of general managers and restaurant managers as exempt employees. Plaintiffs’ requested remedies include compensatory damages for unpaid wages, interest, certain statutory penalties, disgorgement of alleged profits, punitive damages and attorneys’ fees and costs as well as certain injunctive relief. The complaint was served on us on April 19, 2004. The court has ordered the class action stayed pending the arbitration of one of the named putative class plaintiffs as a result of his execution of a mandatory arbitration agreement with us. While we intend to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, we cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. If a class were ultimately certified, any settlement of or judgment arising from such lawsuit could be material, and we cannot give any assurance that we would have the resources available to pay such settlement or judgment.

      On or about October 18, 2005, a former manager, on behalf of himself and all others similarly situated, filed a purported class action complaint against EPL in the Superior Court of the State of California, County of Los Angeles. This action alleges certain violations of California labor laws and the California Business and Professions Code, based on, among other things, alleged improper classification of general managers, failure to pay overtime compensation, failure to provide meal periods, unlawful deductions from earnings and unfair competition. Plaintiffs’ requested remedies include compensatory and punitive damages, injunctive relief, disgorgement of profits and reasonable attorneys’ fees and costs. We were served with this complaint on December 16, 2005. The court has ordered that the case be deemed complex and assigned it to the complex litigation panel. While we intend to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, we cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. Any settlement of or judgment with a negative outcome arising from such lawsuit could have an adverse material impact.

      We are also subject to litigation relating to intellectual property matters. See “—Intellectual Property.”

      We are also involved in various other claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of these actions will have a material adverse effect on our financial position, results of operations, liquidity and capital resources. A significant increase in the number of these claims or an increase in amounts owing under successful claims could materially adversely affect our business, financial condition, results of operation and cash flows.

MANAGEMENT

Executive Officers and Directors

      Executive officers and directors as of July 1, 2006.

Name	Age	Position
Stephen E. Carley	53	President, Chief Executive Officer and Director
Karen B. Eadon	52	Senior Vice President, Marketing
Joseph N. Stein	45	Senior Vice President, Chief Financial Officer and Treasurer
Brian Berkhausen	52	Senior Vice President, Development
Jeanne A. Scott	58	Senior Vice President, Human Resources and Training and Assistant Secretary
Pamela R. Milner	51	Senior Vice President, General Counsel and Secretary
Stephen J. Sather	58	Senior Vice President, Operations and Assistant Secretary
Brian Carmichall	42	Vice President, Development
Thomas J. Giannetti	42	Vice President, Information Technology
Andrew R. Heyer	48	Director
Dean C. Kehler	49	Director
Steven A. Flyer	40	Vice President, Assistant Secretary and Director
David L. Benyaminy	35	Director
Glenn B. Kaufman	38	Director
Dennis J. Lombardi	59	Director

      Stephen E. Carley has been President and Chief Executive Officer and a Director of Holdings since May 2006 and President and Chief Executive Officer and a Director of EPL since April 2001. Mr. Carley has over 12 years of experience in the restaurant and food-service industries, including from 1993 to November 1996 when Mr. Carley served in various capacities, including National Vice President of Development, for Taco Bell Corporation. From November 1996 to October 1998, Mr. Carley was President of Universal Studios Hollywood Theme Park and Citywalk, a division of Universal Studios, Inc. From January 1999 to April 2001, Mr. Carley served as President of OnRadio.com, a Web site hosting and design business, chief executive officer of JoePix.com, and President of PhotoPoint Corporation, two digital-imaging companies. Previously in his career, Mr. Carley spent several years in brand management and operations with General Mills, Inc., The Pillsbury Company and PepsiCo, Inc.

      Karen B. Eadon has been Senior Vice President, Marketing of Holdings since May 2006 and has been with EPL since October 2002. Since January 2006, Ms. Eadon has served as Senior Vice President of Marketing and Chief Marketing Officer of EPL and from October 2002 to January 2006 served as Vice President and Chief Marketing Officer of EPL. From November 2000 to October 2002, Ms. Eadon served as Vice President, U.S. Marketing for McDonald’s Corporation. From March 1999 to October 2000, she served as Senior Vice President, Marketing for Applebee’s International, Inc. From April 1995 to March 1999, she served as Vice President, Retail Marketing for ARCO Products Company, the refining and marketing division of ARCO.

      Joseph N. Stein has been Senior Vice President, Chief Financial Officer and Treasurer of Holdings since May 2006 and joined EPL in April 2002. Since January 2006, Mr. Stein has served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of EPL and from April 2002 to January 2006 served as Vice President of Finance, Chief Financial Officer and Treasurer of EPL. From April 1999 to April 2002, Mr. Stein served as Vice President and Chief Strategic and Financial Officer for Rubio’s Restaurants, Inc. From January 1997 to April 1999, he served as Executive Vice President and Chief Administrative Officer for Checkers Drive-In Restaurants, Inc.

      Brian Berkhausen has been Senior Vice President, Development of Holdings since May 2006 and Vice President of Development of EPL since December 1997. Mr. Berkhausen was promoted to Senior Vice President of Development of EPL in January 2006. From May 1996 to November 1997, Mr. Berkhausen served as Director, Market Team Operations and Systems for Allied Domecq Retailing, a QSR operator of the Togo’s Eateries, Inc., Dunkin’ Donuts Inc. and Baskin-

Robbins Incorporated brands. From May 1993 to May 1996, Mr. Berkhausen served as Director, Market Development and Strategy for Baskin-Robbins Incorporated.

      Jeanne A. Scott has been Senior Vice President, Human Resources and Training and Assistant Secretary of Holdings since May 2006 and Vice President of Human Resources and Training of EPL since February 2003. Ms. Scott was promoted to Senior Vice President of Human Resources and Training and Assistant Secretary of EPL in January 2006. From January 1999 to January 2003, Ms. Scott served as Senior Vice President, Human Resources Alliance for Sodexho, a worldwide food service management company. From December 1995 to November 1998, she served as Vice President Human Resources and Training for Koo Koo Roo, Inc.

      Pamela R. Milner has been Senior Vice President, General Counsel and Secretary of Holdings since May 2006 and Vice President and General Counsel of EPL since January 2000 and Corporate Secretary of EPL since February 2000. Ms. Milner was promoted to Senior Vice President, General Counsel and Corporate Secretary of EPL in January 2006. From August 1999 to December 1999, Ms. Milner was General Counsel for Capital Pacific Holdings, Inc., a publicly traded real estate development company. Ms. Milner served as Assistant General Counsel for Advantica Restaurant Group, Inc. from September 1998 to August 1999 and Senior Corporate Counsel from October 1997 to September 1998. From September 1994 to October 1997, Ms. Milner was Senior Attorney and Director of Acquisitions & Divestitures for Taco Bell Corporation.

      Stephen J. Sather has been Senior Vice President Operations and Assistant Secretary of Holdings since May 2006 and Senior Vice President of Operations of EPL since January 2006. From March 2002 to December 2005, he served as Senior Vice President Retail Operations for Great Circle Family Foods, LLC in Los Angeles, California. From December 1996 to December 2001, he served as Chief Operating Officer for Rubio's Restaurants Inc.

      Brian Carmichall has been Vice President, Development of Holdings since May 2006. From February 2002 to December 2005, he was the Director of Development of EPL. He served as the Manager of Concept Development and acted as Architectural Administrator of EPL from April 1996 to January 2002.

      Thomas J. Giannetti has been Vice President, Information Technology of Holdings since May 2006. From April 2004 to December 2005, he served as Director of Information Technology for EPL. From July 1998 to April 2004, he served as Director of Information Technology for Home Depot.

      Andrew R. Heyer has been a Director of Holdings since November 2005 and a Director of EPL since November 2005. Mr. Heyer is a Managing Partner of Trimaran Capital Partners, L.L.C. and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Mr. Heyer was a vice chairman of CIBC World Markets Corp. and was a co-head of the CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Mr. Heyer currently serves on the Board of Directors of Niagara Corporation, Hain Celestial Group, Inc., Millennium Digital Media Holdings, L.L.C., Village Voice Media, L.L.C., Brite Media Group LLC and Charlie Brown’s Acquisition Corp.

      Dean C. Kehler has been a Director of Holdings since November 2005 and a Director of EPL since November 2005. Mr. Kehler is a Managing Partner of Trimaran Capital Partners, L.L.C. and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Mr. Kehler was a vice chairman of CIBC World Markets Corp., and was a co-head of the CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Markets Corp. in 1995, Mr. Kehler was a founder and Managing Director of The Argosy Group L.P. Mr. Kehler currently serves on the Board of Directors of Booth Creek Ski Holdings, Inc., Fortunoff, Inviva, Inc., PrimeCo Wireless Communications LLC, Urban Brands, Inc. and Charlie Brown’s Acquisition Corp.

      Steven A. Flyer has been a Director of Holdings since November 2005 and he has been Vice President of Holdings since April 2006. Mr. Flyer served as President of Holdings from November

2005 to April 2006. Mr. Flyer has been Vice President, Assistant Secretary and Director of EPL since November 2005. Mr. Flyer is a Managing Director of Trimaran Capital Partners, L.L.C. Prior to joining Trimaran in 2000, Mr. Flyer was an Executive Director in the Leveraged Finance Group of CIBC World Markets Corp. responsible for the CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Markets Corp. in 1997, Mr. Flyer practiced law at Dewey Ballantine LLP. Mr. Flyer currently serves on the Board of Directors of Fortunoff.

      David L. Benyaminy has been a Director of Holdings since May 2006 and has been a Director of EPL since November 2005. Mr. Benyaminy is an Executive Director of Trimaran Capital Partners, L.L.C. Prior to joining Trimaran in 2001, Mr. Benyaminy was a Director in the Leveraged Finance Group of CIBC World Markets Corp. Prior to joining CIBC World Markets Corporation in 1997, Mr. Benyaminy was an analyst at Chase Manhattan Corp. Mr. Benyaminy serves on the Board of Directors of Urban Brands, Inc. and Brite Media Group LLC.

      Glenn B. Kaufman has been a Director of Holdings since May 2006 and of EPL since December 1999. Mr. Kaufman was a Vice President of EPL from December 1999 to May 2004. He is a Managing Director of American Securities Capital Partners, L.P., having joined that company in October 1997. Mr. Kaufman has also been a Managing Director of American Securities Capital Partners, LLC since September 2000. From October 1993 to October 1997, Mr. Kaufman served as a corporate attorney with the firm of Cravath, Swaine & Moore in New York, New York, where he focused on private equity and related transactions. Previously, he worked in the small business consulting group of Price Waterhouse. He is Chairman of the Board of Press, Ganey Associates, Inc. and a director of Potbelly Sandwich Works.

      Dennis J. Lombardi has been a Director of Holdings since May 2006 and of EPL since February 2000. He served as Executive Vice President of Technomic Inc., a food services consulting and research firm, from February 1991 to December 2004. He is currently serving as Executive Vice President of WD Partners, a multi-unit design and development company.

Composition of the Board of Directors After This Offering

      Upon completion of this offering, we expect to have a board of directors which will be exempt from the independence criteria for boards of directors as a controlled company; however, we will rely on transition periods provided to newly public companies under the applicable rules of The Nasdaq National Market and the SEC with respect to the composition of our audit committee.

Board Committees

      Our board of directors will adopt, before completion of this offering, an audit committee, compensation committee and nomination and corporate governance committee along with written charters for each of these committees which, following this offering, will be available on our Web site. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

      Audit Committee. Upon completion of this offering, we will have an audit committee that will be responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountants' qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

      Upon consummation of this offering, the members of our audit committee will be              , David Benyaminy and Steven Flyer.               will satisfy any applicable transition period independence requirements of The Nasdaq National Market. Prior to the consummation of this offering, we expect our board of directors to determine that                  is an “audit committee financial expert” under the requirements of the SEC and meets similar qualifications under the requirements of The Nasdaq National Market.

      Compensation Committee. Upon completion of this offering, we will have a compensation committee that will be responsible for (1) reviewing key employee compensation goals, policies, plans and programs, (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the board on the selection of the chief executive officer and evaluation of such officer’s executive performance and other related matters, (5) administrating of stock plans and other incentive compensation plans, (6) approving overall compensation policies for the entire company and (7) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

      Upon consummation of this offering, the members of our compensation committee will be Dennis Lombardi, Steven Flyer and Andrew Heyer, who, pursuant to controlled company exemptions, will be exempt from independence requirements.

      Nominating and Corporate Governance Committee. Upon completion of this offering, our nominating and corporate governance committee’s purpose will be to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include (1) evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our board of directors, (3) evaluating and recommending candidates for election to our board of directors, (4) overseeing our board of directors' performance and self-evaluation process and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and policies and providing recommendations to the board regarding possible changes, and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy.

      Upon consummation of this offering, the members of our nominating and corporate governance committee will be                  and                 , who, pursuant to controlled company exemptions, will be exempt from independence requirements.

Code of Ethics

      We expect to adopt a Code of Ethics that will be substantially similar to EPL's Code of Business Ethics & Conduct. EPL's Code of Business Ethics & Conduct applies to all of EPL's employees and is filed as an exhibit to EPL's Annual Report on Form 10-K for the fiscal year ended December 29, 2004.

Executive Compensation

Summary Compensation

      None of our executive officers receive compensation for serving in such capacities. Our executive officers instead receive compensation as officers of EPL. The following table sets forth information regarding compensation for the last three fiscal years (ended December 28, 2005, December 29, 2004 and December 31, 2003, respectively) awarded to, earned by, or paid to EPL’s chief executive officer and its other four most highly compensated executive officers at the end of fiscal 2005, or the Named Executive Officers.

	Annual Compensation				Long-Term Compensation(2)
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation	Securities Underlying Options(3)
Stephen E. Carley President and Chief Executive Officer of EPL	2005 2004 2003	$356,320 344,205 341,124	$1,689,166 654,269 523,456	* * *	89,586 22,500 22,500
Joseph N. Stein Senior Vice President of Finance, Chief Financial Officer and Treasurer of EPL	2005 2004 2003	239,709 231,568 232,778	746,195 205,771 187,044	* * *	32,405 8,667 10,000
Brian Berkhausen Senior Vice President of Development of EPL	2005 2004 2003	188,531 188,531 192,331	123,815 673,209 593,654	* * *	26,755 6,000 15,000
Karen B. Eadon Senior Vice President of Marketing and Chief Marketing Officer of EPL	2005 2004 2003	254,535 247,439 251,192	477,012 181,051 126,963	* * *	37,603 10,000 10,000
Kenneth W. Clark(4) Vice President of Operations of EPL	2005 2004 2003	196,997 195,703 196,064	128,251 677,504 595,507	* * *	— 6,000 15,000

*	Lesser of either $50,000 or 10% of the total salary and bonus for the year indicated.
(1)	Includes cash bonuses paid pursuant to bonus arrangements adopted in connection with the sale of the 2009 Notes.
(2)	EPL has not granted any restricted stock awards, stock appreciation rights or long-term incentive plan awards.
(3)	The listed options for 2005 are new options to purchase CAC common stock, granted subsequent to the acquisition of us and our subsidiaries by CAC, and existing options to purchase shares our common stock, which were exchanged for options to purchase shares of CAC common stock upon consummation of the acquisition on November 18, 2005. The listed options for 2003 and 2004 are to purchase shares of our common stock, which were exchanged for options to purchase shares of CAC common stock upon consummation of the acquisition of us by CAC on November 18, 2005. Those options were revalued in connection with the sale of the 2009 Notes in December 2003 and the options were further revalued in April 2004 in connection with the sale of the 2010 Notes. In connection with this offering, all the listed options will be converted into options to purchase shares of our common stock or will be terminated in exchange for shares of our restricted stock. See “—Vesting and Exchange of Options in Connection with this Offering.”
(4)	Mr. Clark resigned from EPL effective January 25, 2006.

Option Grants in Last Fiscal Year

      Options to purchase common stock of CAC were granted to the Named Executive Officers below in fiscal 2005, subsequent to CAC's acquisition of Holdings and its subsidiaries, including EPL. Additionally, a majority of the Named Executive Officers exchanged, effective as of November 18, 2005, some of their existing options to purchase our common stock for options to purchase common stock of CAC.

      Each option represents the right to purchase one share of CAC common stock. There is no public trading market for CAC common stock. Accordingly, the dollar values in the table shown below are calculated based upon an assumed market value on the date of grant of $86.43 per share. The fair market value of the underlying shares and the related exercise price of the options to purchase common stock of CAC granted during fiscal 2005 was determined by using the price a third-party purchaser, CAC, paid in an independent arm's-length transaction to acquire all of the outstanding shares of our common stock in 2005. We were acquired by CAC 28 days prior to the grant of substantially all such options.

      The exercise price of these options to purchase common stock of CAC was equal to the fair market value of the underlying shares. The fair market value of the underlying shares was determined by using the price that CAC, a third-party purchaser, had paid in an independent, arm's-length transaction to acquire all of the outstanding shares of our common stock on November 18, 2005. CAC's only material asset is its investment in us.

      At the time of our acquisition by CAC, CAC was capitalized with approximately 1.8 million shares of common stock, which were issued to Trimaran for $155.5 million, which equates to a per share purchase price of $86.43 per share. Additionally, management and other contributing investors contributed $16.8 million for a total equity contribution of $172.3 million.

      For options granted prior to our acquisition by CAC, we determined the fair market value of our common stock by performing an internal calculation using a multiple of the prior twelve months' EBITDA. For purpose of determining an appropriate EBITDA multiplier, we considered several factors, including the actual multiple resulting from our acquisition by ASCP in December 1999, recent transactions, and market capitalization of comparable companies.

      The potential realizable values are based on an assumption that the stock price of CAC common stock will appreciate at the annual rate shown (compounded annually) from the date of revaluation until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect management's estimate of future stock price growth of the shares of CAC common stock.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price per Share	Assumed Market Value on Date of Grant	Expiration Date	5%	10%
Stephen E. Carley	66,741	33.7	$86.43	$86.43	11/18/2015	$3,627,721	$9,193,358
Joseph N. Stein	22,247	11.3	86.43	86.43	11/18/2015	1,209,240	3,064,453
Brian Berkhausen	17,798	9.0	86.43	86.43	11/18/2015	967,392	2,451,562
Karen B. Eadon	22,247	11.3	86.43	86.43	11/18/2015	1,209,240	3,064,453

Vesting and Exchange of Options in Connection with this Offering

      In the mergers, all 1,918,807 shares of CAC common stock and 292,866 options to purchase shares of CAC common stock, including shares and options held by LLC and members of our management, will be converted into 1,918,807 shares of our common stock and options to purchase 292,866 shares of our common stock. Pursuant to the terms of the award agreements under which the options were granted, options to purchase 105,663 shares of our common stock held by our Named Executive Officers (and other grantees) will vest immediately upon consummation of this offering. These options along with any previously vested options held by such Named Executive Officers (and other grantees) will remain exercisable in accordance with the terms of the original grant. The other options to purchase 105,663 shares of our common stock held by our Named Executive Officers (and other grantees) will automatically terminate and the optionees shall be entitled to receive grants of our restricted stock with an aggregate economic value equal to the fair market value (measured at the close of business of the first day of public trading) of the shares of our common stock into which the terminated unvested options were exercisable minus the aggregate exercise price of such options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides summary information of the options exercised during fiscal 2005 and the number of shares of CAC common stock represented by outstanding stock options held by each Named Executive Officer as of December 28, 2005. There is no public trading market for CAC common stock. Accordingly, the dollar values in the table shown below are calculated based upon an assumed market value of $86.43 per share, less the exercise price of the options, each as of December 28, 2005, and multiplying the result by the number of shares.

				Number of Securities Underlying Unexercised Options at December 28, 2005		Value of Unexercised In-the-Money Options at December 28, 2005
Name	Shares Acquired on Exercise		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen E. Carley	12,830		$2,390,613	22,845	66,741	$1,801,785	$—
Joseph N. Stein	4,367		791,780	10,158	22,247	779,627	—
Brian Berkhausen	2,200		433,708	8,977	17,798	749,131	—
Kenneth W. Clark	6,000	(1)	1,182,839	—	—	—	—
Karen B. Eadon	3,500		623,490	15,356	22,247	1,157,842	—

(1)	Represents shares of our common stock that were acquired on exercise of options in connection with our acquisition by CAC in November 2005.

Compensation of Directors

      With the exception of Mr. Lombardi, who receives a fee of $2,500 for each board meeting he attends, our directors currently receive no compensation for serving as directors other than reimbursement of reasonable expenses incurred in attending meetings.

      All compensation of our non-affiliate directors will be established by our board of directors following this offering.

Employment Contracts and Termination of Employment

      EPL has employment agreements with each Named Executive Officer, except Kenneth W. Clark, who resigned as an executive officer of EPL, effective January 25, 2006.

      Term. Mr. Carley’s employment agreement is dated September 27, 2005 and runs until December 31, 2008. Mr. Stein’s employment agreement is dated September 27, 2005 and runs until December 31, 2008. Mr. Berkhausen’s employment agreement is dated November 1, 2005 and runs until December 31, 2008. Ms. Eadon’s employment agreement is dated October 10, 2005 and runs until December 31, 2008. Each employment agreement has perpetual one-year renewals unless either party provides termination notice at least 60 days prior to the end of the then applicable term.

      Base Salary. Subject to future annual increases at the sole discretion of the board of directors, Mr. Carley’s, Mr. Stein’s, Mr. Berkhausen’s and Ms. Eadon’s current base salaries under their respective employment agreements are $372,336, $242,034, $238,000 and $256,547, respectively.

      Bonus. Contingent on our meeting certain financial goals, the target bonus for each Named Executive Officer under his or her employment agreement is 75% of that executive officer’s respective base salary, except for Mr. Carley, whose target bonus is 100% of his base salary. All other agreements provide for a target bonus of 75% of that executive officer’s respective base salary.

      Termination. If EPL terminates a Named Executive Officer for cause or a Named Executive Officer resigns without good reason or dies or suffers from a disability, that executive officer is entitled to accrued base annual salary for the then current year to date, earned but unpaid bonus from prior years, accrued expenses meriting reimbursement and accrued benefits. If a Named Executive Officer dies or suffers from a disability, that executive officer is also entitled to a pro rata bonus for the then current year. If we terminate a Named Executive Officer without cause or a Named Executive Officer resigns for good reason, that executive officer is entitled to all of the above compensation plus 12 months additional base salary, except for Mr. Carley who is entitled to two years’ base salary and the average of his annual bonus earned in the two most recently completed fiscal years prior to such termination.

2005 Stock Option Plan

      CAC adopted the 2005 Stock Option Plan in connection with the consummation of the acquisition of us by CAC on November 18, 2005. The 2005 Stock Option Plan provides for the grant of options to acquire CAC common stock to employees, directors and service providers of CAC subject to the terms and conditions set forth in the individual option award agreements. CAC reserved 224,694 shares for the grant of such options pursuant to the plan. Both the options granted in exchange for options to purchase our common stock existing prior to the acquisition

(which were fully vested in connection with the acquisition) and the new options granted subsequent to the our acquisition by CAC on November 18, 2005 were granted pursuant to the terms of the 2005 Stock Option Plan.

      In the mergers, options previously granted pursuant to the 2005 Stock Option Plan will be converted into options to purchase shares of our common stock. In connection with this offering, certain of these unvested options will automatically terminate and the optionees will be entitled to receive grants of our restricted stock. See “—Vesting and Exchange of Options in Connection with this Offering.”

2006 Equity and Incentive Plan

      Our board of directors will adopt the El Pollo Loco Holdings, Inc. 2006 Equity and Incentive Plan, which we refer to as the plan, upon the commencement of this offering. The purpose of the plan is to afford an incentive to our employees, officers, consultants and non-employee directors to increase their efforts and to promote our business.

      The plan authorizes our board of directors, which administers the plan, to grant the following awards:

•	stock options (including options intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code);

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals over periods of at least one year;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by executive compensation committee of our board of directors; and

•	other stock-based and cash-based awards in the discretion of the plan administrator.

      Plan Administration. The plan is to be administered by our board of directors until such time as we are able to form a committee of outside, non-employee directors to administer the plan (referred to as the plan administrator). The plan administrator has the authority to, among other things enumerated in the plan, administer the plan and any awards granted under the plan, determine to whom awards will be granted and the terms and conditions of such awards, including whether the vesting or payment of an award will be subject in whole or in part to the attainment of performance goals.

      Share Reserve. Under the plan,         shares of our common stock are reserved and available for issuance plus a number of shares of common stock sufficient to satisfy the our obligation to issue restricted shares in exchange for the cancellation of certain outstanding options to acquire stock of CAC in connection with the public offering. No more than             shares of our common stock are available for issuance under the plan for any awards other than stock options and stock appreciation rights. If any outstanding award expires for any reason or is settled in cash, any unissued shares subject to the award will again be available for issuance under the plan. If a participant pays the exercise price of an option by delivering to us previously owned shares, only the number of shares we issue in excess of the surrendered shares will count against the plan's share limit. Also, if the full number of shares subject to an option is not issued upon exercise for any reason, only the net number of shares actually issued upon exercise will count against the plan's share limit.

      Individual Award Limits. The plan provides that no more than             shares underlying stock options may be granted to a participant in any one calendar year and that no more than             shares underlying any other award may be granted to a participant in any one calendar year. The maximum value of the aggregate payment that any grantee may receive with respect to any cash-based awards under the plan is $1,500,000 in respect of any annual performance period.

      Performance Goals. Under the plan, the plan administrator may determine that vesting or payment of an award under the plan will be subject to the attainment of one or more performance goals with respect to a performance period. Performance periods are determined by our plan administrator but are not shorter than twelve months. The performance goals may include any or a combination of, or a specified increase in, the following:

•	return on total stockholder equity;

•	earnings per share;

•	net income (before or after taxes);

•	earnings before interest, taxes, depreciation and amortization;

•	sales or revenues;

•	return on assets, capital or investment;

•	market share;

•	cost reduction goals;

•	implementation or completion of critical projects or processes;

•	new unit opening targets; and

•	any combination of, or a specified increase in, any of the foregoing.

      Termination of Employment. Unless otherwise provided by our plan administrator in the award agreement, upon termination of a participant's employment or service, the participant will forfeit any outstanding awards except that a participant will have 90 days following termination of employment or service to exercise any vested options or stock appreciation rights (six months if termination of employment or service is a result of the participant's disability or death).

      Change in Control. Upon a change in control (as defined in the plan) the restrictions, limitations and conditions applicable to outstanding awards will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable).

      Transferability of Awards. Unless otherwise provided by the plan administrator, awards granted under the plan generally may not be transferred by a grantee other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee or his or her guardian or legal representative.

      Plan Benefits. Future grants under the plan will be made at the discretion of the plan administrator and, accordingly, are not yet determinable. In addition, benefits under the plan will depend on a number of factors, including the fair market value of the common stock on future dates and the exercise decisions made by plan participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the plan.

      Term of the Plan, Amendment or Termination of the Plan. No award may be granted under the plan after the tenth anniversary of the effective date of the plan. Our board of directors may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if such approval is, in the board's determination, necessary to comply with any tax or regulatory requirement. No amendment to or termination of the plan may adversely affect any awards granted under the plan without the participant's permission.

      Section 162(m). Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and the four next most highly compensated executive officers. Until the annual meeting of our stockholders in 2010, or until the plan is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of Section 162(m).

      Tax Consequences. The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (or ISO shares) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO shares. If an optionee disposes of the ISO shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the optionee. A capital gain will be long-term if the optionee's holding period is more than 12 months. We will be entitled to a deduction in connection with the disposition of the ISO shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

      Nonstatutory Stock Options. An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is one of our employees, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of our common stock as of June 28, 2006, and as adjusted to give effect to this offering, for the following individuals, entities or groups:

•	each person or entity who we know beneficially owns more than 5% of our outstanding common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all our directors and executive officers as a group.

      Except as otherwise indicated below, the address of each officer and director listed below is c/o El Pollo Loco, Inc., 3333 Michelson Drive, Suite 550, Irvine, California 92612.

      Information in the table below assumes that each of the following events has occurred: (i) the conversion of shares of CAC common stock and options to purchase shares of CAC common stock into shares of our common stock and options to purchase shares of our common stock in the mergers as described under “The Transactions” and (ii) the vesting of certain options to purchase shares of our common stock and the termination of certain options in exchange for shares of our restricted stock as described under “Management—Executive Compensation—Vesting and Exchange of Options in Connection with this Offering.”

      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or conversion of convertible notes that are either immediately exercisable or convertible or exercisable or convertible within 60 days of the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and dispositive authority with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After Offering (assuming no exercise of over-allotment option)	Beneficial Ownership After Offering (assuming exercise of over-allotment option in full)
Beneficial Owner	Number	Percentage	Percentage	Percentage
5% Stockholder:
Trimaran Pollo Partners, L.L.C.(1)
Executive Officers and Directors:
Brian Berkhausen
Stephen E. Carley
Kenneth W. Clark
Karen B. Eadon
Joseph N. Stein
David L. Benyaminy(1)
Steven A. Flyer(1)
Andrew R. Heyer(1)
Glenn B. Kaufman
Dean C. Kehler(1)
Dennis J. Lombardi
All executive officers and directors as a group (15 persons)

*	Represents less than 1%

(1)	The address for such entity or person is c/o Trimaran Capital Partners, 622 Third Avenue, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

      CAC entered into a stockholders agreement with LLC and certain stockholders, including members of our management. We, Intermediate and EPL are wholly owned indirect subsidiaries of CAC, which is owned by LLC (which is controlled by affiliates of Trimaran). The stockholders agreement generally restricts the transfer of shares of common stock and rollover options, along with shares into which any options held have been exercised, owned by the members of management and other employees, or any other stockholders, that are or become parties to the agreement. Exceptions to these restrictions include certain transfers of shares for estate planning purposes and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the stockholder (so long as CAC, and if CAC does not exercise its right, the other stockholders, have been given the opportunity to purchase, pro rata, the common stock subject to such involuntary transfer).

      The stockholders agreement terminates upon the consummation of (1) an initial public offering of CAC or its subsidiaries (such as this offering) or (2) a sale of all or substantially all of the assets or equity interests in CAC to a third party (whether by merger, consolidation, sale of assets or securities or otherwise). However, the registration rights provisions of the agreement, and certain other provisions, including, among others, exculpation clauses, specific performance provisions, consent to jurisdiction, provisions relating to attorneys' fees, third-party beneficiaries and notices, are expected to survive termination.

      The stockholders agreement also gives LLC the right to make an unlimited number of requests that CAC use its best efforts to register its shares under the Securities Act. In demand registrations, subject to certain exceptions, the parties to the stockholders agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions.

      Upon the earlier of 180 days after an initial public offering or the end of any lock-up period, LLC and its members will, under the stockholders agreement, be entitled, subject to certain exceptions, to exercise demand registration rights to register their shares of the common stock under the Securities Act. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately            shares of common stock, will be subject to the registration rights agreement upon completion of this offering.

      At least ten days prior to the anticipated filing date of any registration statement, notice will be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in such registration statement, and CAC must use its best efforts to register any securities which such holders request, within ten days of receipt of notice, to be registered. A stockholder may, until seven days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include pursuant to piggyback registration rights. Any sales of registrable securities pursuant to demand rights must be on the same terms and conditions as those applying to CAC or any selling stockholder.

      After this offering, the stockholders with these registration rights will hold an aggregate of           shares of our common stock. We will be required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

      Pursuant to the terms of the amended and restated stockholders agreement that we will enter into with Trimaran and certain of our other stockholders, including certain members of our management, Trimaran will have the right to demand that we register shares of common stock owned by them, provided that the expected aggregate proceeds of any such offering are at least $25.0 million. In addition, each of the stockholders party to the stockholders agreement will have the right to request that shares of common stock owned by them be included in any registered offering of our common stock whether initiated by us or upon the request of Trimaran, subject to the underwriters' determination that the inclusion of such stock will not adversely affect the offering. The LLC Agreement, described below, provides that, to the extent the LLC does not exercise these “piggyback” rights, any member of the LLC may require us to include in any registered offering the pro rata portion of securities owned by such member through the LLC. We are obligated to pay all expenses in connection with the exercise of these registration rights, other than underwriting discounts or commissions and transfer taxes relating to the sale by our stockholders of common stock.

The amended and restated stockholders agreement will provide that, for so long as Trimaran and its affiliates hold at least a majority of our issued and outstanding common stock, our nominating committee will nominate at least a majority of the directors that are designated by Trimaran for election as directors. Additionally, for so long as Trimaran and its affiliates hold between at least 25% and up to and including 50% of our issued and outstanding common stock, our nominating committee will nominate less than a majority of the directors that are designated by Trimaran for election as directors. Additionally, each other committee of our board of directors, other than those that are required by law or regulation to be made up entirely of independent directors, will have the same proportion of directors designated by Trimaran as the board as a whole.

LLC Agreement

      Affiliates of Trimaran and certain other third-party investors entered into a limited liability company operating agreement, or the LLC agreement. The LLC agreement generally restricts the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction include transfers to affiliates. In addition, the third-party investors have “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates have “drag-along” rights to cause the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC have preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests, and rights to cause LLC to exercise on a pro rata basis its preemptive rights, if any, in CAC.

      Under the terms of the LLC agreement, LLC is solely managed by a Trimaran affiliate. Through the LLC agreement, Trimaran affiliates also have the right to designate at least a majority of the directors on the board of directors of CAC, and third-party investors holding at least 15% of the outstanding interests have the right to designate one director to the board of directors of CAC. Additionally, subject to certain threshold conditions upon the consummation of the offering, ASCP has the right to elect one person to the board of CAC. The LLC agreement terminates and LLC will be dissolved and its affairs wound up at the earlier of (1) the election of the managing member or (2) six years following an initial public offering of CAC or any of its subsidiaries.

Monitoring and Management Services Agreement

      Under the terms of a monitoring and management services agreement, or management agreement, entered into between Trimaran Fund Management and CAC, CAC (1) paid to Trimaran Fund Management a fee of approximately $7.0 million for services provided and (2) pays an annual advisory and monitoring fee of $500,000 paid quarterly in advance to Trimaran Fund Management for services provided by Trimaran Fund Management to CAC. The management agreement provides that CAC indemnify Trimaran Fund Management and its affiliates and their respective partners, members, directors, officers, employees and agents in connection with the services rendered to CAC under the agreement. It also provides that CAC reimburse Trimaran Fund Management for expenses incurred in connection with CAC's acquisition of our company and with respect to services to be provided to CAC on a going-forward basis. The management agreement also provides for the payment of certain transaction fees payable by CAC to Trimaran

Fund Management (1) in connection with future investment banking and related services and for the reimbursement by CAC of expenses incurred by Trimaran Fund Management in connection with such services, if Trimaran Fund Management determines to provide such services and (2) if the agreement is terminated in connection with the consummation of an initial public offering of CAC or any of its subsidiaries. In connection with this offering, we will pay a fee of $2.5 million to Trimaran Fund Management to terminate the management agreement and Trimaran Fund Management will receive $1.5 million as a fee for advisory services provided in connection with the transactions.

Management Consulting Agreement

      Until November 18, 2005, EPL was a party to a management consulting agreement with ASCP, which is an affiliate of our former controlling stockholder, pursuant to which ASCP provided EPL with certain management services. The annual fee for ASCP’s services was approximately $400,000 plus its reasonable expenses. During the fiscal years ended December 28, 2005, December 29, 2004, December 31, 2003, EPL paid $435,000, $492,000 and $439,000, inclusive of expenses, respectively, to ASCP for management services. This agreement was terminated in connection with CAC’s acquisition of us.

Other Matters

      Affiliates of Trimaran plan to invest in a franchisee group that is currently negotiating with us to open a minimum of 25 restaurants in the greater metropolitan Atlanta area. The principal operators of this franchisee group are well-seasoned, experienced restaurant operators, who, along with the Trimaran affiliates, will be investing in the franchisee group. The development agreement and the related franchise agreement, will be entered into on terms that are substantially consistent with similar agreements that we have entered into with similar franchisee groups that are unrelated to us. Affiliates of Trimaran may in the future invest in franchisee groups which may enter into other development agreements and franchise agreements with us to open restaurants in new or existing markets.

DESCRIPTION OF CAPITAL STOCK

      The following information describes our common stock and preferred stock and provisions of our certificate of incorporation and our by-laws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate of incorporation and by-laws which will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

      Upon completion of this offering, our authorized capital stock will consist of             shares of common stock, par value $0.10 per share, and             shares of preferred stock, par value $0.10 per share.

Common Stock

      Under our certificate of incorporation, the holders of common stock will be entitled to one vote per share on all matters to be voted on by the stockholders. After payment of any dividends due and owing to the holders of preferred stock, holders of common stock will be entitled to receive dividends declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of our common stock will have no preemptive, conversion, subscription or other rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

      In accordance with our certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to            shares of preferred stock. Our board of directors will be able to issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

      Delaware Law. We expect to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15.0% or more of the company’s voting stock. The statute could delay, defer or prevent a change in control of our company.

      Certificate of Incorporation and By-law Provisions. Various provisions contained in our certificate of incorporation and by-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•	provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•	limit the ability of our stockholders to act by written consent;

•	state that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of not less than 50% of our outstanding voting stock;

•	provide that the chairman or other person presiding over any stockholder meeting may adjourn the meeting whether or not a quorum is present at the meeting;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that certain provisions of our certificate of incorporation can be amended only by the affirmative vote of at least two-thirds of the outstanding shares, and that our by-laws can be amended only by the affirmative vote of at least two-thirds of the outstanding shares or our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Listing

      We have applied to have our common stock approved for quotation on The Nasdaq National Market.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock will be Computershare Trust Company.

DESCRIPTION OF INDEBTEDNESS

Indebtedness to Be Incurred

New Senior Secured Credit Facilities.

      Overview. Concurrently with the consummation of the transactions, we expect that EPL will enter into new senior secured credit facilities pursuant to a commitment letter, dated May 10, 2006, that EPL has entered into with Merrill Lynch Capital Corporation, Bank of America, N.A. and Goldman Sachs Credit Partners L.P. Through the commitment letter, these entities have committed in varying capacities, subject to the terms and conditions of the commitment letter, to provide us with our new senior secured credit facilities concurrently with the completion of the offering. Under the commitment letter, we will be obligated to pay these entities customary commitment and related fees. It is expected that Merrill Lynch Capital Corporation will act as administrative agent and lender and Bank of America, N.A., Goldman Sachs Credit Partners L.P. and a syndicate of other financial institutions will serve as lenders under the new senior secured credit facilities.

      Our new senior secured credit facilities are conditioned on, among other things, the consummation of this offering.

      The following is a summary description of certain expected terms of our new senior secured credit facilities. As the final terms of our new senior secured credit facilities have not yet been agreed upon, they may differ from those set forth herein and, in certain cases, such differences may be significant.

      Our new senior secured credit facilities are expected to provide for aggregate maximum borrowings of $           million under a term loan in an aggregate principal amount of $            million with a seven-year maturity and a revolving credit facility, providing for up to $            million of revolving loans outstanding at any time (including up to $            million available for letters of credit) with a six-year maturity. We expect that concurrently with the consummation of the transactions the full amount under the term loan will be drawn and up to $            million may be drawn on the revolving credit facility to fund the transactions. See “The Transactions.” Amounts under the revolving credit facility will be available on a revolving credit basis for our working capital and general corporate purposes.

      Amortization of Principal. The principal amount of the term loan under our new senior secured credit facilities is expected to amortize in quarterly installments equal to 0.25% of the original principal amount of the term loans, with the balance payable at maturity.

      Prepayments. Subject to certain exceptions, our new senior secured credit facilities are expected to be subject to mandatory prepayments and reduction in an amount equal to:

•	the net cash proceeds of (1) certain debt offerings by us or any of our subsidiaries, if any, (2) certain asset sales and other asset dispositions by us or any of our subsidiaries, if any, (subject to customary reinvestment provisions), and (3) certain insurance recovery and condemnation events; and

•	50% of excess cash flow subject to reduction to 25% based on our achievement of a specified leverage ratio level.

      Mandatory prepayments will be applied pro rata to the remaining scheduled amortization payments of the term loan.

      Voluntary prepayments and commitment reductions will be permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs.

      Guarantees and Security. Our obligations under our new senior secured credit facilities are expected to be guaranteed by our direct parent and, should we form subsidiaries, certain of our direct and indirect subsidiaries.

      Our new senior secured credit facilities and the interest rate hedging agreements thereof are expected to be secured on a first priority basis by (i) pledges of our capital stock and all the capital stock of certain of our direct and indirect subsidiaries (should we form any) and (ii) liens on substantially all of the tangible and intangible assets of us and the guarantors, subject to certain exceptions.

      Interest. The interest rate per annum applicable to the loans under our new senior secured credit facilities will be based on a fluctuating rate of interest determined by reference to, at our election, either (i) a base rate or (ii) a eurodollar rate for a one, two, three or six, or, if consented to by all of the lenders, nine or twelve month interest period, in each case, plus an applicable margin. The base rate will be the greater of (i) Merrill Lynch Capital Corporation's prime rate and (ii) one half of 1% over the weighted average of rates on over-night Federal funds as published by the Federal Reserve Bank of New York. The eurodollar rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market offering rate (LIBOR) for a period equal to the interest period of the loan.

      We expect the initial applicable margin for borrowings under the revolving credit facility and the term loan will be        % with respect to base rate borrowings and        % with respect to eurodollar borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan may be reduced following our delivery of financial statements for the         quarter of 2006 subject to our achievement of specified leverage ratios.

      Fees. We will pay certain fees with respect to our new senior secured credit facilities, including (i) underwriting and agency fees, (ii) fees on the unused commitments of the lenders under the revolving credit facility, (iii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank, and (iv) administration fees.

      Restrictive Covenants and Other Matters. Our new senior secured credit facilities will contain a number of covenants that, among other things, will limit or restrict our ability and the ability of our subsidiaries, if any, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, pay dividends, create liens, make equity or debt investments, make acquisitions, engage in mergers or make capital expenditures, engage in certain transactions with affiliates, enter into sale-leaseback transactions, amend documents relating to other material indebtedness and other material documents, and redeem or repurchase equity interests. In addition, under our new senior secured credit facilities, we will be required to comply with a minimum interest coverage ratio test and a maximum leverage ratio test. Our ability to borrow under our new senior secured credit facilities will be dependent on, among other things, our compliance with these tests.

      Our new senior secured credit facilities will contain certain customary representations and warranties, affirmative covenants and events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, certain events under ERISA, change of control, and certain bankruptcy or insolvency events. If such an event of default occurs, the lenders under our new senior secured credit facilities would be entitled to take various actions, including the acceleration of amounts due under our new senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Indebtedness to Be Repaid

      Existing Senior Secured Credit Facilities. In connection with CAC’s acquisition of us, EPL entered into the existing senior secured credit facilities with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions as lenders. Our existing senior secured credit facilities provide for aggregate maximum borrowings of $129.5 million under (1) a term loan in an aggregate principal amount of $104.5 million with a six-year maturity and (2) a revolving credit facility, providing for up to $25.0 million of revolving loans outstanding at any time (including up to $15.0 million available for letters of credit) with a five-year maturity.

      Concurrently with the consummation of the transactions, we expect to repay all amounts outstanding under, and terminate, our existing senior secured credit facilities. See “The Transactions.”

      14 1⁄2% Senior Discount Notes due 2014. The 2014 Notes are Intermediate’s senior unsecured obligations, ranking equally in right of payment with all of Intermediate’s existing and future unsecured senior debt and effectively subordinated to all of its existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The 2014 Notes are structurally subordinated to all liabilities and preferred stock of any of Intermediate’s subsidiaries including EPL and rank senior in right of payment to any of Intermediate’s existing and future subordinated indebtedness.

      On May 15, 2006, Intermediate commenced a tender offer to purchase for cash any and all outstanding 2014 Notes and solicited consents to amend the indenture governing the 2014 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indenture. We intend to use the net proceeds of this offering and borrowings under our new senior secured credit facilities to repurchase the 2014 Notes. See “The Transactions.” All of the outstanding 2014 Notes, which as of June 28, 2006 had an accreted value of $24.5 million, were tendered into the tender offer and we received the requisite number of consents to effect the proposed amendments to the indenture, subject to the settlement of the tender offers and consent solicitations for both the 2013 Notes and the 2014 Notes.

      11 3⁄4% Senior Notes due 2013 and Guarantee. The 2013 Notes are EPL's senior unsecured obligations, ranking equally in right of payment with EPL's existing and future senior indebtedness (including the 2009 Notes) and senior in right of payment to any of our future subordinated indebtedness, and effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

      Intermediate's guarantee of the 2013 Notes is Intermediate's senior unsecured obligation, ranks equally in right of payment with Intermediate's future senior indebtedness and ranks senior to Intermediate's future subordinated indebtedness.

      On May 15, 2006, EPL commenced a tender offer to purchase for cash any and all outstanding 2013 Notes and solicited consents to amend the indenture governing the 2013 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indenture. We intend to use the net proceeds of this offering and borrowings under our new senior secured credit facilities to repurchase the 2013 Notes. See “The Transactions.” All of the outstanding 2013 Notes were tendered into the tender offer and we received the requisite number of consents to effect the proposed amendments to the indenture, subject to the settlement of the tender offers and consent solicitations for both the 2013 Notes and the 2014 Notes.

      9 1⁄4% Senior Secured Notes due 2009. The 2009 Notes are EPL's general obligations and are secured on a second-priority basis, equally and ratably, by security interests in substantially all of EPL's assets (other than certain excluded assets) and all of EPL's capital stock, subject only to certain permitted prior liens. Except with respect to payments from the liquidation of collateral securing the first-priority liens, the 2009 Notes are pari passu in right of payment with all of EPL's senior indebtedness, but to the extent of the security interests, effectively senior to all of EPL's unsecured indebtedness and unsecured trade credit. The 2009 Notes are senior in right of payment to any future subordinated indebtedness of EPL and are unconditionally guaranteed by any future guarantors.

      In October 2005, EPL commenced a tender offer to purchase for cash any and all outstanding 2009 Notes and solicited consents to amend the indenture governing the 2009 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indenture. As of June 28, 2006, only $250,000 aggregate principal amount of the 2009 Notes remained outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

      Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of the transactions,             shares of our common stock will be outstanding and options to purchase             shares of our common stock will be outstanding, which includes the vesting of certain options to purchase shares of our common stock and the termination of certain options in exchange for shares of our restricted stock in connection with this offering. See “Management—Executive Compensation—Vesting and Exchange of Options in Connection with this Offering.” Of these shares,             shares will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, our existing equity investors will own             shares of common stock representing an aggregate            % ownership interest in us after the offering.

      We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of common stock issued in connection with any such acquisitions and investments.

Rule 144

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

      Following the lock-up period, we estimate that approximately             shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares of our common stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Lock-Up Arrangements

      We, our executive officers and directors and our stockholders have agreed to a 180-day “lock-up,” subject to certain exceptions, with respect to all shares of our common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, which we may issue or they may own prior to this offering or purchase in or after this offering, as the case may be. This means that for a period of 180 days following the date of this prospectus, or longer, in certain circumstances, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, who may grant such consent at any time and without notice to you.

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

      The following discussion is a summary of certain United States federal income tax consequences of an investment in our common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of United States federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or to taxpayers subject to special tax rules and does not address any aspect of United States federal taxation (such as estate and gift taxation) other than United States federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with certain United States federal income tax consequences to a Non-U.S. Holder that holds our common stock as a capital asset.

      This summary is based on current United States federal income tax law, which is subject to change, possibly with retroactive effect.

      EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK.

      A “Non-U.S. Holder” is a beneficial owner of our common stock that is an individual, corporation, trust or estate that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

      If a partnership holds our common stock, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor concerning the United States federal income and other tax consequences.

Dividends

      Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. Holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates. A Non-U.S. Holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain recognized upon the disposition of our common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to United States federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code of 1986, as amended). No assurance can be given, however, that we will not be a United States real property holding corporation, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

      An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition is taxed on its gains (including gains from the disposition of our common stock and net of applicable United States losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to United States federal income tax with respect to any gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated United States federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above may apply.

Backup Withholding and Information Reporting

      A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the Non-U.S. Holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amount of dividends paid, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Each Non-U.S. Holder should consult its tax advisor regarding the application of the backup withholding and information reporting rules to it.

UNDERWRITING

      We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. We will enter into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will agree to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Piper Jaffray & Co.
RBC Capital Markets Corporation

Total

      The underwriting agreement will be subject to a number of terms and conditions and will provide that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

      The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $      per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $      per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

      Over-Allotment Option. We will grant the underwriters an over-allotment option to purchase up to         additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales of shares by the underwriters that exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.

      Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $           .

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

      Listing. We expect our common stock to be approved for quotation on The Nasdaq National Market under the symbol “LOCO.”

      Stabilization. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

      The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared with the price at which the underwriters may purchase shares through the over-allotment option.

      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

      The representatives also may impose a penalty bid on underwriters and dealers participating in this offering. This means that the representatives may reclaim from any syndicate members or other dealers participating in this offering the underwriting discount on shares sold by them and purchased by the representatives in stabilizing or short covering transactions.

      These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

      IPO Pricing. Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial performance;

•	an assessment of our management;

•	the present state of our development;

•	the prospects for our future earnings;

•	the prevailing conditions of the applicable United States securities market at the time of this offering;

•	market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to us; and

•	other factors deemed relevant.

The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

      Lock-Up Agreements. We and our directors, executive officers and stockholders have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. In addition, during this 180 day period, we have also agreed, subject to exceptions, not to file any registration statement for, and each of our directors, officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or the filing of a prospectus with any Canadian securities regulatory authority without the prior written consent of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The lock-up may be extended in certain circumstances if we issue a press release covering our results of operations during the last 17 days of the lock-up period or if, prior to the expiration of the lock-up period, we announce that we will issue our results of operations during the 16-day period beginning on the last day of the lock-up period.

      Directed Share Program. At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of common stock offered hereby to be sold to certain directors, officers, employees and persons having relationships with us. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. We expect persons purchasing these reserved shares will be prohibited from disposing of or hedging the shares for a period of at least 180 days after the date of this prospectus. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

      Indemnification. We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

      Conflicts/Affiliates. Affiliates of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our existing senior secured credit facilities. In addition, the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees.

      In addition, Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, will serve as administrative agent and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. will serve as lenders under our new senior secured credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated is also serving as dealer manager and solicitation agent in connection with the tender offers and consent solicitations for the 2013 Notes and the 2014 Notes.

LEGAL MATTERS

      The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the underwriters by Shearman & Sterling LLP, New York, New York. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP are, directly or indirectly, investors in Trimaran Fund II, L.L.C., an affiliate of Trimaran, and certain affiliated funds of Trimaran.

EXPERTS

      The Consolidated Balance Sheet as of December 29, 2004 and the related Consolidated Statements of Operations and Comprehensive Income (Loss), Stockholder's Equity (Deficiency) and Cash Flows for the years ended December 31, 2003 and December 29, 2004 and the period from December 30, 2004 to November 17, 2005 and the Consolidated Balance Sheet as of December 28, 2005 and the related Consolidated Statements of Operations and Comprehensive Loss, Stockholder's Equity and Cash Flows for the period from November 18, 2005 to December 28, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the acquisition of El Pollo Loco Holdings, Inc. by Chicken Acquisition Corp. and certain other parties on November 18, 2005), and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, related exhibits and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

      You may also request a copy of these filings, at no cost, by writing or telephoning us at:

El Pollo Loco Holdings, Inc.
3333 Michelson Drive, Suite 550
Irvine, California 92612
(949) 399-2085

      Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's Web site. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by, reported on, and with an opinion expressed by an independent accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 29, 2004 (Predecessor) and December 28, 2005 (Successor)	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the
Predecessor Years Ended December 31, 2003 and December 29, 2004, the Predecessor
Period December 30, 2004 to November 17, 2005 and the Successor Period November 18,
2005 to December 28, 2005

F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for the Predecessor Years
Ended December 25, 2002, December 31, 2003 and December 29, 2004, the Predecessor Period December 29, 2004 to November 17, 2005 and the Successor Period November 18, 2005 to December 28, 2005

F-5

Consolidated Statements of Cash Flows for the Predecessor Years Ended December 31, 2003 and December 29, 2004, the Predecessor Period December 30, 2004 to November 17, 2005 and the Successor Period November 18, 2005 to December 28, 2005

F-6
Notes to Consolidated Financial Statements	F-8
Unaudited Condensed Consolidated Balance Sheets as of December 28, 2005 and June 28, 2006	F-34
Unaudited Condensed Consolidated Statements of Income for the Predecessor 26 Weeks Ended June 29, 2005 and the Successor 26 Weeks Ended June 28, 2006	F-35
Unaudited Condensed Consolidated Statements of Cash Flows for the Predecessor 26 Weeks Ended June 29, 2005 and the Successor 26 Weeks Ended June 28, 2006	F-36
Notes to Unaudited Condensed Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of
EL POLLO LOCO HOLDINGS, INC.
Irvine, CA

      We have audited the accompanying consolidated balance sheet of El Pollo Loco Holdings, Inc. and its subsidiaries (collectively, the “Company”), as of December 29, 2004 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency), and cash flows for the years ended December 31, 2003 and December 29, 2004 and the period from December 30, 2004 to November 17, 2005 (the “Predecessor Periods”), prior to the acquisition of the Company by Chicken Acquisition Corp. We have also audited the consolidated balance sheet of the Company as of December 28, 2005 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the period from November 18, 2005 to December 28, 2005 (the “Successor Period”), subsequent to the acquisition of the Company by Chicken Acquisition Corp. Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2004 and December 28, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency), and cash flows for the Predecessor Periods and the Successor Period, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, on November 18, 2005, Chicken Acquisition Corp., and certain other parties completed the acquisition of the Company in a transaction accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed by Chicken Acquisition Corp. were recorded at fair value on that date by the Company and therefore the assets and liabilities of the Successor Period are not comparable with those of the Predecessor Periods.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 5, 2006

EL POLLO LOCO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	Predecessor	Successor
	December 29, 2004	December 28, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,916	$3,552
Notes and accounts receivable—net	2,720	2,998
Inventories	1,136	1,372
Prepaid expenses and other current assets	2,530	3,189
Income taxes receivable	2,124	3,825
Deferred income taxes	4,150	1,520

Total current assets	18,576	16,456

PROPERTY OWNED—Net	59,469	69,121

PROPERTY HELD UNDER CAPITAL LEASES—Net	4,634	2,186

GOODWILL	38,989	276,029
DOMESTIC TRADEMARKS	19,800	120,700
OTHER INTANGIBLE ASSETS—Net	18,017	13,698
OTHER ASSETS	7,797	11,554

TOTAL ASSETS	$167,282	$509,744

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$—	$2,775
Current portion of note payable	3,667	1,045
Current portion of obligations under capital leases	1,296	1,264
Current portion of other notes payable	619	—
Accounts payable	8,075	10,215
Accrued salaries	4,517	4,184
Accrued vacation	1,467	1,728
Accrued insurance	3,293	3,539
Accrued interest	488	2,631
Accrued advertising	264	911
Other accrued expenses and current liabilities	2,753	3,683
Amounts due to Predecessor stockholders	—	3,825

Total current liabilities	26,439	35,800

NONCURRENT LIABILITIES:
Senior secured notes (2009 Notes)	110,000	250
Senior unsecured notes (2013 Notes)	—	123,425
Senior discount notes (2010 Notes)	42,710	—
PIK notes (2014 Notes)	—	22,889
Note payable—less current portion	3,667	103,455
Obligations under capital leases—less current portion	6,430	5,211
Other notes payable—less current portion	1,193	—
Deferred income taxes	4,578	34,383
Other intangible liabilities—net	5,012	9,037
Other noncurrent liabilities	6,060	3,603

Total noncurrent liabilities	179,650	302,253

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock, $.10 par value—2,000,000 shares authorized, 1,031,448 shares issued and outstanding in 2004 and 810,233 shares issued and outstanding in 2005	103	81
Additional paid-in-capital	24,692	172,198
Accumulated deficit	(63,602)	(588)

Total stockholders' equity (deficiency)	(38,807)	171,691

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$167,282	$509,744

See notes to consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share data)

	Predecessor				Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005		November 18, 2005 to December 28, 2005
OPERATING REVENUE:
Restaurant revenue	$193,220	$204,820		$197,267		$24,527
Franchise revenue	13,226	14,216		13,661		1,742

Total operating revenue	206,446	219,036		210,928		26,269

OPERATING EXPENSES:
Product cost	58,430	64,595		62,638		7,958
Payroll and benefits	53,608	55,200		50,325		6,746
Depreciation and amortization	13,039	13,894		12,743		1,203
Other operating expenses	60,978	65,941		65,356		7,958

Total operating expenses	186,055	199,630		191,062		23,865

OPERATING INCOME	20,391	19,406		19,866		2,404
INTEREST EXPENSE—Net of interest income of $75, $107, $369, and $60 for the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period from November 18, 2005 to December 28, 2005, respectively	8,100	18,025		38,726		3,385

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	12,291	1,381		(18,860)		(981)
PROVISION (BENEFIT) FOR INCOME TAXES	4,932	28		(7,651)		(393)

NET INCOME (LOSS)	7,359	1,353		(11,209)		(588)
OTHER COMPREHENSIVE INCOME:
Settlement of interest rate swap agreement, net of income taxes of $289	433	—		—		—

COMPREHENSIVE INCOME (LOSS)	$7,792	$1,353		$(11,209)		$(588)

Basic income (loss) per share	$7.31	$1.32		$(10.86)		$(0.73)

Diluted income (loss) per share	$6.98	$1.26		$(10.86)		$(0.73)

Basic weighted average common shares	1,007	1,022		1,032		810

Diluted weighted average common shares	1,054	1,072		1,032		810

Pro forma basic loss per share			$		$

Pro forma diluted loss per share			$		$

Pro forma basic weighted average common shares

Pro forma diluted weighted average common shares

See notes to consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Amounts in thousands, except share data)

	Predecessor
	Common Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
BALANCE, DECEMBER 25, 2002	1,006,194	$101	$24,058	$(433)	$14,585	$38,311
Retirement of interest rate swap agreement—net of income taxes of $289	—	—	—	433	—	433
Proceeds on sale of common stock	1,351	—	123	—	—	123
Dividend distribution to stockholders	—	—	—	—	(49,899)	(49,899)
Net income					7,359	7,359

BALANCE, DECEMBER 31, 2003	1,007,545	101	24,181	—	(27,955)	(3,673)

Dividend distribution to stockholders	—	—	—	—	(37,000)	(37,000)
Exercise of stock options	23,903	2	196	—	—	198
Tax benefit from exercise of stock options	—	—	315	—	—	315
Net income	—	—	—	—	1,353	1,353

BALANCE, DECEMBER 29, 2004	1,031,448	103	24,692	—	(63,602)	(38,807)
Deemed dividend to stockholders			—		(10,538)	(10,538)
Exercise of stock options	2,500	—	27	—	—	27
Tax benefit from exercise of stock options	—	—	2,988	—	—	2,988
Net loss	—	—	—	—	(11,209)	(11,209)

BALANCE, NOVEMBER 17, 2005	1,033,948	$103	$27,707	$—	$(85,349)	$(57,539)

	Successor
INITIAL CAPITALIZATION OF THE COMPANY, NOVEMBER 18, 2005	810,233	$81	$172,198	$—	$—	$172,279
Net loss	—	—	—	—	(588)	(588)

BALANCE, DECEMBER 28, 2005	810,233	$81	$172,198	$—	$(588)	$171,691

See notes to consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Predecessor			Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,359	$1,353	$(11,209)	$(588)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and intangible assets	13,039	13,894	12,743	1,203
Interest accretion	—	3,661	4,762	389
(Gain) loss on disposal of assets	(507)	(337)	(494)	2
Asset impairment	—	588	1,047	—
Amortization of deferred financing costs	1,814	1,536	7,426	152
Amortization of negative leasehold interests	(1,209)	(1,344)	(1,345)	(9)
Deferred income taxes	459	1,210	(7,847)	(393)
Tax benefit of exercise of stock options	—	315	2,988	—
Changes in operating assets and liabilities:
Notes and accounts receivable—net	(294)	(132)	(91)	(187)
Inventories	(84)	89	(252)	16
Prepaid expenses and other current assets	(2,055)	72	452	(1,111)
Income taxes receivable/payable	(188)	(1,415)	(1,701)	—
Other assets	(170)	76	(447)	154
Accounts payable	3,523	552	1,080	3,377
Accrued salaries and vacation	2,495	(1,008)	5,379	(5,451)
Accrued insurance	1,894	1,045	146	100
Other accrued expenses and current and noncurrent liabilities and noncurrent liabilities	785	1,415	22,948	2,421

Net cash provided by operating activities	26,861	21,570	35,585	75

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from asset disposition	1,394	1,316	1,363	—
Purchase of other assets	—	—	(1,086)	—
Purchase of franchised restaurants—net of cash acquired	(1,288)	(2,421)	—	—
Purchase of property	(10,974)	(12,428)	(13,270)	(2,891)
Acquisition of El Pollo Loco Holdings, Inc., net of $19,591 of cash acquired	—	—	—	(213,841)

Net cash used in investing activities	(10,868)	(13,533)	(12,993)	(216,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in minority interest	26	—	—	—
Proceeds from sale of common stock	123	—	—	—
Capital contribution	—	—	—	155,525
Redemption of preferred stock of subsidiary	(20,101)	—	—	—
Incurrence of new debt	110,000	39,049	—	253,200
Payment of obligations under capital leases	(1,077)	(1,230)	(1,058)	(193)
Payments on debt	(47,406)	(4,900)	(7,886)	(178,749)
Distribution to stockholders	(49,899)	(37,000)	—	—
Deferred financing costs	(5,129)	(3,779)	—	(9,574)
Proceeds from exercise of stock options	—	198	27	—

Net cash (used in) provided by financing activities	(13,463)	(7,662)	(8,917)	220,209

EL POLLO LOCO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(Amounts in thousands)

	Predecessor			Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005

INCREASE IN CASH AND CASH EQUIVALENTS	$2,530	$375	$13,675	$3,552
CASH AND CASH EQUIVALENTS—Beginning of period	3,011	$5,541	$5,916	—

CASH AND CASH EQUIVALENTS—End of period	$5,541	$5,916	$19,591	$3,552

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest (net of amounts capitalized)	$3,596	$12,132	$6,460	$20,307

Income taxes	$4,662	$197	$65	$—

      In 2003, the Company acquired two restaurants from a franchisee as part of a legal settlement for $615,000. The Company received $615,000 of property in exchange for the assumption of $492,000 of debt, the forgiveness of a $98,000 receivable and the assumption of $25,000 of accounts payable.

      In 2004, the Company acquired two restaurants from a franchisee for total consideration of $2,400,000.

      In November 2005, Chicken Acquisition Corp. acquired El Pollo Loco Holdings, Inc. (the “Acquisition”). The purchase price was $435.9 million and consisted of $213.8 million cash, net of $19.6 million cash acquired, $185.7 million of assumed and refinanced debt, and $16.8 million of contributed stock and options.

      During 2005, the Predecessor recorded a $10.5 million deemed distribution to stockholders for expenses assumed on their behalf. The deemed distribution had not been paid at November 17, 2005.

      As of December 31, 2003, December 29, 2004, November 17, 2005 and December 28, 2005, the Company had included in accounts payable $139,000, $126,000, $1,247,000 and $783,000, respectively, for the purchase of property and equipment.

      As of December 31, 2003, the Company had included in accounts payable $1,394,000 of unpaid deferred financing costs.

See notes to consolidated financial statements.	(concluded)

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

      El Pollo Loco Holdings, Inc. (“Holdings”) (currently an indirectly wholly owned subsidiary of Chicken Acquisition Corp.) and its subsidiaries, EPL Intermediate, Inc. (“Intermediate”), and El Pollo Loco, Inc., (“EPL”) (collectively, the “Company”) is a Delaware corporation headquartered in Irvine, California. The Company’s activities are performed principally through EPL, which develops, franchises, licenses and operates quick-service restaurants under the name El Pollo Loco. The restaurants, which are located principally in California but also in Texas, Nevada, Arizona and Illinois, specialize in flame-grilled chicken in a wide variety of contemporary Mexican-influenced entrees, including specialty chicken burritos, chicken quesadillas, chicken tortilla soup, Pollo Bowls and Pollo Salads. At December 28, 2005, the Company operated 142 (123 in the greater Los Angeles area) and franchised 191 (123 in the greater Los Angeles area) El Pollo Loco restaurants.

      El Pollo Loco Holdings, Inc. was previously known as EPL Holdings, Inc.

2. ACQUISITION OF THE COMPANY

      On September 27, 2005, Holdings entered into a stock purchase agreement (the “Stock Purchase Agreement”) among Chicken Acquisition Corp. (“CAC”), Holdings, Intermediate, EPL, the equity holders of Holdings, and American Securities Capital Partners, L.P. (“ASCP”). Pursuant to the Stock Purchase Agreement, CAC, an affiliate of Trimaran Fund II, L.L.C., agreed to purchase (the “Acquisition”) all of Holdings’ issued and outstanding common stock (other than certain shares exchanged by existing shareholders, including management, representing approximately 7.3% of Holdings). On November 18, 2005, Holdings, CAC, and the other parties to the Stock Purchase Agreement completed the Acquisition. The Company prior to the Acquisition is referred to as the “Predecessor” and after the Acquisition is referred to as the “Successor.”

      The Acquisition was accounted for as a purchase of Holdings by CAC in accordance with Statement of Financial Accounting Standards (“SFAS”) 141, “Business Combinations.” The aggregate purchase price was $435.9 million, consisting of $204.5 million of cash, net of $19.6 million cash acquired, $16.8 million of stock and options in Holdings, $9.3 million of direct acquisition costs (which included $7.0 million paid to Trimaran Fund Management, L.L.C. (“Trimaran Fund Management”), an entity related to CAC, for services performed and expenses incurred in connection with the Acquisition), and $185.7 million of debt that was refinanced or assumed in connection with the Acquisition. The $16.8 million of stock and options in Holdings consisted of a combination of $10.0 million, or 115,697 shares of stock held by previous owners of Holdings, $265,440 or 3,071 shares of stock held by Holdings management and $6.5 million, or 81,837 of fully-vested options held by Holdings management that were rolled over into CAC. The options were valued using the Black-Scholes valuation methodology, with the following assumptions:

•	expected life of approximately five years;

•	annualized volatility of approximately 41%, calculated based on the volatility of a comparable peer group;

•	risk-free interest rate of approximately 4.5%; and

•	fair value of stock of $86.43, determined by using the purchase price a third-party purchaser, CAC, paid in connection with the Acquisition.

      The stock was valued by considering the purchase price paid by CAC in connection with the Acquisition.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition. The purchase price allocation was based on estimates of the fair value of the assets acquired and liabilities assumed as determined by an independent valuation

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

company. The valuation is being finalized. The final determination of the fair value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts included in these financial statements. Adjustments to the purchase price allocation are expected to be finalized during fiscal 2006.

(Amounts in thousands)
Current assets	$31,213
Property	68,424
Other assets	2,282
Intangible assets, net	125,405
Goodwill	276,029

Total assets acquired	503,353

Current liabilities	29,204
Other liabilities	38,296

Total liabilities assumed	67,500

Net assets acquired	$435,853

      The net intangible assets consist of a $120.7 million domestic trademark, a $8.0 million franchise network and a net unfavorable lease intangible liability of $3.3 million. Factors that the Company believes contributed to a purchase price that resulted in the recognition of goodwill include the following:

•	a relatively unique brand concept that appeals to a wide variety of consumers;

•	the potential for the Company to become a strong national brand; and

•	the expectation of same store sales growth.

      The following pro forma information presents the Company's results of operations for the year ended December 29, 2004 as if the Acquisition had occurred at the beginning of fiscal 2004 and for the period ended December 28, 2005 as if the acquisition had occurred at the beginning of fiscal 2005.

	December 29, 2004	December 28, 2005
	(Amounts in thousands)
Total operating revenue	$219,036	$237,197
Pro forma net loss	(4,494)	(2,194)
Basic loss per share	(5.55)	(2.71)
Diluted loss per share	(5.55)	(2.71)

      The following transactions occurred in connection with the Acquisition and are reflected in the Successor’s consolidated financial statements:

•	a cash investment made by CAC totaling $155.5 million

•	a contribution of shares and options of Holdings with a fair value of $16.8 million

•	the execution of a credit agreement governing new senior secured credit facilities providing for a $104.5 million term loan, drawn at closing, and a $25.0 million revolving credit facility, of which $2.8 million was drawn down at closing (see further description below)

•	$123.4 million received related to the issuance and sale of $125.0 in aggregate principal amount at maturity 11 3⁄4% senior notes (see description of 2013 Notes below)

•	$22.5 million received related to the issuance and sale of $39.3 million in aggregate principal amount at maturity 14.5% senior discount notes (see description of 2014 Notes below)

•	$9.6 million of deferred financing fees incurred in connection with the borrowings described above

      The following activities occurred with respect to the existing indebtedness of the Predecessor that was refinanced by the Successor:

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	In October 2005, EPL commenced a tender offer to purchase for cash any and all outstanding 9 1⁄4% Senior Secured Notes due 2009 (the “2009 Notes”), and Intermediate commenced a tender offer to purchase for cash any and all outstanding 12 1⁄2% Senior Discount Notes due 2010 (the “2010 Notes”). EPL and Intermediate also solicited consents to amend the indentures governing the 2009 and 2010 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. As of December 28, 2005, all of the 2010 Notes have been purchased for cash, and all except for $250,000 in aggregate principal amount of the 2009 Notes have been purchased for cash. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

•	On November 18, 2005, EPL Intermediate Finance Corp., a Delaware corporation (“Intermediate Finance”) issued $39,342,000 aggregate principal amount at maturity of 14 1⁄2% Senior Discount Notes due 2014 (the “2014 Notes”). Intermediate Finance merged with and into Intermediate, with Intermediate surviving the merger and assuming Intermediate Finance’s obligations under the notes and the related indenture. On November 18, 2005, EPL Finance Corp., a Delaware corporation (“EPL Finance”), issued $125,000,000 aggregate principal amount at maturity of 11 3⁄4% Senior Notes due 2013 (the “2013 Notes”). The 2013 Notes are guaranteed by Intermediate. EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance’s obligations under the notes and the related indenture.

•	On November 18, 2005, EPL entered into senior secured credit facilities with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions and institutional lenders. The senior secured credit facilities provide for an $104.5 million term loan and $25.0 million in revolving availability. In connection therewith, EPL’s prior credit facility with SunTrust Bank was paid off in full.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation—The Company’s fiscal year end is the last Wednesday of the calendar year, which in 2003 was December 31, 2003, in 2004 was December 29, 2004 and in 2005 was December 28, 2005. The accompanying consolidated balance sheets present the Company’s financial position as of December 29, 2004 and December 28, 2005. The accompanying consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency) and cash flows present the 53 week period ended December 31, 2003, the 52 week period ended December 29, 2004, the Predecessor period from December 30, 2004 to November 17, 2005 and the Successor period from November 18, 2005 to December 28, 2005.

      Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents—The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

      Notes and Accounts Receivable—Notes and accounts receivable consist primarily of royalties, advertising and sublease rent and related amounts receivable from franchisees, which are due on a monthly basis that may differ from the Company’s month-end dates.

      Inventories—Inventories consist principally of food, beverages and paper supplies and are valued at the lower of average cost or market

      Property—Net—Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and property held under

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capital leases are amortized over the shorter of their estimated useful lives or the remaining lease terms. For leases with renewal periods at the Company’s option, the Company generally uses the original lease term, excluding the option periods, to determine estimated useful lives; if failure to exercise a renewal option imposes an economic penalty on the Company, such that management determines at the inception of the lease that renewal is reasonably assured, the Company includes the renewal option period in the determination of appropriate estimated useful lives.

      The estimated useful service lives are as follows:

Buildings	30 years
Land improvements	3–30 years
Building improvements	3–10 years
Restaurant equipment	3–10 years
Other equipment	2–10 years
Leasehold improvements	Estimated useful life limited by the lease term

      The Company capitalizes certain costs in conjunction with site selection that relate to specific sites for planned future restaurants. The Company also capitalizes certain costs, including interest, in conjunction with constructing new restaurants. These costs are included in property and amortized over the shorter of the life of the related buildings and leasehold improvements or the lease term. Costs related to abandoned sites and other site selection costs that cannot be identified with specific restaurants are charged to operations. The Predecessor capitalized $250,000, $125,000 and $69,000 of internal costs related to site selection and construction activities during the years ended December 31, 2003 and December 29, 2004, and the period from December 30, 2004 to November 17, 2005, respectively. The Predecessor also capitalized $57,000, $95,000 and $84,000 of interest expense during the years ended December 31, 2003 and December 29, 2004, and the period from December 30, 2004 to November 17, 2005, respectively. The Successor capitalized $16,000 and $106,000, respectively, of internal costs related to site selection and construction, and to interest expense during the period from November 18, 2005 to December 28, 2005.

      Goodwill and Other Intangible Assets and Liabilities—Intangible assets consist primarily of goodwill and the value allocated to the Company’s trademarks, franchise network and favorable and unfavorable leasehold interests. Goodwill represents the excess of cost over fair value of net identified assets acquired in business combinations accounted for under the purchase method. Goodwill results principally from the acquisition of Holdings by CAC for the Successor period and the acquisition of Holdings by an affiliate of American Securities Capital Partners, L.P. in 1999 for Predecessor periods.

      In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” the Company does not amortize its goodwill and certain intangible assets with an indefinite life, including domestic trademarks. The Company tests these assets for impairment annually at its fiscal year end, or more frequently if impairment indicators arise. No impairment was recorded during the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005, or the Successor period November 18, 2005 to December 28, 2005.

      Intangible assets and liabilities with a definite life are amortized using the straight-line method over their estimated useful lives as follows:

Franchise network	17.5 years
Favorable leasehold interests	1 to 18 years (remaining lease term)
Unfavorable leasehold interests	1 to 20 years (remaining lease term)

      Deferred Financing Costs—Deferred financing costs are recorded at cost and amortized using the effective interest method over the terms of the related notes. Deferred financing costs are included in other assets and the related amortization is reflected as a component of interest expense in the accompanying consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      Impairment of Long-Lived Assets—The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of certain assets may not be recoverable. If the Company concludes that the carrying value of such assets will not be recovered based on expected undiscounted future cash flows, an impairment write-down is recorded. There was no impairment during the year December 31, 2003. During the year ended December 29, 2004, the Company recorded an impairment charge for property of approximately $0.6 million for one under-performing company-operated store that will continue to be operated. The Predecessor also recorded an impairment charge of approximately $1.0 million for the period December 30, 2004 to November 17, 2005 for two under-performing Predecessor-operated restaurants that will continue to be operated. There was no impairment recorded by the Successor.

      Insurance Reserves—The Company is responsible for workers’ compensation insurance claims up to a specified aggregate stop loss amount. The Company maintains a reserve for estimated claims, both reported and incurred but not reported, based on historical claims experience and other estimated assumptions.

      Restaurant and Franchise Revenue—Revenue from the operation of Company-operated restaurants is recognized as products are delivered to customers. Franchise revenue consists of franchise royalties, initial franchise fees, license fees due from franchisees, and rental income for leases and subleases to franchisees. Franchise royalties are based upon a percentage of net sales of the franchisee and are recorded as income as such sales are reported by the franchisees. Initial franchise and license fees are recognized when all material obligations have been performed and conditions have been satisfied, typically when operations have commenced. Initial fees during the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 totaled $419,000, $443,000, $277,000 and $0, respectively.

      Advertising Costs—Production costs for radio and television commercials are initially capitalized and then fully expensed when the commercials are first aired. Advertising expense, which is a component of other operating expenses, was $7,492,000, $8,249,000, $8,056,000 and $291,000 for the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005, respectively, and is net of $8,120,000, $9,009,000, $9,093,000 and $1,055,000, respectively, funded by the franchisees’ advertising fees.

      Franchisees pay a monthly fee to the Company that ranges from 4% to 5% of their restaurants’ gross sales as reimbursement for advertising, public relations and promotional services the Company provides. Fees received in advance of provided services are included in other accrued expenses and current liabilities and were $279,000 and $264,000 for the Predecessor at December 31, 2003 and December 29, 2004, respectively, and were $911,000 for the Successor at December 28, 2005. Pursuant to the Company’s Uniform Franchise Offering Circular, in market areas in which the Company and franchisees both operate restaurants (the “Designated Market Area”), the Company is required to spend from 4% to 5% of the Company’s Designated Market Area restaurants’ gross sales on advertising, public relations and promotional services. At December 28, 2005, the Company was obligated to spend an additional $788,000 in future periods to comply with this requirement.

      Preopening Costs—Preopening costs incurred in connection with the opening of new restaurants are expensed as incurred.

      Franchise Area Development Fees—The Company receives area development fees from franchisees when they execute multi-unit area development agreements. The Company does not recognize revenue from the agreements until the related restaurants open. Unrecognized area development fees totaled $360,000 and $770,000 at December 29, 2004 and December 28, 2005,

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively, and are included in other noncurrent liabilities in the accompanying consolidated financial statements.

      Operating Leases—Rent expense for the Company’s operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term, as defined in SFAS 13, “Accounting for Leases”, as amended. The lease term begins when the Company has the right to control the use of the leased property, which is typically before rent payments are due under the terms of the lease. The difference between rent expense and rent paid is recorded as deferred rent, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets, and is amortized over the term of the lease.

      Income Taxes—Deferred income taxes are provided for temporary differences between the bases of assets and liabilities for financial statement purposes and income tax purposes. Deferred income taxes are based on enacted income tax rates in effect when the temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

      Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.

      Financial Instruments—The recorded values of accounts receivable, accounts payable and certain accrued expenses approximate fair values based on their short-term nature. The recorded values of notes receivable and notes payable approximate fair value, as interest is tied to or approximates market rates. The recorded value of other notes payable and senior secured notes payable approximates fair value, based on borrowing rates currently available to the Company for loans with similar terms and remaining maturities. Additionally, the interest rate swap that was terminated in December 2003 was carried at fair value in the accompanying financial statements.

      Derivative Financial Instruments—The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in fair value are either offset against the change in the fair value of the assets or liabilities through earnings (fair value hedge) or recognized as a component of other comprehensive income or loss (cash flow hedge).

      On the date the Company enters into a derivative contract, management designates the derivative as a hedge of identified exposure. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for entering into various hedge transactions. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The Company does not have any derivative financial instruments as of December 28, 2005.

      Earnings Per Share—Basic earnings per share is computed using the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options using the treasury stock method (Note 23).

      Accounting for Stock Based Compensation—The Company uses the intrinsic value method to account for employee stock options in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Under Accounting Principle Board Opinion No. 25, the Company does not recognize compensation expense related to employee stock options if the exercise price of the options is equal to or greater than the market price of the underlying stock on the date of grant.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      SFAS 123, Accounting for Stock-Based Compensation, encourages, but does not require, the recognition of compensation expense for employee stock-based compensation arrangements using the fair value method of accounting. The Company has elected the “disclosure only” alternative permitted by SFAS 123 and has disclosed pro forma net income amounts using the fair value method. In accordance with SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123, the following pro forma disclosure is required.

      Had compensation expense for the Company’s stock options been recognized based on the fair value on the grant date under the methodology prescribed by SFAS 123, the Company’s net income for the fiscal years ended December 31, 2003 and December 29, 2004, the Predecessor’s net loss for the period December 30, 2004 to November 17, 2005 and the Successor’s net loss for the period November 18, 2005 to December 28, 2005 would have been impacted as shown in the following table:

	Predecessor			Successor
(Amounts in thousands, except per share data)	Fiscal Years Ended		December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
	December 31, 2003	December 29, 2004
Net income (loss)—as reported	$7,359	$1,353	$(11,209)	$(588)
Deduct: Total stock-based compensation expense determined under the fair-value-based method for all awards—net of related tax effects	187	185	139	43

Pro forma net income (loss)	$7,172	$1,168	$(11,348)	$(631)

Basic earnings (loss) per share:
As reported	$7.31	$1.32	$(10.86)	$(0.73)
Pro forma	$7.12	$1.14	$(10.99)	$(0.78)
Diluted earnings (loss) per share:
As reported	$6.98	$1.26	$(10.86)	$(0.73)
Pro forma	$6.80	$1.09	$(10.99)	$(0.78)

      Of the 197,023 options granted in fiscal 2005, 195,773, or 99.4%, were granted on December 15, 2005, which was 28 days after the Acquisition. The exercise price of these options to purchase common stock of CAC was equal to the fair market value of the underlying shares. The fair market value of the underlying shares was determined by using the price a third-party purchaser, CAC, had paid in an independent, arm's-length transaction to acquire all of the outstanding shares of Holdings's common stock on November 18, 2005. CAC's only material asset is its investment in Holdings.

      For options granted prior to the Acquisition, the Company determined the fair market value of its common stock by performing an internal calculation using a multiple of trailing twelve months' EBITDA. For purposes of determining an appropriate EBITDA multiplier, the Company considers several factors, including the actual multiple resulting from the acquisition of Holdings by ASCP in December 1999, recent transactions, and market capitalization of comparable companies.

      The fair value of each option grant is estimated on the date of grant using the minimum value method, with the following assumptions used in 2003, 2004 and 2005: risk-free interest rate of 3.46%, 3.93% and 4.34%, respectively; expected volatility of 0% for each of the three years; an expected option life of 7.5 years for each of the three years; and no expected dividends for each of the three years.

      Segment Reporting—The Company develops, franchises and operates quick-service restaurants under the name El Pollo Loco, providing similar products to similar customers. The restaurants

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

possess similar economic characteristics resulting in similar long-term expected financial performance characteristics. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on its methods of internal reporting and management structure, management believes that the Company meets the criteria for aggregating its operations into a single reporting segment.

      Recent Accounting Changes—In October 2005, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position (“FSP”) 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. FSP 13-1 applies to reporting periods beginning after December 15, 2005. Retrospective application in accordance with SFAS 154 “Accounting Changes and Error Corrections”, is permitted but not required. We do not believe that the adoption of FSP 13-1 will have a significant impact on the Company’s financial position or results of operations.

      In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination. This EITF addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. This EITF is effective for leasehold improvements that are purchased or acquired after June 29, 2005. The adoption of this EITF did not have a material impact on the Company’s consolidated results of operations or financial position.

      In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections.” SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, and that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant impact on its financial position or results of operations.

      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 was not material to the Company’s financial statements for any of the years or periods presented.

      In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires that companies recognize compensation expense equal to the fair value of stock options or other share-based payments. The standard is effective for the Company beginning with the first quarter of fiscal 2006. Because the Company used the minimum value method for its pro forma disclosures under SFAS 123, SFAS 123(R) will apply prospectively to newly issued stock options. Existing options will continue to be accounted for in accordance with APB Opinion No. 25 unless

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such options are modified, repurchased or cancelled after the effective date. Net income will be reduced as a result of the recognition of the fair value of all newly issued stock options, which is contingent upon the number of future options granted and other variables.

4. SALE AND ACQUISITIONS OF RESTAURANTS

      In 2003, the Company purchased one restaurant from a franchisee for a total of $1,288,000, which was allocated to property and goodwill in the amounts of $531,000 and $757,000, respectively. In addition, the Company acquired two restaurants from a franchisee as part of a legal settlement for $615,000. The Company sold two restaurants to franchisees in 2003 in separate transactions. The restaurants had a total book value of $837,000 and after selling expenses, the Company realized a gain of $651,000.

      In April 2004, the Company acquired the assets of two previously franchised restaurants. The purchase price of $2,421,000 consisted of cash and was allocated as follows: property, $1,330,000 and goodwill, $1,091,000. Results of operations of these restaurants are included in the Company’s financial statements beginning April 2004. In September 2004, the Company sold two restaurants to a franchisee for a total of $1,020,000. These restaurants had an aggregate net book value of $608,000, and after selling expenses of $127,000, the Company realized a $285,000 gain that is included in other operating expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

      The pro forma effects of the Company’s acquisitions on its historical results of operations are not material.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expenses and other current assets consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Prepaid rent	$1,267	$1,288
Other	1,263	1,901

	$2,530	$3,189

6. PROPERTY

      The costs and related accumulated depreciation and amortization of major classes of property as of December 29, 2004 and December 28, 2005 are as follows (in thousands):

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Property owned:
Land	$7,643	$12,794
Buildings and improvements	61,346	30,271
Other property and equipment	30,985	17,885
Construction in progress	1,376	9,034

	101,350	69,984
Accumulated depreciation and amortization	(41,881)	(863)

Property owned—net	$59,469	$69,121

Property held under capital leases	$9,911	$2,241
Accumulated amortization	(5,277)	(55)

Property held under capital leases—net	$4,634	$2,186

      Property held under capital leases consists principally of buildings and improvements. The total depreciation and amortization expense for property for the periods ended December 31, 2003, December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 was approximately $11,049,000, $11,881,000, $11,364,000 and $1,085,000 respectively.

7. GOODWILL AND OTHER INTANGIBLE ASSETS AND LIABILITIES

      Consistent with the provisions of SFAS 142, the Company ceased amortization of goodwill and domestic trademarks in 2002.

      Changes in goodwill consist of the following (in thousands):

	Predecessor		Successor
	2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Beginning balance	$42,044	$43,135	$—
Purchase (sale) of franchise restaurants	1,091	(315)	—
Purchase of the Company by CAC (See Note 2)	—	—	276,029

Ending balance	43,135	42,820	276,029
Accumulated amortization	(4,146)	(4,146)	—

Goodwill—net	$38,989	$38,674	$276,029

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      Other intangible assets consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
International trademark	$1,000	$—
Accumulated amortization	(833)	—

	167	—

Franchise network	23,000	8,000
Accumulated amortization	(5,750)	(53)

	17,250	7,947

Operating agreements	800	—
Accumulated amortization	(200)	—

	600	—

Favorable leasehold interest—net	—	5,751

Other intangible assets—net	$18,017	$13,698

Unfavorable leasehold interest—net	$(5,012)	$(9,037)

Other intangible liabilities—net	$(5,012)	$(9,037)

      Favorable leasehold interest represents the asset in excess of the approximate fair market value of the leases assumed as of November 18, 2005, the date of acquisition of EPL. The amount is being amortized over the weighted average life of the leases of approximately 6 years.

      Unfavorable leasehold interest liability represents the liability in excess of the approximate fair market value of the leases assumed as of November 18, 2005, the date of the acquisition of EPL. The amount is being amortized over the weighted average life of the leases of approximately 6 years.

      Amortization expense for international trademark was $167,000, $167,000 and $150,000 for the Predecessor years ended December 31, 2003 and December 29, 2004, and the Predecessor period December 30, 2004 to November 17, 2005, respectively. Amortization expense for franchise network was $1,150,000, $1,150,000, $1,034,000 and $53,000 for the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005, respectively. Amortization expense for operating agreements was $40,000, $40,000 and $36,000 for the Predecessor years ended December 31, 2003 and December 29, 2004, and the Predecessor period December 30, 2004 to November 17, 2005, respectively.

      The estimated amortization expense for the Company’s amortizable intangible assets and liabilities for each of the five succeeding fiscal years is as follows (in thousands):

Fiscal Year
2006	$1,436
2007	1,480
2008	1,537
2009	1,534
2010	1,409

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. OTHER ASSETS

      Other assets consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Deferred financing costs—net	$7,426	$9,422
Other	371	2,132

	$7,797	$11,554

      Amortization expense for deferred financing costs was $1,814,000, $1,536,000, $7,426,000 and $152,000 for the years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005, respectively.

9. LEASES

      The Company's operations utilize property, facilities, equipment and vehicles owned by the Company or leased from others. Buildings and facilities leased from others are primarily for restaurants and support facilities. Restaurants are operated under lease arrangements that generally provide for a fixed base rent and, in some instances, contingent rent based on a percentage of gross operating profit or gross revenue in excess of a defined amount. Initial terms of land and restaurant building leases generally are not less than 20 years, exclusive of options to renew. Leases of equipment primarily consist of restaurant equipment, computer systems and vehicles. The Company subleases facilities to certain franchisees.

      Information regarding the Company's activities as a lessee at December 28, 2005 is as follows (in thousands):

	Capital Leases		Operating Leases
Fiscal Year	Minimum Lease Payments	Minimum Sublease Rentals	Minimum Lease Payments	Minimum Sublease Rentals
2006	$2,044	$1,012	$14,205	$1,684
2007	1,935	949	13,748	1,572
2008	1,601	783	11,840	1,202
2009	984	531	10,010	848
2010	635	240	8,544	380
Subsequent years	2,924	631	59,221	864

Total	10,123	$4,146	$117,568	$6,550

Less imputed interest	3,648
Present value of capital lease obligations	6,475
Less current maturities	(1,264)

Noncurrent portion	$5,211

      Net rent expense for the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 is as follows (in thousands):

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor			Successor
	Years Ended		December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
	December 31, 2003	December 29, 2004
Base rent	$14,320	$14,546	$13,315	$1,561
Contingent rent	254	342	420	42
Less sublease income	(4,106)	(4,097)	(3,860)	(345)

Net rent expense	$10,468	$10,791	$9,875	$1,258

      Base rent and contingent rent are included in other operating expenses, while sublease income is included in franchise revenue in the accompanying consolidated statements of operations and comprehensive income (loss). Sublease income includes contingent rental income of $1,434,000, $1,623,000, $1,700,000 and $154,000 for the years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005, respectively.

      In addition to the sublease income described above, the Company is a lessor for certain property, facilities and equipment owned by the Company and leased to others, principally franchisees, under noncancelable leases with terms ranging from 5 to 11 years. The lease agreements generally provide for a fixed base rent and, in some instances, contingent rent based on a percentage of gross operating profit or gross revenue. Total rental income, included in franchise revenue in the accompanying consolidated statements of operations and comprehensive income (loss), for leased property was $326,000, $342,000, $346,000 and $38,000 for the years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005, respectively.

      Minimum future rental income under noncancelable operating leases in effect as of December 28, 2005 is as follows (in thousands):

Fiscal Year
2006	$290
2007	290
2008	291
2009	303
2010	234
Thereafter	679

Total future minimum rental income	$2,087

10. PREDECESSOR DEBT (2009 Notes and 2010 Notes)

      In December 2003, EPL issued the 2009 Notes, consisting of $110,000,000 of senior secured notes accruing interest at 9.25% per annum, due 2009. In March 2004, EPL Intermediate, Inc. issued the 2010 Notes, consisting of $70.0 million in aggregate principal amount at maturity of 12 1⁄2% senior discount notes due 2010. In October 2005, EPL and Intermediate commenced tender offers to purchase all outstanding 2009 Notes and 2010 Notes (collectively, the “Notes”), respectively; concurrently, EPL and Intermediate solicited consents to amend the indentures governing the Notes to eliminate substantially all of the restrictive covenants and certain events of default and to modify other provisions contained in the indentures. As of December 28, 2005, all of the Notes, with the exception of $250,000 of 2009 Notes, have been purchased. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The Predecessor's notes payable, which consisted of approximately $7.3 million due to SunTrust Bank (“SunTrust”) at December 29, 2004, were repaid in 2005. SunTrust continues to be the issuing bank with respect to certain of the Company's letters of credit totaling $7,973,000.

11. SENIOR UNSECURED NOTES PAYABLE (2013 NOTES)

      On November 18, 2005, EPL Finance issued the 2013 Notes, consisting of $125,000,000 aggregate principal amount of 11 3⁄4% senior notes due 2013 in a private placement. Interest is payable in May and November beginning May 15, 2006. The 2013 Notes are unsecured, are guaranteed by Intermediate, and may be redeemed, at the discretion of the issuer, after November 15, 2009.

      EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance's obligations under the 2013 Notes and the related indenture. The indenture contains certain provisions which may prohibit EPL's ability to incur additional indebtedness, sell assets, engage in transactions with affiliates, and issue or sell preferred stock, among other items.

      In connection with the issuance of the 2013 notes, EPL filed a registration statement in April 2006, enabling holders to exchange the privately placed 2013 Notes for publicly registered notes with, subject to limited exceptions, identical terms.

      EPL incurred direct costs in connection with this offering. These costs have been capitalized and are included in other assets in the accompanying balance sheets. The Company used the proceeds from the 2013 Notes to purchase substantially all of the outstanding 2009 Notes.

      As a holding company, the stock of EPL constitutes Intermediate's only material asset. Consequently, EPL conducts all of the Company's consolidated operations and owns substantially all of the consolidated operating assets. The Company's principal source of the cash required to pay its obligations is the cash that EPL generates from its operations. EPL is a separate and distinct legal entity, has no obligation to make funds available to Intermediate, and the 2013 Notes and the 2014 Notes (see Note 13) have restrictions that limit distributions or dividends to be paid by EPL to the Company. Conditions that would allow for distributions or dividends to be made include compliance with a Fixed Charge Coverage Ratio test (as defined) and cash received from the proceeds of new equity contributions. There are also some allowed distributions, payments and dividends for other specific events. Distributions, dividends or investments would also be limited to 50% of consolidated net income under certain circumstances. Furthermore, subject to certain restrictions, EPL is permitted under the terms of EPL's senior secured credit facilities and the indenture governing the 2013 Notes and the 2014 Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by EPL.

12. NOTES PAYABLE TO MERRILL LYNCH, BANK OF AMERICA, ET AL AND REVOLVING CREDIT FACILITY

      On November 18, 2005, EPL entered into senior secured credit facilities (the “Credit Facility”) with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions and institutional lenders. The Credit Facility provides for a $104.5 million term loan and $25.0 million in revolving availability. Of this senior secured revolving credit facility, EPL drew down $2.8 million and issued $8.1 million of letters of credit to replace existing letters of credit. Future principal payments under the new term loan at December 28, 2005 are as follows (in thousands).

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal Year
2006	$1,045
2007	1,045
2008	1,045
2009	1,045
2010	1,045
Thereafter	99,275

$104,500

      The Credit Facility bears interest, payable quarterly, at a Base Rate or LIBOR, at EPL's option, plus an applicable margin. The applicable margin is based on EPL's financial performance, as defined. The applicable margin rate was 3.00% with respect to LIBOR and 2.00% with respect to Base Rate advances and thereafter ranges from: 2.75% to 2.25% with respect to LIBOR advances and 1.75% to 1.25% with respect to Base Rate advances. The effective rate at December 28, 2005 was 7.56%. The Credit Facility is secured by a first-priority pledge by Holdings of all of the outstanding stock of Intermediate, a first priority pledge by Intermediate of all of EPL's outstanding stock and a first priority security interest in substantially all of EPL's tangible and intangible assets. In addition, the Credit Facility is guaranteed by Intermediate. The Credit Facility matures on November 18, 2011.

13. EPL INTERMEDIATE, INC. PIK NOTES (2014 NOTES)

      On November 18, 2005, Intermediate Finance issued the 2014 Notes, consisting of $39,342,000 aggregate principal amount at maturity of 14 1⁄2% senior discount notes due 2014 (the “2014 Notes”) in a private placement. Intermediate Finance merged with and into Intermediate, with Intermediate surviving the merger and assuming Intermediate Finance's obligations under the notes and the related indenture. The indenture restricts the ability of Intermediate and its subsidiaries to incur additional indebtedness, sell assets, engage in transactions with affiliates, and issue or sell preferred stock, among other items. The indenture also limits the ability of EPL or other subsidiaries to make dividend or other payments to Intermediate and for Intermediate to make payments to Holdings (see Note 11).

      At December 28, 2005, the Company had $22,889,000 outstanding in aggregate principal amount of the 2014 Notes. No cash interest will accrue on the 2014 Notes prior to November 15, 2009. Instead, the principal value of the 2014 Notes will increase (representing accretion of original issue discount) from the date of original issuance until but not including November 15, 2009 at a rate of 14 1⁄2% per annum compounded annually, so that the accreted value of the 2014 Notes on November 15, 2009 will be equal to the full principal amount of $39,342,000 at maturity. Beginning on November 15, 2009, cash interest will accrue on the 2014 Notes at an annual rate of 14 1⁄2% per annum payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2010. Principal is due on November 15, 2014.

      The 2014 Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The 2014 Notes are unsecured and are not guaranteed. If any of the 2014 Notes are outstanding at May 15, 2011, the Company is required to redeem for cash a portion of each note then outstanding at 104.5% of the accreted value of such portion of such note, plus accrued and unpaid interest. Additionally, the Company may, at its discretion, redeem any or all of the 2014 Notes, subject to certain provisions.

      In connection with the issuance of the 2014 notes, the Company agreed to file a registration statement within 150 days after the issuance of the 2014 Notes, enabling holders to exchange the privately placed 2014 Notes for publicly registered notes with, subject to limited exceptions, identical terms.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      Intermediate incurred direct costs in connection with this offering. These costs have been capitalized and are included in other assets in the accompanying balance sheets.

14. OTHER NOTES PAYABLE

      Other notes payable, all of which were repaid in 2005, consist of the following at December 29, 2004 (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Notes payable to financial institutions, collateralized by related assets, interest rates ranging from 8.0% to 12.2%, principal and interest payable monthly	$1,587	$—
Loan payable for the purchase of international trademark rights, uncollateralized, imputed interest rate of 13%, payable in annual installments, due August 2005	220	—
Other notes payable, collateralized by related assets, some non-interest bearing and others with interest rates ranging from 3.9% to 10.9%, principal and interest payable monthly, maturing over various terms through 2005	5	—

	1,812	—
Less current portion	(619)	—

Noncurrent portion	$1,193	$—

15. DERIVATIVE INSTRUMENT—INTEREST RATE SWAP

      On July 31, 2002, the Company entered into an interest rate swap agreement with an effective date of December 31, 2002 and a maturity date of December 31, 2004. The agreement was based on the notional amount of $27,983,000. Under the terms of the agreement, the Company agreed to make fixed rate payments on a quarterly basis of 3.37%, in exchange for receiving three-month LIBOR, on a quarterly basis, calculated on the agreed-upon notional amount. On December 19, 2003, as a result of the amendment of the SunTrust Bank credit facilities, the Company terminated the swap agreement. This termination resulted in expense of $608,000, which is included in interest expense in the accompanying financial statements.

16. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

      Other accrued expenses and current liabilities consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Accrued sales and property taxes	$1,812	$2,230
Other	941	1,453

	$2,753	$3,683

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. OTHER NONCURRENT LIABILITIES

      Other noncurrent liabilities consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Closed restaurant reserve	$674	$460
Deferred rent	4,726	1,659
Other	660	1,484

	$6,060	$3,603

      Closed restaurant reserve represents the net present value of expected future cash outflows for leases for which the Company currently has no operations; the reserves relate exclusively to lease liabilities acquired in connection with the Successor's and Predecessor's purchases of EPL in 2005 and 1999, respectively. Decreases in the closed restaurant reserve include payments of the liability, additions of new subleases and changes in estimates regarding the increased collectibility of future rental income. Increases in the closed restaurant reserve include changes in estimates regarding the decreased collectibility of future rental income. Additions of new subleases and estimates regarding the increased collectibility of future rental income are reflected as reductions of goodwill. Changes in estimates regarding decreased collectibility of future rental income are reflected as expense. The net changes in the closed restaurant reserve for the Predecessor year ended December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 were $200,000, $199,000 and $27,000, respectively.

      The Company leases its facilities under various operating lease agreements. Certain provisions of these leases provide for graduated rent payments and landlord contributions. The Company recognizes rent expense on a straight-line basis over the lease term. The cumulative difference between such rent expense and actual payments to date is reflected as deferred rent. Landlord contributions are also included in deferred rent and are amortized as a reduction of rent expense ratably over the lease term.

18. INCOME TAXES

      The provision for income taxes is based on the following components (in thousands):

	Predecessor			Successor
	Year Ended December 31, 2003	Year Ended December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Current income taxes:
Federal	$3,782	$(988)	$(467)	$—
State	722	(194)	663	—

	4,504	(1,182)	196	—

Deferred income taxes:
Federal	159	1,195	(5,524)	(307)
State	269	15	(2,323)	(86)

	428	1,210	(7,847)	(393)

	$4,932	$28	$(7,651)	$(393)

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate to income before provision for income taxes is as follows (in thousands):

	Predecessor			Successor
	Year Ended December 31, 2003	Year Ended December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Provision for income taxes at statutory rate	$4,433	$490	$(6,595)	$(343)
State income taxes—net of federal income tax benefit	672	(116)	(1,079)	(55)
Release of income tax contingency	—	(420)	—
Other	(173)	74	23	5

	$4,932	$28	$(7,651)	$(393)

      Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

      The Company's deferred income tax assets and liabilities consist of the following (in thousands):

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Negative leasehold liability	$2,197	$1,489
Capital leases	916	1,462
Accrued vacation	567	628
Accrued bonus	1,026	966
Deferred rent	2,072	727
Accrued workers' compensation	1,284	1,441
Enterprise zone and other credits	209	208
State taxes	48	2,217
Net operating losses	—	8,789
Other	298	243

Deferred income tax assets	8,617	18,170

Other identifiable intangibles	(5,542)	(47,860)
Prepaid expense	(1,345)	(1,446)
Basis difference in fixed assets	(2,089)	(1,659)
Other	(69)	(68)

Deferred income tax liabilities	(9,045)	(51,033)

Net deferred income tax liability	$(428)	$(32,863)

      The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined it is more likely than not that the assets will be realized.

      As of December 28, 2005, the Successor has federal and state net operating loss carryforwards of approximately $18,574,000 and $25,888,000, respectively, which expire beginning in 2025 and 2015, respectively. The Successor also has state enterprise zone credits of approximately $208,000 which carryforward indefinitely.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The utilization of net operating loss carryforward may be subject to limitations under provision of the Internal Revenue Code Section 382 and similar state provisions.

19. EMPLOYEE BENEFIT PLANS

      The Company sponsors a defined contribution employee benefit plan that permits its employees, subject to certain eligibility requirements, to contribute up to 15% of their qualified compensation to the plan. The Company matches 100% of the employees' contributions up to 3% of the employees' annual qualified compensation. The Company's matching contribution vests ratably over three years. The Company's contributions to the plan for the Predecessor years ended December 31, 2003 and December 29, 2004 and the Predecessor period December 30, 2004 to November 17, 2005, and the Successor period November 18, 2005 to December 28, 2005, were approximately $227,000, $239,000, $259,000 and $34,000, respectively.

20. STOCK OPTIONS

      As of December 31, 2003, December 29, 2004 and November 17, 2005, options to purchase 103,500, 84,117 and 82,617 shares, respectively, of common stock of Holdings at the fair value of the shares at the date of grant were outstanding. As of December 28, 2005, options to purchase 277,608 shares of common stock of CAC at the fair value of the shares at the date of grant were outstanding. Included in that amount are 81,835 options that are fully vested; the remaining options vest 100% on the seventh anniversary of the grant date, 100% upon a change of control at CAC if certain conditions are met, or partially vest upon the Company's attaining annual financial or other goals, with the remaining unvested portion vesting on the seventh anniversary of the grant date.

      Changes in stock options for the Predecessor years ended December 31, 2003 and December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 are as follows:

Predecessor	Shares	Weighted- Average Exercise Price(3)	Options Exercisable
Outstanding—December 25, 2002	97,000	$37.18	38,200
Grants (weighted-average fair value of $16.77 per share)	7,500	27.79
Canceled	(1,000)	24.35

Outstanding—December 31, 2003	103,500	29.06	47,671
Grants (weighted-average fair value of $14.51 per share)	7,500	47.30
Exercised	(23,903)	8.27
Canceled	(2,980)	18.36

Outstanding—December 29, 2004	84,117	15.96	31,800
Grants (weighted-average fair value of $12.28 per share)	1,250	36.56
Exercised	(2,500)	11.27
Canceled	(250)	17.61

Outstanding—November 17, 2005	82,617	20.70	82,617	(1)

Successor
Outstanding—November 18, 2005	—		—
Converted from Holdings options(2)	81,835	8.75
Grants (weighted-average fair value of $29.56 per share)	195,773	86.43

Outstanding—December 28, 2005	277,608	63.53	81,835

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Concurrent with and because of the Acquisition, 82,617 options of Holdings became fully vested. 47,976 of these options were purchased by CAC in connection with the Acquisition. The remaining options were exchanged for options in CAC (see Note 2 below).

(2)	At the date of the Acquisition all previously outstanding options became fully vested. Existing option holders were allowed to exchange all or a portion of their Holdings' options for CAC options. The CAC options received had the same intrinsic value as the Holdings' option that were relinquished. These options were included as a portion of purchase consideration in the Acquisition.

(3)	The weighted average exercise prices have been retroactively adjusted to reflect the reduction in exercise prices that occurred as a result of the December 2003 and March 2004 dividends that were paid to Holdings. See detailed discussion of the dividends and related effect on the stock options in the following paragraph.

      Effective with the December 2003 completion of the 2009 Notes offering described in Note 10, Intermediate redeemed $20,100,000 of its preferred stock and paid a dividend to Holdings of $49,899,000, which applied the proceeds to pay a cash dividend to its stockholders. The redemption and dividend effectively reduced the fair value of the stock options outstanding at the date of the offering. To partially offset the effects of the dividend, the Board of Directors reduced the exercise price of the outstanding options by 54.6% in order to maintain consistency before and after the redemption and the dividend in (i) the aggregate intrinsic value of the option awards and (ii) the ratio of the exercise price per share to the fair market value per share. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, such reduction in the exercise price was not considered to be a modification requiring variable accounting treatment. The Board of Directors also approved a bonus for up to $2,900,000 to be paid to the option holders at various dates through 2008 contingent upon continued employment with the Company. As of December 31, 2003, approximately $1,900,000 of the bonus had been earned, and was paid in 2004. As of December 29, 2004, an additional bonus of approximately $600,000 had been earned but not yet paid, and is reflected in accrued salaries in the accompanying consolidated financial statements. The remaining $400,000 of bonus was paid in conjunction with the Acquisition. All such bonuses were recorded as payroll and benefits expense when earned.

      Effective with the March 2004 completion of the 2010 Notes offering described in Note 10, Intermediate paid a dividend to Holdings of $37,000,000, which applied the proceeds to pay a cash dividend to its stockholders. The dividend effectively reduced the fair value of the stock options outstanding at the date of the offering. To partially offset the effects of the reduction, the Board of Directors of Holdings reduced the exercise price of the outstanding options by 53.0% in order to maintain consistency before and after the redemption and the dividend in (i) the aggregate intrinsic value of the option awards and (ii) the ratio of the exercise price per share to the fair market value per share. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, such reduction in the exercise price was not considered to be a modification requiring variable accounting treatment. The Board of Directors of EPL also approved a bonus for up to $2,300,000 to be paid to the option holders at various dates through 2009 contingent upon continued employment with the Company. In April 2004, approximately $1,300,000 was paid to the option holders. As of December 29, 2004, approximately $500,000 of the bonus had been earned, but not yet paid, and is reflected in accrued salaries in the accompanying financial statements. The remaining $500,000 of bonus was paid in conjunction with the Acquisition and recorded as payroll and benefits expense.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      Outstanding stock options at December 28, 2005 are summarized as follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.98	17,694	4.13	$2.98	17,694	$2.98
$7.56	24,026	5.29	7.56	24,026	7.56
$9.68-$11.77	33,369	6.70	10.67	33,369	10.67
$15.48-$20.60	6,746	8.85	18.59	6,746	18.59
$86.43	195,773	9.90	86.43	—	—

	277,608	8.70	$63.53	81,835	$8.75

      In the event of the successful completion of an initial public offering of the Company's common shares, 50% of the then unvested options to purchase shares of CAC common stock will vest immediately upon consummation of an offering. Those options along with any previously vested options will be converted into options to purchase shares of the Company's common stock and will remain exercisable in accordance with the terms of the original grant. The other 50% of the then unvested options shall automatically terminate and the optionees shall be entitled to receive grants of the Company's restricted stock with an aggregate economic value equal to the fair market value (measured at the close of business of the first day of public trading) of the shares of CAC common stock into which the terminated unvested options were exercisable minus the aggregate exercise price of such options. In accordance with APB Opinion No. 25, no expense was recorded and none will be recognized for options whose vesting will accelerate upon completion of an initial public offering as these terms were specified in the original December 2005 option agreement that was executed in connection with the Acquisition and do not represent modifications of original terms.

      The Company accounts for unvested options that will be cancelled and replaced with restricted stock upon completion of an initial public offering using variable accounting which requires the Company to recognize expense in future reporting periods based on the change in incremental value of the award at each reporting period. No compensation expense related to such award has been recognized during the Successor period November 18, 2005 to December 28, 2005 due to the insignificant change in the fair value of the Company's common stock from the date of grant of the award, December 15, 2005, to the reporting date, December 28, 2005.

      At the date of cancellation of the original award and issuance of the replacement award upon completion of an offering, the Company will begin applying SFAS 123(R) to the award. SFAS 123(R) requires recording compensation expense for the incremental cost (the difference between the fair value of the award immediately before and after the modification) plus any unamortized intrinsic value computed on the modification date. As the fair value of the award will be equivalent before and after the modification, there will be no incremental cost related to this stock award upon modification. However, compensation expense will be recorded for the unamortized intrinsic value computed on the modification date.

21. COMMITMENTS AND CONTINGENCIES

      On or about April 16, 2004, two former employees and one current employee filed a class action suit in the Superior Court of the State of California, County of Los Angeles, against EPL on behalf of all putative class members (former and current general managers and restaurant managers from April 2000 to present) alleging certain violations of California labor laws, including alleged improper classification of general managers and restaurant managers as exempt employees. Plaintiffs' requested remedies include compensatory damages for unpaid wages, interest, certain

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statutory penalties, disgorgement of alleged profits, punitive damages and attorneys' fees and costs as well as certain injunctive relief. The complaint was served on EPL on April 19, 2004. The court has ordered the class action stayed pending the arbitration of one of the named putative class plaintiffs as a result of his execution of a mandatory arbitration agreement with EPL. While the Company intends to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, the Company cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. If a class were ultimately certified, any settlement of or judgment arising from such lawsuit could be material, and the Company cannot give any assurance that the Company would have the resources available to pay such settlement or judgment.

      On or about October 18, 2005, Salvador Amezcua, on behalf of himself and all others similarly situated, filed a purported class action complaint against EPL in the Superior Court of the State of California, County of Los Angeles. This action alleges certain violations of California labor laws and the California Business and Professions Code, based on, among other things, failure to pay overtime compensation, failure to provide meal periods, unlawful deductions from earnings and unfair competition. Plaintiffs' requested remedies include compensatory and punitive damages, injunctive relief, disgorgement of profits and reasonable attorneys' fees and costs. EPL was served with this complaint on December 16, 2005. The court has ordered that the case be deemed complex and assigned it to the complex litigation panel. While the Company intends to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, the Company cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. Any settlement of or judgment with a negative outcome arising from such lawsuit could have an adverse material impact.

      On June 14, 2005, the American Disability Institute, a non-profit Pennsylvania corporation, on behalf of itself and all others similarly situated, Orlando Hardy, Jr. and Joann Montes, filed a purported class action complaint against EPL in the United States District Court, Central District of California, Western Division. This action alleged violations of the Americans With Disabilities Act of 1990, the Unruh Civil Rights Act in California and the California Disabled Persons Act, based on, among other things, denying plaintiffs full and equal access and accommodations to our facilities. Plaintiffs' requested remedies included certification of the class, injunctive relief, statutory damages and reasonable attorneys' fees and costs. The parties entered into a confidential settlement agreement dated February 1, 2006, which agreement provided, among other things, for a lump sum payment to the plaintiffs. The amounts related to the settlement were accrued as of December 28, 2005, which related to the period in which the settlement was determined to be both probable and estimable. The accrual was not material to the Company's results of operations and was adequate to provide for the lump sum payment to the plaintiffs.

      The contractual rights to use the name El Pollo Loco® and certain related trademarks and intellectual property in Mexico were assigned to EPL in 1996, pursuant to an agreement between EPL and a company controlled by Jose Francisco Ochoa, the founder of the first El Pollo Loco restaurant in Mexico and the United States. As consideration for the assignment of such rights, EPL agreed, subject to the terms and conditions of the agreement, to use commercially reasonable efforts to develop a minimum number of restaurants in Mexico by February 2006 and to pay certain fees for each such restaurant that EPL develops. On March 31, 2004, EPL-Mexico filed suit against EPL in state court in Laredo, Texas alleging, among other things, that EPL breached its agreement with EPL-Mexico by failing to exploit the trademarks and develop new restaurants in Mexico and claiming that the right to use the name El Pollo Loco® in Mexico should revert to EPL-Mexico. EPL-Mexico also initiated an “amparo” proceeding, which is an administrative challenge under Mexican law, to EPL's ownership of the trademarks before the Mexican Intellectual Property Institute. This proceeding was resolved in favor of EPL by Mexico's Supreme

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Court of Justice of the Nation. EPL successfully removed the Texas action to federal court and EPL has filed a counterclaim against EPL-Mexico to defend its rights to the trademarks in Mexico. The Company believes that EPL-Mexico's claims are without merit and that, based on the rights we possess pursuant to the agreement, EPL possesses adequate legal and contractual rights to use the intellectual property in question in Mexico. However, failure to prevail in this action could result in the loss of EPL's ownership in Mexico of the El Pollo Loco trademarks and intellectual property at issue, which could affect the EPL brand in the United States and elsewhere.

      The Company is also involved in various other claims and legal actions that arise in the ordinary course of business. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's financial position, results of operations, liquidity and capital resources. A significant increase in the number of these claims or an increase in amounts owing under successful claims could materially adversely affect the Company's business, financial condition, results of operation and cash flows.

22. RELATED PARTY TRANSACTIONS

      Until November 18, 2005, EPL was a party to a Management Consulting Agreement with American Securities Capital Partners, L.P., which is an affiliate of the former majority owner of El Pollo Loco Holdings, Inc., pursuant to which ASCP provided EPL with certain management services. The annual fee for ASCP's services was approximately $400,000 plus its reasonable expenses. During the fiscal years ended December 31, 2003 and December 29, 2004 and the Predecessor period from December 30, 2004 to November 17, 2005, $439,000, $492,000 and $435,000, respectively, were expensed and paid to ASCP for managerial services and expenses.

      CAC is currently a party to a Monitoring and Management Services Agreement with Trimaran Fund Management, an affiliate of the majority owner of Holdings. The agreement provides for the payment of certain transaction fees payable by CAC to Trimaran Fund Management (1) in connection with future investment banking and related services and for the reimbursement by CAC of expenses incurred by Trimaran Fund Management in connection with such services, if Trimaran Fund Management determines to provide such services and (2) if the agreement is terminated in connection with the consummation of an initial public offering of CAC or any of its subsidiaries. Under the terms of the agreement, Trimaran Fund Management was paid a fee of approximately $7.0 million for services provided in connection with the Acquisition and is entitled to annual fees of approximately $500,000 plus reasonable expenses. During fiscal year ended December 28, 2005, $59,000 was expensed and paid to Trimaran Fund Management. These amounts are included in other operating expenses in the accompanying consolidated statements of income and comprehensive income.

      The Company had receivables (payables) from affiliates of $218,000 and $(25,000) as of December 29, 2004 and December 28, 2005, respectively.

      The “deemed dividend” to stockholders relates to costs that Holdings' previous majority stockholder, American Securities Capital Partners and its affiliates (“ASCP”), incurred in connection with the Acquisition. These costs, which consisted primarily of underwriting, legal and advisory fees, were paid by EPL on behalf of ASCP. Such costs were reflected as a deemed dividend in the consolidated statement of stockholders' equity (deficiency) and recorded as a liability as of November 17, 2005. Additionally, this transaction was disclosed as a non-cash transaction in the consolidated statement of cash flows as of November 17, 2005. Upon actual payment of such costs to vendors on behalf of ASCP, the Company treated such disbursement as a cash outflow for the acquisition of Holdings in the consolidated statement of cash flow for the period from November 18, 2005 to December 28, 2005.

      Trimaran Fund II, L.L.C. and its affiliates indirectly own approximately 99.6% of the outstanding common stock of the Company and have significant influence over all matters

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requiring the approval of the Company's stockholders. These matters include the election of a majority or more of the Company's directors, the appointment of new management and the approval of any action requiring the vote of the Company's stockholders, including the adoption of amendments to the Company's certificate of incorporation and by-laws and approval of mergers or sales of substantially all the Company's assets and the election or removal of the Company's entire board of directors. In addition, the directors elected by Trimaran Fund II, L.L.C. and its affiliates are able to make decisions affecting the Company's capital structure, including decisions to issue additional capital stock and incur additional debt.

23. EARNINGS (LOSS) PER SHARE

      Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding plus the dilutive effect of outstanding stock options using the treasury stock method. The number of anti-dilutive options excluded from the earnings (loss) per share calculation for the Predecessor year ended December 31, 2003, the Predecessor year ended December 29, 2004, the Predecessor period December 30, 2004 to November 17, 2005 and the Successor period November 18, 2005 to December 28, 2005 was 0, 7,500, 82,617 and 277,608 shares, respectively.

      The following table (presented in thousands, except per share amounts) is a reconciliation of the earnings (loss) and share amounts used in the calculation of basic earnings (loss) per share and diluted earnings (loss) per share:

	Predecessor			Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Net income (loss)	$7,359	$1,353	$(11,209)	$(588)
Weighted average common shares outstanding	1,007	1,022	1,032	810

Basic income (loss) per share	$7.31	$1.32	$(10.86)	$(0.73)

Shares used in computing basic income (loss) per share	1,007	1,022	1,032	810
Dilutive effect of stock plans	47	50	—	—

Shares used in computing diluted income (loss) per share	1,054	1,072	1,032	810

Diluted income (loss) per share	$6.98	$1.26	$(10.86)	$(0.73)

24. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following tables present selected quarterly financial data for the periods ended as indicated (in thousands, except per share data):

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      For the Successor period from November 18, 2005 to December 28, 2005:

	Successor
	2005
	1st	2nd	3rd	4th
Operating revenue	$—	$—	$—	$26,269
Operating income	—	—	—	2,404
Loss before provision for income taxes	—	—	—	(981)
Net loss	—	—	—	(588)
Basic loss per share	$—	$—	$—	$(0.73)
Diluted loss per share	$—	$—	$—	$(0.73)

      For the Predecessor period from December 30, 2004 to November 17, 2005:

	Predecessor
	2005
	1st(1)	2nd(2)	3rd(3)	4th(4)
Operating revenue	$54,670	$61,166	$61,561	$33,531
Operating income (loss)	4,922	6,971	8,296	(323)
Income (loss) before provision for income taxes	186	2,206	3,559	(24,811)
Net income (loss)	107	1,446	2,100	(14,862)
Basic income (loss) per share	$0.10	$1.40	$2.03	$(14.39)
Diluted income (loss) per share	$0.10	$1.29	$1.88	$(14.39)

      For the Predecessor year ended December 29, 2004:

	Predecessor
	2004
	1st	2nd(5)	3rd(6)	4th
Operating revenue	$53,841	$55,689	$56,507	$52,999
Operating income	6,324	3,120	5,271	4,691
Income (loss) before provision for income taxes	2,742	(1,723)	396	(34)
Net income (loss)	1,608	(1,030)	850	(75)
Basic income (loss) per share	$1.60	$(1.02)	$0.82	$(0.07)
Diluted income (loss) per share	$1.48	$(1.02)	$0.78	$(0.07)

(1)	Includes an impairment charge of $0.2 million for one under-performing company-operated restaurant.

(2)	Includes an impairment charge of $0.9 million for one under-performing company-operated restaurant.

(3)	Includes a ($0.3) million gain on the sale of land.

(4)	Includes $2.7 million in expenses related to the sale of the Company to CAC, $15.7 million in tender premium due to the retirement of the 2009 and 2010 Notes and $6.1 million in write-off of deferred finance fees also due to the retirement of the 2009 and 2010 Notes and the SunTrust notes payable.

(5)	Includes $1.6 million in expenses for bonuses for option holders related to the revaluation of stock options.

(6)	Includes a ($0.4) million gain on the sale of two company-operated restaurants to a franchisee and a $0.6 million impairment charge for one under-performing company operated restaurant and a ($0.4) reversal of a prior year reserve for an income tax contingency.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25. PRO FORMA BASIC AND DILUTED LOSS PER SHARE (UNAUDITED)

      Pro forma basic loss per share is computed by dividing net loss by the weighted-average number of pro forma common shares outstanding during the period. The weighted-average number of common shares was determined on a pro forma basis assuming the following occurred on the first day of the period: (i) the conversion of shares of CAC common stock and options to purchase shares of CAC common stock into shares of the Company's common stock and options to purchase shares of the Company's common stock, (ii) the termination of unvested options to purchase shares of the Company's common stock in exchange for shares of nonvested stock of the Company and (iii) the issuance of             shares in the Company's initial public offering of common stock whose proceeds will be utilized to fund payments to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services provided in connection with the initial public offering.

      Pro forma diluted net loss per share gives effect to all potentially dilutive securities. The number of anti-dilutive options excluded from the pro forma diluted loss per share calculation for the Predecessor period December 30, 2004 to November 17, 2005 and the Sucessor period November 18, 2005 and December 28, 2005 was             and            , respectively. Pro forma basic and diluted weighted-average shares outstanding was computed as follows:

	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Historical common shares outstanding
Pro forma shares issued for the conversion of shares
Pro forma shares issued to fund payments to Trimaran
Total pro forma weighted-average shares outstanding—Basic
Total pro forma weighted-average shares outstanding—Diluted

EL POLLO LOCO HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	December 28, 2005	June 28, 2006	Pro Forma June 28, 2006(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,552	$1,678
Notes and accounts receivable—net	2,998	3,750
Inventories	1,372	1,349
Prepaid expenses and other current assets	3,189	4,034
Income taxes receivable	3,825	1,231
Deferred income taxes	1,520	1,520	2,520

Total current assets	16,456	13,562	14,562

PROPERTY OWNED—Net	69,121	68,948

PROPERTY HELD UNDER CAPITAL LEASES—Net	2,186	1,911

GOODWILL	276,029	278,264
DOMESTIC TRADEMARKS	120,700	120,700
OTHER INTANGIBLE ASSETS—Net	13,698	12,820
OTHER ASSETS	11,554	11,997

TOTAL ASSETS	$509,744	$508,202	$509,202

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$2,775	$—
Current portion of note payable	1,045	1,045
Current portion of obligations under capital leases	1,264	1,230
Accounts payable	10,215	10,104
Accrued salaries	4,184	2,886
Accrued vacation	1,728	1,817
Accrued insurance	3,539	3,583
Accrued interest	2,631	2,627
Accrued advertising	911	1,440
Other accrued expenses and current liabilities	3,683	3,691	7,691
Amounts due to Predecessor stockholders	3,825	3,825

Total current liabilities	35,800	32,248	36,248

NONCURRENT LIABILITIES:
Senior secured notes (2009 Notes)	250	250
Senior unsecured notes (2013 Notes)	123,425	123,548
PIK Notes (2014 Notes)	22,889	24,540
Note payable—less current portion	103,455	102,933
Obligations under capital leases—less current portion	5,211	4,655
Deferred income taxes	34,383	34,324
Other intangible liabilities—net	9,037	8,168
Other noncurrent liabilities	3,603	4,247

Total noncurrent liabilities	302,253	302,665

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, $.10 par value—2,000,000 shares authorized and 810,233 shares issued and outstanding at December 28, 2005 and June 28, 2006; 10,000,000 shares authorized and 1,918,807 shares issued and outstanding on a pro forma basis at June 28, 2006	81	81	192
Additional paid-in-capital	172,198	172,547	172,436
Accumulated deficit	(588)	661	(2,339)

Total stockholders' equity	171,691	173,289	170,289

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$509,744	$508,202	$509,202

(1)	Pro forma amounts represent only those amounts that changed. All other line items remained consistent with balances presented at June 28, 2006.

See notes to condensed consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
13 WEEKS AND 26 WEEKS ENDED JUNE 29, 2005 AND JUNE 28, 2006
(Amounts in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Predecessor June 29, 2005	Successor June 28, 2006	Predecessor June 29, 2005	Successor June 28, 2006
OPERATING REVENUE:
Restaurant revenue	$57,176	$61,678	$108,335		$120,829
Franchise revenue	3,990	4,180	7,501		8,197

Total operating revenue	61,166	65,858	115,836		129,026

OPERATING EXPENSES:
Product cost	18,089	19,043	34,302		38,008
Payroll and benefits	14,521	15,873	28,094		30,838
Depreciation and amortization	3,595	2,504	7,077		4,880
Other operating expenses	17,990	19,304	34,470		39,034

Total operating expenses	54,195	56,724	103,943		112,760

OPERATING INCOME	6,971	9,134	11,893		16,266
INTEREST EXPENSE—Net	4,765	7,099	9,501		14,218

INCOME BEFORE PROVISION FOR INCOME TAXES	2,206	2,035	2,392		2,048
PROVISION FOR INCOME TAXES	760	793	839		799

NET INCOME	$1,446	$1,242	$1,553		$1,249

Basic income per share	$1.40	$1.53	$1.50		$1.54
Diluted income per share	$1.29	$1.53	$1.39		$1.54
Basic weighted average common shares	1,033	810	1,033		810
Diluted weighted average common shares	1,117	810	1,117		810
Pro forma basic income per share				$

Pro forma diluted income per share				$

Pro forma basic weighted average common shares

Pro forma diluted weighted average common shares

See notes to condensed consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
26 WEEKS ENDED JUNE 29, 2005 AND JUNE 28, 2006
(Amounts in thousands)

	26 Weeks Ended June 30,
	Predecessor 2005	Successor 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,553	$1,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and intangible assets	7,077	4,880
Stock-based compensation expense	—	321
Interest accretion	2,584	1,774
Gain on disposal of assets	(143)	—
Asset impairment	1,047	—
Amortization of deferred financing costs	813	653
Amortization of leasehold interest	(748)	(219)
Deferred income taxes	—	(59)
Changes in operating assets and liabilities:
Notes and accounts receivable—net	(336)	(752)
Inventories	32	23
Prepaid expenses and other current assets	(475)	(845)
Income taxes receivable/payable	837	2,594
Other assets	(175)	89
Accounts payable	1,290	195
Accrued salaries and vacation	(715)	(1,209)
Accrued insurance	94	44
Other accrued expenses and current and noncurrent liabilities	1,194	1,177

Net cash provided by operating activities	13,929	9,915

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from asset disposition	483	—
Purchase of other assets	(1,086)
Purchase of property	(6,295)	(4,713)
Payment of acquisition costs	—	(2,022)

Net cash used in investing activities	(6,898)	(6,735)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	10	28
Payment of obligations under capital leases	(653)	(590)
Payments on debt	(2,697)	(3,297)
Payment of deferred financing costs	(4)	(1,195)

Net cash used in financing activities	(3,344)	(5,054)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$3,687	$(1,874)
CASH AND CASH EQUIVALENTS—Beginning of period	5,916	3,552

CASH AND CASH EQUIVALENTS—End of period	$9,603	$1,678

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest (net of amounts capitalized)	$5,509	$12,115

Income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Unpaid purchases of property and equipment	$624	$306

See notes to condensed consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements are unaudited. El Pollo Loco Holdings, Inc. (“Holdings”) and its wholly-owned subsidiaries, EPL Intermediate, Inc. (“Intermediate”) and El Pollo Loco, Inc. (“EPL”) (collectively, the “Company”) prepared these condensed consolidated financial statements in accordance with Article 10 of Regulation S-X. In compliance with those instructions, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

      The accompanying condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.

      The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K (File No. 333-115644) as filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2006.

      The Company uses a 52-, 53-week fiscal year ending on the last Wednesday of the calendar year. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Fiscal year 2005, which ended December 28, 2005, and fiscal year 2006, which will end December 27, 2006, are both 52-week fiscal years. For simplicity of presentation, the Company has described the 13-week periods ended June 29, 2005 and June 28, 2006 as June 30, 2005 and 2006, respectively.

      The Company is a wholly-owned indirect subsidiary of Chicken Acquisition Corp (“CAC”) which is owned by Trimaran Pollo Partners, LLC (the “LLC”). The Company’s activities are performed principally through its wholly-owned subsidiary, El Pollo Loco, Inc. (“EPL”), which develops, franchises, licenses, and operates quick-service restaurants under the name El Pollo Loco®.

2. ACQUISITION OF THE COMPANY

      On September 27, 2005, Holdings entered into a stock purchase agreement (the “Stock Purchase Agreement”) among CAC, Holdings, Intermediate, EPL, the equity holders of Holdings, and American Securities Capital Partners, L.P. (“ASCP”). Pursuant to the Stock Purchase Agreement, CAC, an affiliate of Trimaran Fund II, L.L.C., agreed to purchase (the “Acquisition”) all of Holdings’ issued and outstanding common stock (other than certain shares exchanged by existing shareholders, including management, representing approximately 7.3% of Holdings). On November 18, 2005, Holdings, CAC, and the other parties to the Stock Purchase Agreement completed the Acquisition. The Company prior to the Acquisition is referred to as the “Predecessor”and after the Acquisition is referred to as the “Successor.”

      The Acquisition was accounted for as purchase of Holdings by CAC in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” The aggregate purchase price was $435.9 million, consisting of $204.5 million of cash, net of $19.6 million cash acquired, $16.8 million of stock and options in Holdings, $9.3 million of direct acquisition costs (which included $7.0 million paid to Trimaran Management, LLC, an entity related to CAC, for services performed and expenses incurred in connection with the Acquisition), and $185.7 million of debt that was refinanced or assumed in connection with the Acquisition.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The purchase price allocation was based on estimates of the fair value of the assets acquired and liabilities assumed as determined by an independent valuation company. The valuation is being finalized. The final determination of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts included in these financial statements. Goodwill was adjusted for various liabilities that were identified during the current period. Adjustments to the purchase price allocation are expected to be finalized during fiscal 2006.

      The following transactions occurred in connection with the Acquisition and are reflected in the Successor’s consolidated financial statements:

•	a cash investment made by CAC totaling $155.5 million;

•	a contribution of shares and options of Holdings with a fair value of $16.8 million;

•	the execution of a credit agreement governing new senior secured credit facilities providing for a $104.5 million term loan, drawn at closing, and a $25.0 million revolving credit facility, of which $2.8 million was drawn down at closing (see further description below);

•	$123.4 million received related to the issuance and sale of $125.0 in aggregate principal amount at maturity 11 3/4% senior notes (see description of 2013 Notes below);

•	$22.5 million received related to the issuance and sale of $39.3 million in aggregate principal amount at maturity 14.5% senior discount notes (see description of 2014 Notes below); and

•	$9.6 million of deferred financing fees incurred in connection with the borrowings described above.

      The following activities occurred with respect to the existing indebtedness of the Predecessor and its subsidiary that was refinanced by the Successor and its subsidiary:

•	In October 2005, EPL commenced a tender offer to purchase for cash any and all outstanding 9 1⁄4% Senior Secured Notes due 2009 (the “2009 Notes”), and Intermediate commenced a tender offer to purchase for cash any and all outstanding 12 1⁄2% Senior Discount Notes due 2010 (the “2010 Notes”). EPL and Intermediate also solicited consents to amend the indentures governing the 2009 and 2010 Notes to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. As of June 30, 2006, all of the 2010 Notes have been purchased for cash, and all except for $250,000 in aggregate principal amount of the 2009 Notes have been purchased for cash. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

•	On November 18, 2005, EPL Intermediate Finance Corp., a Delaware corporation (“Intermediate Finance”) issued $39,342,000 aggregate principal amount at maturity of 14 1⁄2% Senior Discount Notes due 2014 (the “2014 Notes”). Intermediate Finance merged with and into Intermediate, with Intermediate surviving the merger and assuming Intermediate Finance’s obligations under the notes and the related indenture. On November 18, 2005, EPL Finance Corp., a Delaware corporation (“EPL Finance”), issued $125,000,000 aggregate principal amount at maturity of 11 3⁄4% Senior Notes due 2013 (the “2013 Notes”). The 2013 Notes are guaranteed by Intermediate. EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance’s obligations under the notes and the related indenture.

•	On November 18, 2005, EPL entered into senior secured credit facilities with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions and institutional lenders. The senior secured credit facilities provide for an $104.5 million term loan and $25.0 million in revolving availability. In connection therewith, EPL’s prior credit facility with SunTrust Bank was paid off in full.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. ASSET IMPAIRMENT

      The Company periodically reviews the performance of company-operated stores for indicators of asset impairment. If the Company concludes that the carrying value of certain assets will not be recovered based on expected undiscounted future cash flows, an impairment write-down is recorded to reduce the assets to their estimated fair value. As a result of this review, the Company recorded an impairment charge of approximately $0.2 million in March 2005 for one under-performing company-operated store that will continue to be operated and $0.9 million in June 2005 for one under-performing company-operated store that will also continue to be operated. The impairment charges are included in other operating expenses in the accompanying condensed consolidated statements of income.

4. STOCK-BASED COMPENSATION

      As of June 30, 2006, options to purchase 292,866 shares of common stock of CAC at the fair value of the shares at the date of grant were outstanding. Included in that amount are 81,540 options that are fully vested; the remaining options vest 100% on the seventh anniversary of the grant date, 100% upon a change of control at CAC if certain conditions are met, or partially vest upon the Company’s attaining annual financial or other goals, with the remaining unvested portion vesting on the seventh anniversary of the grant date.

      In the event of a successful completion of an initial public offering of the Company’s common shares, 50% of the then unvested options to purchase shares of CAC common stock will vest 100% immediately upon consummation of an offering. Those options along with any previously vested options will be converted into options to purchase shares of the Company’s common stock and will remain exercisable in accordance with the terms of the original grant. The other 50% of the then unvested options shall automatically terminate and the optionees shall be entitled to receive grants of the Company’s restricted stock with an aggregate economic value equal to the fair market value (measured at the close of business of the first day of public trading) of the shares of CAC common stock into which the terminated unvested options were exercisable minus the aggregate exercise price of such options.

      In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment,’’ (SFAS 123(R)) which requires companies to expense the estimated fair value of employee stock options and similar awards based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. The Company adopted the provisions of SFAS 123(R) on December 29, 2005 using a prospective application. Under the prospective application, SFAS 123(R), applies to new awards and any awards that are modified or cancelled subsequent to the date of adoption of SFAS 123(R). Prior periods are not revised for comparative purposes. Because the Company used the minimum value method for its pro forma disclosures under SFAS 123, existing options will continue to be accounted for in accordance with APB Opinion No. 25 unless such options are modified, repurchased or cancelled after the effective date.

      In order to meet the fair value measurement objective, the Company utilizes the Black-Scholes option-pricing model to value compensation expense for share-based awards granted beginning in fiscal 2006 and developed estimates of various inputs including forfeiture rate, expected term life, expected volatility, and interest rate. The forfeiture rate is based on historical rates and reduces the compensation expense recognized. The expected term of options granted is derived from both historical and forecasted exercise activity for options granted within a specified date range. The risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of the Company’s employee stock options. Expected volatility is based on the comparative industry entity data. The Company does not anticipate

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero for option valuation.

      The weighted-average estimated fair value of employee stock options granted during the 26 weeks ended June 30, 2006 was $43.59 per share using the Black-Scholes model with the following weighted-average assumptions used to value the option grants:

26 weeks ended June 30, 2006
Expected volatility	41%
Expected term life	7.0 years
Forfeiture rate	1.22%
Risk free interest rates	4.46%
Expected dividend	0%

      Under the prospective method of SFAS 123R, compensation expense was recognized during the 26 weeks ended June 30, 2006 for all stock based payments granted after December 28, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. During the 13 weeks and 26 weeks ended June 30, 2006, the Company recognized share-based compensation expense before tax of $29,000 and $56,000, respectively, related to stock option grants after December 28, 2005. This expense was included in other operating expenses. This incremental stock based compensation expense caused a decrease to net income of $17,000 and $34,000 during the 13 weeks and 26 weeks ended June 30, 2006, respectively.

      Upon consummation of an offering, the Company would incur compensation expense related to the immediate vesting of 50% of the unvested portion of the options granted in 2006. The expense will be determined by calculating 50% of the unrecognized compensation cost as of the date of the completion of the offering.

      For options granted prior to the adoption of SFAS 123(R), the Company accounts for unvested options in accordance with APB Opinion No. 25. No expense has been recorded and none will be recognized for options whose vesting will accelerate upon completion of an initial public offering as these terms were specified in the original December 2005 option agreement that was executed in connection with the Acquisition and do not represent modifications of original terms.

      The Company accounts for unvested options that will be cancelled and replaced with restricted stock upon completion of an initial public offering using variable accounting which requires the Company to recognize expense in future reporting periods based on the change in incremental value of the award at each reporting period. For the thirteen and twenty six weeks ended June 30, 2006, compensation expense of $0 and $265,000, respectively, was recognized, which caused a decrease to net income of $0, and $162,000, respectively. At the date of cancellation of the original award and issuance of the replacement award upon completion of an offering, the Company will begin applying SFAS 123(R) to the award. SFAS 123(R) requires recording compensation expense for the incremental cost (the difference between the fair value of the award immediately before and after the modification) plus any unamortized intrinsic value computed on the modification date. As the fair value of the award will be equivalent before and after the modification, there will be no incremental cost related to this stock award upon modification. However, compensation expense will be recorded for the unamortized intrinsic value computed on the modification date.

      As of June 30, 2006, there was approximately $5.6 million of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining vesting period of approximately 6.5 years or earlier upon the successful completion of an initial public offering of the Company’s common stock.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      Changes in stock options for the 26 weeks ended June 30, 2006 are as follows:

	Shares	Weighted- Average Exercise Price	Options Exercisable

Outstanding—December 28, 2005	277,608	$63.53	81,835
Grants (weighted-average fair value of $43.59 per share)	17,778	$86.43
Exercised	(295)	$10.80
Forfeited	(2,225)	$86.43

Outstanding—June 30, 2006	292,866	$64.80	81,540

      Outstanding stock options at June 30, 2006 are summarized as follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.98	17,694	3.88	$2.98	17,694	$2.98
$7.56	24,026	5.04	$7.56	24,026	$7.56
$9.68-$11.77	33,074	6.44	$10.67	33,074	$10.67
$15.48-$20.60	6,746	8.60	$18.59	6,746	$18.59
$86.43	211,326	9.70	$86.43	—	$—

	292,866	8.50	$64.80	81,540	$8.74

      The weighted average remaining contractual life for options exercisable as of June 30, 2006 was 5.4 years.

      The aggregate intrinsic value of options outstanding and options exercisable as of June 30, 2006 was $21.8 million and $10.6 million, respectively. The intrinsic value is calculated as the difference between the market value as of June 30, 2006 and the exercise price of the options outstanding and options exercisable.

5. COMMITMENTS AND CONTINGENCIES

      On or about April 16, 2004, three former, employees, Elias, Ramirez and Rivera, filed a class action suit in the Superior Court of the State of California, County of Los Angeles, against EPL on behalf of all putative class members (former and current general managers and restaurant managers from April 2000 to present) alleging certain violations of California labor laws, including alleged improper classification of general managers and restaurant managers as exempt employees. Plaintiffs’ requested remedies include compensatory damages for unpaid wages, interest, certain statutory penalties, disgorgement of alleged profits, punitive damages and attorneys’ fees and costs as well as certain injunctive relief. The complaint was served on EPL on April 19, 2004. The court has ordered the class action stayed pending the arbitration of one of the named putative class plaintiffs as a result of his execution of a mandatory arbitration agreement with EPL. While the Company intends to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, the Company cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. If a class were ultimately certified, any settlement of or judgment arising from such lawsuit could be material, and the Company cannot give any assurance that the Company would have the resources available to pay such settlement or judgment.

      On or about October 18, 2005, Salvador Amezcua, on behalf of himself and all others similarly situated, filed a purported class action complaint against EPL in the Superior Court of

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the State of California, County of Los Angeles. This action alleges certain violations of California labor laws and the California Business and Professions Code, based on, among other things, failure to pay overtime compensation, failure to provide meal periods, unlawful deductions from earnings and unfair competition. Plaintiffs’ requested remedies include compensatory and punitive damages, injunctive relief, disgorgement of profits and reasonable attorneys’ fees and costs. EPL was served with this complaint on December 16, 2005. The court has ordered the case designated as “complex” and related to the Elias case referenced above, and both cases have been assigned to the complex litigation panel. While the Company intends to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. Thus, the Company cannot at this time determine the likelihood of an adverse judgment or a likely range of damages in the event of an adverse judgment. Any settlement of or judgment with a negative outcome arising from such lawsuit could have an adverse material impact.

      On June 14, 2005, the American Disability Institute, a non-profit Pennsylvania corporation, on behalf of itself and all others similarly situated, Orlando Hardy, Jr. and Joann Montes, filed a purported class action complaint against EPL in the United States District Court, Central District of California, Western Division. This action alleged violations of the Americans With Disabilities Act of 1990, the Unruh Civil Rights Act in California and the California Disabled Persons Act, based on, among other things, denying plaintiffs full and equal access and accommodations to our facilities. Plaintiffs' requested remedies included certification of the class, injunctive relief, statutory damages and reasonable attorneys' fees and costs. The parties entered into a confidential settlement agreement dated February 1, 2006, which agreement provided, among other things, for a lump sum payment to the plaintiffs. The amounts related to the settlement were accrued as of December 28, 2005, which related to the period in which the settlement was determined to be both probable and estimable. The accrual was not material to the Company’s results of operations and was adequate to provide for the lump sum payment to the plaintiffs.

      The contractual rights to use the name El Pollo Loco and certain related trademarks and intellectual property in Mexico were assigned to EPL in 1996, pursuant to an agreement between EPL and EPL-Mexico, S.A. de C.V., a company controlled by Jose Francisco Ochoa, the founder of the first El Pollo Loco restaurant in Mexico and the United States. As consideration for the assignment of such rights, EPL agreed, subject to the terms and conditions of the agreement, to use commercially reasonable efforts to develop a minimum number of restaurants in Mexico by February 2006 and to pay certain fees for each such restaurant that EPL develops. On March 31, 2004, EPL-Mexico filed suit against EPL in state court in Laredo, Texas alleging, among other things, that EPL breached its agreement with EPL-Mexico by failing to exploit the trademarks and develop new restaurants in Mexico and claiming that the right to use the name El Pollo Loco in Mexico should revert to EPL-Mexico. EPL-Mexico also initiated an “amparo’’ proceeding, which is an administrative challenge under Mexican law, to EPL’s ownership of the trademarks before the Mexican Intellectual Property Institute. This proceeding was resolved in favor of EPL by Mexico’s Supreme Court of Justice of the Nation. EPL successfully removed the Texas action to federal court and EPL has filed a counterclaim against EPL-Mexico to defend its rights to the trademarks in Mexico. The Company believes that EPL-Mexico’s claims are without merit and that, based on the rights we possess pursuant to the agreement, EPL possesses adequate legal and contractual rights to use the intellectual property in question in Mexico. However, failure to prevail in this action could result in the loss of EPL’s ownership in Mexico of the El Pollo Loco trademarks and intellectual property at issue, which could affect the EPL brand in the United States and elsewhere.

      The Company is also involved in various other claims and legal actions that arise in the ordinary course of business. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company’s financial position, results of operations, liquidity and capital resources. A significant increase in the number of these claims or

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

an increase in amounts owing under successful claims could materially adversely affect the Company’s business, financial condition, results of operation and cash flows.

6. PREDECESSOR DEBT

      In December 2003, EPL issued the 2009 Notes, consisting of $110.0 million of senior secured notes accruing interest at 9.25% per annum, due 2009. In March 2004, Intermediate issued the 2010 Notes, consisting of $70.0 million in aggregate principal amount at maturity of 12 1⁄2% senior discount notes due 2010. In October 2005, EPL and Intermediate commenced tender offers to purchase all outstanding 2009 Notes and 2010 Notes (collectively, the “Notes”), respectively; concurrently, EPL and Intermediate solicited consents to amend the indentures governing the Notes to eliminate substantially all of the restrictive covenants and certain events of default and to modify other provisions contained in the indentures. As of June 30, 2006, all of the Notes, with the exception of $250,000 of 2009 Notes, have been purchased. In connection therewith, substantially all of the restrictive covenants and events of default in the related indentures have been eliminated.

      The Predecessor’s notes payable, which consisted of approximately $7.3 million due to SunTrust Bank (“SunTrust”) at December 29, 2004, were repaid in 2005. SunTrust continues to be the issuing bank with respect to certain of the Company’s letters of credit totaling $37,000.

7. SENIOR UNSECURED NOTES PAYABLE

      On November 18, 2005, EPL Finance issued the 2013 Notes, consisting of $125.0 million aggregate principal amount of 11 3⁄4% senior notes due 2013 in a private placement. Interest is payable in May and November beginning May 15, 2006. The 2013 Notes are unsecured, are guaranteed by Intermediate, and may be redeemed, at the discretion of the issuer, after November 15, 2009.

      EPL Finance merged with and into EPL, with EPL surviving the merger and assuming EPL Finance’s obligations under the 2013 Notes and the related indenture. The indenture contains certain provisions which may prohibit EPL’s ability to incur additional indebtedness, sell assets, engage in transactions with affiliates, and issue or sell preferred stock, among other items.

      In connection with the issuance of the 2013 Notes, EPL filed a registration statement in April 2006, enabling holders to exchange the privately placed 2013 Notes for publicly registered notes with, subject to limited exceptions, identical terms.

      EPL incurred direct costs in connection with this offering. These costs have been capitalized and are included in other assets in the accompanying balance sheets. The Company used the proceeds from the 2013 Notes to purchase substantially all of the outstanding 2009 Notes.

      On May 15, 2006, EPL, our wholly owned subsidiary, commenced a tender offer to purchase for cash all of the outstanding 2013 Notes and we solicited consents to amend the indenture governing the 2013 Notes to remove substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indenture. The tender offer and consent solicitation for the 2013 Notes are conditioned upon the completion of the initial public offering. (See Note 12)

      As a holding company, the stock of EPL constitutes Intermediate’s only material asset. Consequently, EPL conducts all of Intermediate’s consolidated operations and owns substantially all of its consolidated operating assets. Intermediate’s principal source of the cash required to pay its obligations is the cash that EPL generates from its operations. EPL is a separate and distinct legal entity, has no obligation to make funds available to Intermediate, and the 2013 Notes and the 2014 Notes (see Note 9) have restrictions that limit distributions or dividends to be paid by EPL to Intermediate. Conditions that would allow for distributions or dividends to be made include compliance with a Fixed Charge Coverage Ratio test (as defined in the indenture governing the

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2013 Notes) and cash received from the proceeds of new equity contributions. As of June 30, 2006, we are restricted from incurring additional indebtedness, as EPL does not currently meet the fixed charge coverage ratio. There are also some allowed distributions, payments and dividends for other specific events. Distributions, dividends or investments would also be limited to 50% of consolidated net income under certain circumstances.

8. NOTES PAYABLE TO MERRILL LYNCH, BANK OF AMERICA, ET AL AND REVOLVING CREDIT FACILITY

      On November 18, 2005, EPL entered into senior secured credit facilities (the “Credit Facility”) with Intermediate, as parent guarantor, Merrill Lynch Capital Corporation, as administrative agent, the other agents identified therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A., as lead arrangers and book managers, and a syndicate of financial institutions and institutional lenders. The Credit Facility provides for a $104.5 million term loan and $25.0 million in revolving availability. Of this senior secured revolving credit facility, EPL drew down $2.8 million and issued $8.1 million of letters of credit to replace existing letters of credit. Future principal payments under the new term loan at June 30, 2006 are as follows (in thousands).

Year Ending December 31
2006 (July 1st–December 31st)	$523
2007	1,045
2008	1,045
2009	1,045
2010	1,045
Thereafter	99,275

$103,978

      The Credit Facility bears interest, payable quarterly, at a Base Rate or LIBOR, at EPL’s option, plus an applicable margin. The applicable margin is based on EPL’s financial performance, as defined. The applicable margin rate was 3.00% with respect to LIBOR and 2.00% with respect to Base Rate advances and thereafter ranges from: 2.75% to 2.25% with respect to LIBOR advances and 1.75% to 1.25% with respect to Base Rate advances. The effective rate at June 30, 2006 was 8.22%. The Credit Facility is secured by a first-priority pledge by Holdings of all of the outstanding stock of the Company, a first priority pledge by the Company of all of EPL’s outstanding stock and a first priority security interest in substantially all of EPL’s tangible and intangible assets. In addition, the Credit Facility is guaranteed by the Company and Holdings. The Credit Facility matures on November 18, 2011. At June 30, 2006, we had outstanding letters of credit totaling $7.5 million, which served as collateral for our various workers’ compensation insurance programs.

9. PIK NOTES (2014 NOTES)

      On November 18, 2005, Intermediate Finance issued the 2014 Notes in a private placement. Intermediate Finance merged with and into Intermediate, with Intermediate surviving the merger and assuming Intermediate Finance’s obligations under the notes and the related indenture. The indenture restricts the ability of Intermediate and its subsidiaries to incur additional indebtedness, sell assets, engage in transactions with affiliates, and issue or sell preferred stock, among other items. The indenture also limits the ability of EPL or other subsidiaries to make dividend or other payments to Intermediate and for Intermediate to make payments to Holdings (see Note 7).

      At June 30, 2006, the Company had $24.5 million outstanding in aggregate principal amount of the 2014 Notes. No cash interest will accrue on the 2014 Notes prior to November 15, 2009.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Instead, the principal value of the 2014 Notes will increase (representing accretion of original issue discount) from the date of original issuance until but not including November 15, 2009 at a rate of 14 1⁄2% per annum compounded annually, so that the accreted value of the 2014 Notes on November 15, 2009 will be equal to the full principal amount of $39.3 million at maturity. Beginning on November 15, 2009, cash interest will accrue on the 2014 Notes at an annual rate of 14 1⁄2% per annum payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2010. Principal is due on November 15, 2014.

      The 2014 Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries. The 2014 Notes are unsecured and are not guaranteed. If any of the 2014 Notes are outstanding at May 15, 2011, the Company is required to redeem for cash a portion of each note then outstanding at 104.5% of the accreted value of such portion of such note, plus accrued and unpaid interest. Additionally, the Company may, at its discretion, redeem any or all of the 2014 Notes, subject to certain provisions.

      In connection with the issuance of the 2014 notes, the Company agreed to file a registration statement within 150 days after the issuance of the 2014 Notes, enabling holders to exchange the privately placed 2014 Notes for publicly registered notes with, subject to limited exceptions, identical terms. The Company filed such registration statement on April 14, 2006.

      Intermediate incurred direct costs in connection with this offering. These costs have been capitalized and are included in other assets in the accompanying balance sheets.

      On May 15, 2006, the Company commenced a tender offer to purchase for cash all of the outstanding 2014 Notes and we solicited consents to amend the indenture governing the 2014 Notes to remove substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indenture. The tender offer and consent solicitation for the 2014 Notes are conditioned upon the completion of the initial public offering. (See Note 12)

10. INCOME TAXES

      The Company’s taxable income or loss is included in the consolidated federal and state income tax returns of Holdings. The Company records its provision for income taxes based on its separate stand-alone operating results using the asset and liability method. The Company recorded a provision for income taxes of $0.8 million for each of the 26-week periods ended June 30, 2005 and June 30, 2006. The effective tax rates for the 26 weeks ended June 30, 2005 and 2006, were 35.1% and 39.0%, respectively.

11. NEW ACCOUNTING PRONOUNCEMENTS

      In July 2006, the FASB issued Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The disclosure of this cumulative effect of the change on retained earnings in the statement of financial position is required only in the year of adoption. The Company has not yet determined the impact, if any, of adopting the provisions of FIN 48 on its financial position, results of operations and liquidity.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      In October 2005, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position (“FSP”) 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. FSP 13-1 applies to reporting periods beginning after December 15, 2005. Retrospective application in accordance with FASB SFAS No. 154 “Accounting Changes and Error Corrections”, is permitted but not required. The adoption of FSP 13-1 did not have a significant impact on its financial position or results of operations.

      In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination. This EITF addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. This EITF is effective for leasehold improvements that are purchased or acquired after June 30, 2005. The adoption of this EITF did not have a material impact on the Company’s consolidated results of operations or financial position.

      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, and that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not currently believe that the adoption of SFAS No. 154 will have a significant impact on its financial position or results of operations.

      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 was not material to the Company’s financial statements for any of the years or periods presented.

      In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires that companies recognize compensation expense equal to the fair value of stock options or other share-based payments. The standard was effective for the Company beginning with the first quarter of fiscal 2006. Because the Company used the minimum value method for its pro forma disclosures under SFAS 123, the Company applied SFAS 123(R) prospectively to newly issued stock options. Existing options will continue to be accounted for in accordance with APB Opinion No. 25 unless such options are modified, repurchased or cancelled after the effective date. The Company’s net income is reduced as a result of the recognition of the fair value of all newly issued stock options, which is contingent upon the number of future options granted and other variables.

EL POLLO LOCO HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. UNAUDITED PRO FORMA INFORMATION

      The pro forma balance sheet as of June 28, 2006 reflects (i) the accrual to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services provided in connection with the initial public offering (ii) the recording of a deferred tax asset of $1.0 million related to the $2.5 million termination fee computed using an effective tax rate of 40%, and (iii) an adjustment to the number of shares outstanding to reflect the conversion of CAC shares into shares of the Company in connection with the merger.

      Pro forma basic income per share is computed by dividing net income by the weighted-average number of pro forma common shares outstanding during the period. The weighted-average number of common shares was determined on a pro forma basis assuming the following occurred on the first day of the period: (i) the conversion of shares of CAC common stock and options to purchase shares of CAC common stock into shares of the Company's common stock and options to purchase shares of the Company's common stock, (ii) the termination of unvested options to purchase shares of the Company's common stock in exchange for shares of nonvested stock of the Company and (iii) the issuance of             shares in the Company's initial public offering of common stock whose proceeds will be utilized to fund payments to Trimaran Fund Management in the amount of $2.5 million to terminate the management agreement and $1.5 million for advisory services provided in connection with the initial public offering.

      Pro forma diluted net income per share gives effect to all potentially dilutive securities. The number of anti-dilutive options excluded from the pro forma diluted income per share calculation for the thirteen weeks ended June 28, 2006 was            . Pro forma basic and diluted weighted-average shares outstanding was computed as follows:

26 Weeks Ended June 28, 2006
Historical common shares outstanding
Pro forma shares issued for the conversion of shares
Pro forma shares issued to fund payments to Trimaran
Total pro forma weighted-average shares outstanding—Basic
Add common stock equivalents:
Options
Total pro forma weighted-average shares outstanding—Diluted

              Shares

El Pollo Loco Holdings, Inc.

Common Stock

PROSPECTUS

         , 2006

Banc of America Securities LLC

Merrill Lynch & Co.

Goldman, Sachs & Co.

Piper Jaffray

RBC Capital Markets

      Until        , 2006, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc., or NASD, filing fee.

Amount To Be Paid
SEC registration fee		$14,445
NASD filing fee		14,000
Nasdaq National Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

      We are a Delaware corporation. Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      Article IV of our by-laws provide that the corporation shall indemnify each director and officer of the corporation to the fullest extent permitted by the laws of Delaware.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us since January 1, 2003 which were not registered under the Securities Act.

(a) Issuances and sales of common stock.

      In connection with our acquisition by CAC in 2005, CAC acquired all of our outstanding 1,033,948 shares of common stock at a price per share of $204.19 for an equity purchase price of approximately $211.0 million.

      At the same time, CAC was capitalized with approximately 1.8 million shares which were issued to Trimaran for $155.5 million, which equates to a per share purchase price of $86.43 per share. Additionally, management and other contributing investors contributed $16.8 million for a total equity contribution of $172.3 million.

      No underwriters were involved in the foregoing sales of securities. The sales of common stock described in the preceding paragraph were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for transactions by an issuer not involving a public offering. We did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to “accredited investors” within the meaning of Rule 501 of Regulation D and a limited number of sophisticated investors. Each purchaser represented to us that the purchaser had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

(b) Issuances and sales of notes by EPL Intermediate, Inc. and El Pollo Loco, Inc.

      In connection with our acquisition by CAC in 2005, on November 18, 2005, our directly owned subsidiary, EPL Intermediate, Inc., and our indirectly owned subsidiary, El Pollo Loco, Inc., issued and sold $39.3 million aggregate principal amount at maturity of 14 1⁄2% Senior Discount Notes due 2014 (the “2014 Notes”) and $125.0 million aggregate principal amount of 11 3⁄4% Senior Notes due 2013 (the “2013 Notes”), respectively.

      The initial purchasers of the 2013 Notes and the 2014 Notes were Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC. The 2013 Notes and the 2014 Notes were offered only to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The discounts that the initial purchasers received on the 2013 Notes and 2014 Notes were $3,125,000 and $562,984, respectively.

      The initial purchasers of the 2013 Notes and the 2014 Notes represented to us that they were “qualified institutional buyers” as defined in Rule 144A and that their purchase was for the account of qualified institutional buyers and not with a view to or for sale in connection with any public distribution thereof. All initial purchasers of the 2013 Notes and the 2014 Notes received offering memorandums and are believed to have had adequate information about the issuance of the 2013 Notes and 2014 Notes.

(c) Stock option grants.

      In 2003, we issued to certain of our employees an aggregate of 7,500 options to purchase shares of our common stock at an average exercise price of $27.79 per share.

      In 2004, we issued to certain of our employees an aggregate of 7,500 options to purchase shares of our common stock at an average exercise price of $47.30 per share. We also issued an aggregate of 23,903 shares of our common stock to certain of our employees pursuant to the exercise of stock options for an aggregate consideration of $197,678.

      In the Predecessor period December 30, 2004 to November 17, 2005, we issued to certain of our employees an aggregate of 1,250 options to purchase shares of our common stock at an average exercise price of $36.56 per share. We also issued an aggregate of 2,500 shares of our common stock to certain of our employees pursuant to the exercise of stock options for an aggregate consideration of $28,175. In the Successor period November 18, 2005 to December 28, 2005, we issued to certain of our employees an aggregate of 195,773 options to purchase shares of our common stock at an average exercise price of $86.43 per share. There were not exercises of stock options in the Successor period.

      The stock option grants described in this paragraph (b) of Item 15 were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedule.

(a) Exhibits

Exhibit No.		Description
*1	.1	Underwriting Agreement, dated as of 2006, between El Pollo Loco Holdings, Inc. and Banc of America Securities LLC, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.
2.1		Stock Purchase Agreement, dated as of September 27, 2005, among Chicken Acquisition Corp., EPL Holdings, Inc., EPL Intermediate, Inc., El Pollo Loco, Inc., the equityholders of EPL Holdings, Inc. listed on a schedule thereto (collectively, the “Sellers”), and American Securities Capital Partners, L.P., as representative of the Sellers (incorporated by reference herein to EPL Intermediate, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2005, File No. 333-115644).
*3	.1	Amended and Restated Certificate of Incorporation of El Pollo Loco Holdings, Inc.
*3	.2	Amended and Restated By-laws of El Pollo Loco Holdings, Inc.
*5	.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1		Employment Agreement, dated September 27, 2005, between El Pollo Loco, Inc. and Stephen E. Carley (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.2		Employment Agreement, dated September 27, 2005, between El Pollo Loco, Inc. and Joseph Stein (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.3		Amendment No. 1 to Stein Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Joseph Stein (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.4		Employment Agreement, dated November 1, 2005, between El Pollo Loco, Inc. and Brian Berkhausen (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.5		Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Karen Eadon (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.6		Employment Agreement, dated September 30, 2005, as amended October 10, 2005, between El Pollo Loco, Inc. and Pamela Milner (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.7		Amendment No. 1 to Milner Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Pamela Milner (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.8		Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Jeanne Scott (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.9		Employment Agreement, dated January 9, 2006, between El Pollo Loco, Inc. and Stephen Sather (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).

Exhibit No.		Description
10.10		Form of Exchange Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.11		Amendment No. 1 to Form of Exchange Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.12		Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.13		Amendment No. 1 to Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.14		Amendment No. 2 to Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10	.15a	Stockholders Agreement, dated November 18, 2005, among Chicken Acquisition Corp., Trimaran Pollo Partners, L.L.C. and certain other stockholders named therein (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
*10	.15b	Amended and Restated Stockholders Agreement, dated , among Chicken Acquisition Corp., Trimaran Pollo Partners L.L.C. and certain other stockholders named therein.
10.16		First Amended and Restated Limited Liability Company Operating Agreement of Trimaran Pollo Partners, L.L.C., dated November 18, 2005, among affiliates of Trimaran Fund Management, L.L.C. and certain other third party investors (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.17		Second Amended and Restated Limited Liability Company Operating Agreement of Trimaran Pollo Partners, L.L.C., dated March 8, 2006, among affiliates of Trimaran Fund Management, L.L.C. and certain other third party investors (incorporated by reference herein to EPL Intermediate, Inc.’s Registration Statement on Form S-4, File No. 333-133318).
10.18		Monitoring and Management Services Agreement, dated November 18, 2005, between Chicken Acquisition Corp. and Trimaran Fund Management, L.L.C. (incorporated by reference herein to EPL Intermediate, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.19		Credit Agreement, dated November 18, 2005, among El Pollo Loco, Inc., EPL Intermediate, Inc., Merrill Lynch Capital Corporation, Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIT Lending Services Corporation and the other lenders party thereto (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.20		Security Agreement, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).

Exhibit No.		Description
10.21		Securities Pledge Agreement, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.22		Guaranty, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.23		Form of Non-Qualified Stock Option Agreement for directors with Chicken Acquisition Corp. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.24		Form of Non-Qualified Stock Option Agreement for officers with Chicken Acquisition Corp. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.25		Chicken Acquisition Corp. 2005 Stock Option Plan (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.26		Letter Agreement, dated February 23, 2005, between Gold Kist Inc. and El Pollo Loco, Inc. (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
10.27		Letter Agreement, dated February 15, 2005, between Pilgrims Pride Corporation and El Pollo Loco, Inc. (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
10.28		Amendment to Letter Agreement, dated January 21, 2006, between Gold Kist Inc. and El Pollo Loco, Inc. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.29		Amendment to Letter Agreement, dated January 11, 2006, between Pilgrims Pride Corporation and El Pollo Loco, Inc. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
**10	.30	Form of Franchise Development Agreement.
10.31		Form of Franchise Agreement (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
**21	.1	Subsidiaries of El Pollo Loco Holdings, Inc.
23.1		Consent of Deloitte & Touche LLP.
*23	.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
**24	.1	Power of Attorney.
**99	.1	Consent of Nation's Restaurant News.
**99	.2	Consent of Restaurant Trends.
**99	.3	Consent of National Restaurant Association.

 * To be filed by amendment.

** Previously filed

(b) Financial Statement Schedule

      Financial schedule filed as part of this Registration Statement:

      1. Schedule I—Condensed Financial Information of Registrant.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

EL POLLO LOCO HOLDINGS, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	Predecessor	Successor
	December 29, 2004	December 28, 2005
Assets
Current assets	$286	$—
Investment in wholly owned subsidiary	—	171,691
Other assets	24	22

Total assets	$310	$171,713

Liabilities and stockholders' equity (deficiency)
Current liabilities	$242	$22
Liability of wholly owned subsidiary	38,875	—

Total liabilities	39,117	22

Stockholders' equity (deficiency):
Common stock	103	81
Additional paid-in-capital	24,692	172,198
Accumulated deficit	(63,602)	(588)

Stockholders' equity (deficiency)	(38,807)	171,691

Total liabilities and stockholders' equity (deficiency)	$310	$171,713

See notes to condensed consolidated financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Predecessor			Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005	November 18, 2005 to December 28, 2005
Net revenues	$—	$—	$—	$—
General and administrative expenses	11	(38)	16	—

Operating income (loss)	(11)	38	(16)	—

Equity in net income (loss) of subsidiary	7,370	1,315	(11,193)	(588)

Net income (loss)	7,359	1,353	(11,209)	(588)
Settlement of interest rate swap agreement, net of income taxes of $289	433	—	—	—

Comprehensive income (loss)	$7,792	$1,353	$(11,209)	$(588)

See notes to condensed financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Predecessor			Successor
	December 31, 2003	December 29, 2004	December 30, 2004 to November 17, 2005	November 18 to December 28, 2005
Net cash used in operating activities	$(51)	$(81)	$(307)	$—

Net cash provided by investing activities	—	—	—	—

Proceeds from issuance of common stock	123	198	27	—
Dividend received from Intermediate Inc.	49,899	37,000	—	—
Distribution to Stockholders	(49,899)	(37,000)	—	—

Net cash provided by financing activities	123	198	27	—

Increase (decrease) in cash and cash equivalents	$72	$117	$(280)	$—

See notes to condensed consolidated financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

      El Pollo Loco Holdings, Inc. (the “Company” or “Holdings”) is a holding company, the principal asset of which consists of all the outstanding stock of EPL Intermediate, Inc. (“Intermediate”), our wholly owned subsidiary. Intermediate is also a holding company, whose principal asset consists of the stock of El Pollo Loco, Inc., its wholly owned subsidiary. In the accompanying parent-company-only financial statements, our investment in Intermediate is stated at cost plus equity in undistributed earnings (losses) of Intermediate. Our share of net income (loss) of Intermediate is included in the condensed statements of operations using the equity method. These parent-company-only financial statements should be read in conjunction with our consolidated financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

EL POLLO LOCO HOLDINGS, INC.
CONDENSED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)

Successor
June 28, 2006
Assets
Current assets	$—
Investment in wholly owned subsidiary	173,296
Other assets	22

Total assets	$173,318

Liabilities and stockholders' equity
Current liabilities	$29
Liability of wholly owned subsidiary	—

Total liabilities	29

Stockholders' equity
Common Stock	81
Additional paid-in-capital	172,547
Retained earnings	661

Stockholders' equity	173,289

Total liabilities and stockholders' equity	$173,318

See notes to condensed financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands)

	Predecessor	Successor
	June 29, 2005	June 28, 2006
Net revenues	$—	$—
General and administrative expenses	8	7

Operating loss	(8)	(7)

Equity in net income of subsidiary	1,561	1,256

Net income	$1,553	$1,249

See notes to condensed financial statements.

EL POLLO LOCO HOLDINGS, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Predecessor	Successor
	June 29, 2005	June 28, 2006
Net cash used in operating activities	6	—

Net cash provided by investing activities	—	—

Net cash provided by financing activities	10	—

Increase in cash and cash equivalents	$16	$—

See notes to condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

      El Pollo Loco Holdings, Inc. (the “Company” or “Holdings”) is a holding company, the principal asset of which consists of all the outstanding stock of EPL Intermediate, Inc. (“Intermediate”), our wholly owned subsidiary. Intermediate is also a holding company, whose principal asset consists of the stock of El Pollo Loco, Inc., its wholly owned subsidiary. In the accompanying parent-company-only financial statements, our investment in Intermediate is stated at cost plus equity in undistributed earnings (losses) of Intermediate. Our share of net income of Intermediate is included in the condensed statements of income using the equity method. These parent-company-only financial statements should be read in conjunction with our consolidated financial statements.

Item 17. Undertakings.

(1)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(2)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(3)	The undersigned registrant hereby undertakes that:
(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 11, 2006.

EL POLLO LOCO HOLDINGS, INC.

By: *
Name: Stephen E. Carley Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date
* Stephen E. Carley	President, Chief Executive Officer and Director (Principal executive officer)	September 11, 2006
* Joseph N. Stein	Senior Vice President, Chief Financial Officer and Treasurer (Principal financial officer and principal accounting officer)	September 11, 2006
* Steven A. Flyer	Director	September 11, 2006
* David L. Benyaminy	Director	September 11, 2006
* Andrew R. Heyer	Director	September 11, 2006
* Dean C. Kehler	Director	September 11, 2006
* Glenn B. Kaufman	Director	September 11, 2006
* Dennis J. Lombardi	Director	September 11, 2006
* /s/ PAMELA R. MILNER Attorney-in-fact

EXHIBIT INDEX

(a) Exhibits

Exhibit No.		Description
*1	.1	Underwriting Agreement, dated as of 2006, between El Pollo Loco Holdings, Inc. and Banc of America Securities LLC, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.
2.1		Stock Purchase Agreement, dated as of September 27, 2005, among Chicken Acquisition Corp., EPL Holdings, Inc., EPL Intermediate, Inc., El Pollo Loco, Inc., the equityholders of EPL Holdings, Inc. listed on a schedule thereto (collectively, the “Sellers”), and American Securities Capital Partners, L.P., as representative of the Sellers (incorporated by reference herein to EPL Intermediate, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2005, File No. 333-115644).
*3	.1	Amended and Restated Certificate of Incorporation of El Pollo Loco Holdings, Inc.
*3	.2	Amended and Restated By-laws of El Pollo Loco Holdings, Inc.
*5	.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1		Employment Agreement, dated September 27, 2005, between El Pollo Loco, Inc. and Stephen E. Carley (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.2		Employment Agreement, dated September 27, 2005, between El Pollo Loco, Inc. and Joseph Stein (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.3		Amendment No. 1 to Stein Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Joseph Stein (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.4		Employment Agreement, dated November 1, 2005, between El Pollo Loco, Inc. and Brian Berkhausen (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.5		Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Karen Eadon (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.6		Employment Agreement, dated September 30, 2005, as amended October 10, 2005, between El Pollo Loco, Inc. and Pamela Milner (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.7		Amendment No. 1 to Milner Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Pamela Milner (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.8		Employment Agreement, dated October 10, 2005, between El Pollo Loco, Inc. and Jeanne Scott (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.9		Employment Agreement, dated January 9, 2006, between El Pollo Loco, Inc. and Stephen Sather (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).

Exhibit No.		Description
10.10		Form of Exchange Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.11		Amendment No. 1 to Form of Exchange Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.12		Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.13		Amendment No. 1 to Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.14		Amendment No. 2 to Form of Exchange Stock Option Agreement, entered into between Chicken Acquisition Corp. and certain executive officers (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10	.15a	Stockholders Agreement, dated November 18, 2005, among Chicken Acquisition Corp., Trimaran Pollo Partners, L.L.C. and certain other stockholders named therein (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
*10	.15b	Amended and Restated Stockholders Agreement, dated , among Chicken Acquisition Corp., Trimaran Pollo Partners L.L.C. and certain other stockholders named therein.
10.16		First Amended and Restated Limited Liability Company Operating Agreement of Trimaran Pollo Partners, L.L.C., dated November 18, 2005, among affiliates of Trimaran Fund Management, L.L.C. and certain other third party investors (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.17		Second Amended and Restated Limited Liability Company Operating Agreement of Trimaran Pollo Partners, L.L.C., dated March 8, 2006, among affiliates of Trimaran Fund Management, L.L.C. and certain other third party investors (incorporated by reference herein to EPL Intermediate, Inc.'s Registration Statement on Form S-4, File No. 333-133318).
10.18		Monitoring and Management Services Agreement, dated November 18, 2005, between Chicken Acquisition Corp. and Trimaran Fund Management, L.L.C (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.19		Credit Agreement, dated November 18, 2005, among El Pollo Loco, Inc., EPL Intermediate, Inc., Merrill Lynch Capital Corporation, Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIT Lending Services Corporation and the other lenders party thereto (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).

Exhibit No.		Description
10.20		Security Agreement, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.21		Securities Pledge Agreement, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.22		Guaranty, dated as of November 18, 2005, with Merrill Lynch Capital Corporation (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.23		Form of Non-Qualified Stock Option Agreement for directors with Chicken Acquisition Corp. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.24		Form of Non-Qualified Stock Option Agreement for officers with Chicken Acquisition Corp. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.25		Chicken Acquisition Corp. 2005 Stock Option Plan (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.26		Letter Agreement, dated February 23, 2005, between Gold Kist Inc. and El Pollo Loco, Inc. (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
10.27		Letter Agreement, dated February 15, 2005, between Pilgrims Pride Corporation and El Pollo Loco, Inc. (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
10.28		Amendment to Letter Agreement, dated January 21, 2006, between Gold Kist Inc. and El Pollo Loco, Inc. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
10.29		Amendment to Letter Agreement, dated January 11, 2006, between Pilgrims Pride Corporation and El Pollo Loco, Inc. (incorporated by reference herein to EPL Intermediate, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2005, File No. 333-115644).
**10	.30	Form of Franchise Development Agreement.
10.31		Form of Franchise Agreement (incorporated by reference herein to El Pollo Loco, Inc.'s Registration Statement on Form S-4, File No. 333-115486).
**21	.1	Subsidiaries of El Pollo Loco Holdings, Inc.
23.1		Consent of Deloitte & Touche LLP.
*23	.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
**24	.1	Power of Attorney.
**99	.1	Consent of Nation's Restaurant News.
**99	.2	Consent of Restaurant Trends.
**99	.3	Consent of National Restaurant Association.

 * To be filed by amendment.

** Previously filed.